As filed with the Securities and Exchange Commission on May 3, 2006	Registration No. _____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________________

FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_________________________________

COUGAR BIOTECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	2834	20-2903204
(State or other jurisdiction of	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer
Incorporation or organization)		Identification No.)

	10990 Wilshire Boulevard, Suite 1200 Los Angeles, CA 90024 (310) 943-8040
(Address and telephone number off principal executive offices and principal place of business)

Mr. Alan H. Auerbach
Chief Executive Officer
Cougar Biotechnology, Inc.
10990 Wilshire Boulevard, Suite 1200
Los Angeles, CA 90024
Telephone: (310) 943-8040
Facsimile: (310) 943-8059
 (Name and address of agent for service)

Copies to:
Christopher J. Melsha, Esq.
Ranga Nutakki, Esq.
Maslon Edelman Borman & Brand, LLP
90 South 7th Street, Suite 3300
Minneapolis, Minnesota 55402
Telephone: (612) 672-8200
Facsimile: (612) 642-8343

__________________________________

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement, as shall be determined by the selling stockholders identified herein.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Number of shares to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $.0001 per share	1,054,084	$4.50 (1)	$4,743,378	$507.54
Common stock, par value $.0001 per share	9,486,752	$4.50 (1) (2)	$42,690,384	$4,567.87
Common stock, par value $.0001 per share	222,691	$8.28 (3) (4)	$1,843,881	$197.30
Common stock, par value $.0001 per share	880,344	$4.95 (3) (5)	$4,357,703	$466.27
Total	11,643,871			$5,738.98

(1)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 of the Securities Act based upon a per share amount of $4.50, the negotiated exchange price per share in the merger by which the selling stockholders received the common stock identified herein to be registered. There is currently no trading market for the Registrant’s common stock. The price of $4.50 is a fixed price at which the selling stockholders identified herein may sell their shares until the Registrant’s common stock is quoted on the OTC Bulletin Board, at which time the shares may be sold at prevailing market prices or privately negotiated prices.

(2)	Represents common stock issuable upon conversion of preferred stock.
(3)	Fee based on exercise price applicable to shares issuable upon exercise of warrants in accordance with Rule 457(g).
(4)	Represents shares of Common Stock issuable upon the exercise (at a price of $8.28 per share) of outstanding warrants.
(5)	Represents shares of Common Stock issuable upon the exercise (at a price of $4.95 per share) of outstanding warrants.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is preliminary and incomplete and may be changed. Securities included in the registration statement of which this prospectus is a part may not be sold until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and is not a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

OFFERING PROSPECTUS

Subject to completion, dated May 3, 2006

Cougar Biotechnology, Inc.

11,643,871 Shares
Common Stock

The selling stockholders identified on pages 46 - 53 this prospectus are offering on a resale basis a total of 11,643,871 shares of our common stock, including 9,486,752 shares issuable upon the conversion of preferred stock and 1,103,035 shares issuable upon the exercise of outstanding warrants. We will not receive any proceeds from the sale of these shares by the selling stockholders.

There is not currently, and there has never been, any market for any of our securities. Our securities are not eligible for trading on any national securities exchange, the Nasdaq or other over-the-counter markets, including the Over-the-Counter Bulletin Board®.

________________

The securities offered by this prospectus involve a high degree of risk.
See “Risk Factors” beginning on page 8.
________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined that this prospectus is truthful or complete. A representation to the contrary is a criminal offense.

The date of this Prospectus is _________, 2006.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that is important to you. Accordingly, you are urged to carefully review this prospectus in its entirety, including the risks of investing in our securities discussed under the caption “Risk Factors” and the financial statements and other information that is incorporated by reference into this prospectus before making an investment decision. All references in this prospectus to the “Company,” “we,” “us” and “our” refer to Cougar Biotechnology, Inc.

Company Overview

We are a development stage biopharmaceutical company based in Los Angeles, California that in-licenses and develops novel therapeutics for the treatment of cancer. Our strategy is to license technologies that have previously been tested in clinical trials, enabling us to obtain an initial indication of the drug’s safety and biological activity in humans before committing capital to the drug’s development.

We were incorporated in Delaware in May 2003. On April 3, 2006, we entered into a "reverse merger" transaction whereby SRKP Acquisition Corp., a Delaware Corporation and wholly-owned subsidiary of SRKP 4, Inc., a Delaware corporation, merged with and into us and we became a wholly owned subsidiary of SRKP 4, Inc., which will hereinafter be referred to as SRKP. In accordance with the terms of the merger, our outstanding common stock and preferred stock automatically converted into shares of SRKP common stock and preferred stock, respectively, at a conversion ratio of .38411. Subsequent to the merger, the holders of our capital stock held the same percentage of our capital stock after effectiveness of the merger. On April 6, 2006, we completed a short-form merger with SRKP, whereby we merged with and into SRKP, and changed our name to “Cougar Biotechnology, Inc.”

We currently own the rights to three clinical stage oncology drug candidates. We have attracted a management team, Board of Directors and Scientific Advisory Board experienced in biotechnology, pharmaceuticals and cancer treatment.

CB7630

In April 2004, we licensed the exclusive worldwide rights to CB7630 (abiraterone acetate) from BTG plc. CB7630 is an orally active targeted inhibitor of the steroidal enzyme 17a-hydroxylase/C17,20 lyase, a cytochrome p450 complex that is involved in testosterone production. In preclinical studies, CB7630 has demonstrated the ability to selectively inhibit the target enzyme, reducing levels of testosterone production in both the adrenals and the testes that is believed to stimulate the growth of prostrate cancer cells.

In Phase I trials performed by the Centre for Cancer Therapeutics, Institute of Cancer Research (Sutton, United Kingdom), and Royal Marsden NHS Trust (Sutton, United Kingdom), CB7630 was administered as a single agent to 26 patients with prostate cancer. We believe that the data from these clinical studies indicate that: 1) CB7630, at an oral dose of 800mg, can successfully suppress testosterone levels to the castrate range; 2) CB7630 can suppress testosterone produced by both the testes and the adrenals; and 3) CB7630 is well tolerated with an acceptable toxicity profile. The results from these Phase I studies of CB7630 were published in the British Journal of Cancer in June 2004.

In December 2005, we initiated a Phase I/II trial of CB7630 for the treatment of advanced prostate cancer. The Phase I/II trial is being conducted at The Institute of Cancer Research, in the Cancer Research UK Centre for Cancer Therapeutics, and at The Royal Marsden Hospital in the United Kingdom. The Phase I/II study is an open label, dose escalating study to evaluate the safety and efficacy of CB7630 administered daily to patients with chemotherapy-naïve hormone refractory prostate cancer with a rising prostate specific antigen, or PSA, despite hormonal therapy.

In addition, in February 2006, we announced that our Investigational New Drug Application for CB7630 had been approved by the US Food and Drug Administration. We anticipate that a Phase I trial of CB7630 as a second line hormonal agent for advanced prostate cancer patients that have failed treatment with first line hormone therapy will be initiated in the first half of 2006.

The Company is planning additional clinical studies relating to CB7630.

CB3304

In March 2004, we licensed the exclusive worldwide rights to CB3304 (noscapine), an orally active alkaloid derived from opium. Preclinical studies have demonstrated that CB3304 has anti-tumor activity and acts as a tubulin inhibitor. Therefore, we believe that CB3304 has potential applications in the treatment of a number of different tumor types where tubulin inhibitors are known to have activity. These tumor types include, but are not limited to, non-Hodgkin’s lymphoma, multiple myeloma, breast cancer, lung cancer, ovarian cancer and prostate cancer.

In December 2005, we announced positive interim data from an ongoing investor sponsored Phase I trial of CB3304 in patients with relapsed or refractory non-Hodgkin’s lymphoma. The trial is an open label dose escalating study, being conducted at the University of Southern California Norris Comprehensive Cancer Center, where cohorts of patients with relapsed/refractory non-Hodgkin’s lymphoma, or NHL, or chronic lymphocytic leukemia, which is referred to as CLL or SLL, were treated at one of three different dose levels involving total daily doses of 1 g, 2 g, and 3 g per day. At each dose level, noscapine was administered orally on a three times a day schedule for 49 days. In the trial, responses for NHL patients were evaluated using the International Working Group Response Criteria for NHL and responses for CLL patients were evaluated using the NCI Working Group criteria. For both NHL and CLL patients, toxicity was graded according to the NCI common toxicity criteria.

At this interim analysis, 12 patients with a median age of 65 years (range 38-71) have been accrued. Four subjects had CLL/SLL, 2 had mantle cell lymphoma, one had follicular grade III lymphoma, 4 had diffuse large cell lymphoma, or DLC, and one had lymphoplasmacytic low grade lymphoma. These interim results suggest:

•
Of the 10 patients that are evaluable for response, one patient with follicular grade III disease has had a partial response. This patient initially demonstrated stabilization of their disease for a period of approximately four years before achieving a partial response. In addition, two patients, one with mantle cell lymphoma and one with DLC have demonstrated stable disease of duration 30 days and 77 days, respectively.

•	CB3304 has been well tolerated, with no grade 3 or 4 hematological toxicities. One grade 3 neurotoxicity consisting of depressed level of consciousness was experienced at the 3 gram dose level.

•	A larger study of noscapine is warranted to evaluate the efficacy of the compound in patients with lymphoma.

In December 2005, we also announced results from preclinical experiments that we believe demonstrate the effectiveness of CB3304 for the treatment of NHL and multiple myeloma and that warrant our continued development of the drug in hematological malignancies. The preclinical studies demonstrate that CB3304 exhibits potent antitumor activity against NHL and myeloma in vitro, as well as in vivo in xenograft models. More specifically, the in vitro studies demonstrated that following exposure to CB3304, the OPM2 (multiple myeloma), H9 (T cell lymphoma) and RL (B cell lymphoma) tumor cell lines exhibited an IC50 of approximately 30 nM, 700 nM, and 500 nM for the OPM2, H9 and RL lines, respectively. Treatment with noscapine resulted in the induction of apoptosis in each of the cell lines tested. Additionally, in vivo studies demonstrated that in xenograft models, daily administration of noscapine resulted in tumor growth delays of between 30-80% of the control tumor volumes.

Due to the results of these preclinical studies, we amended the protocol for the ongoing Phase I trial of CB3304 in order to allow multiple myeloma patients to be enrolled in the trial in addition to NHL patients.

CB1089

In June 2005, we exclusively licensed the worldwide rights to CB1089 (seocalcitol), a synthetic vitamin D analog. In prostate cancer, clinical studies of a metabolite of vitamin D (calcitriol) given in combination with chemotherapy suggested that patients that received the combination of calcitriol plus chemotherapy had an improvement in their survival over the patients that received chemotherapy plus placebo without an increase in the toxicity of the chemotherapy. Preclinical studies in prostate cancer have shown that CB1089 is a more potent anti-cancer drug than calcitriol, which may result in better efficacy when used in combination therapy to treat prostrate cancer as opposed to calcitriol. We anticipate beginning clinical trials of CB1089 in prostate cancer in the second half of 2006.

Our executive offices are located at 10990 Wilshire Boulevard, Suite 1200, Los Angeles, California 90024. Our telephone number is (310) 943-8040. Our website is www.cougarbiotechnology.com. None of the information on our internet site is part of this prospectus.

Recent Developments

Reverse Merger

Pursuant to an Agreement and Plan of Merger dated February 17, 2006, which will be referred to herein as the “Merger Agreement”, by and among us, SRKP and SRKP Acquisition Corp., SRKP Acquisition Corp. merged with and into us, and we survived as a wholly-owned subsidiary of SRKP. This transaction is referred to throughout this prospectus as the “Merger.” The Merger was effective as of April 3, 2006. In consideration for their shares of our pre-Merger capital stock, and in accordance with the Merger Agreement, our stockholders received an aggregate of 4,607,105 shares of SRKP common stock and 9,486,752 shares of SRKP's newly designated Series A Preferred Stock. Upon completion of the Merger and the Redemption (as defined below), our stockholders held 100% of SRKP capital stock. In addition, we assumed all of the rights and obligations relating to all other securities convertible into and exercisable for shares of pre-Merger Cougar capital stock outstanding immediately prior to the Merger, which constitute, on a fully-diluted basis, the rights to acquire an aggregate 2,327,299 shares of SRKP common stock.

Except as otherwise noted, all share and per share data in this prospectus (other than in our financial statements) have been adjusted to give effect to the conversions effected as part of the Merger.

As a condition to the Merger, we entered into an Indemnity Agreement dated April 3, 2006 with our former officers and directors, pursuant to which we agreed to indemnify such former officers and directors for actions taken by such officers and directors in their official capacities relating to the consideration, approval and consummation of the Merger.

On April 6, 2006, we changed our name from SRKP 4, Inc. to “Cougar Biotechnology, Inc.” The parent-subsidiary merger and name change became effective on April 6, 2006.

Redemption Agreement

Contemporaneously with the closing of the Merger, pursuant to the terms of a Redemption Agreement dated February 27, 2006 by and among SRKP and its then-current stockholders, SRKP completed a redemption of an aggregate of 2,700,000 shares of common stock (the “Redemption”) from its former stockholders in consideration of an aggregate of $200,000 less (i) the aggregate amount of fees, costs and expenses of our attorneys, accountants and other service providers incurred by SRKP on or prior to the effective time (“Professional Fees”) and (ii) an aggregate of $12,500 to be paid to such former stockholders on a pro rata basis in satisfaction of an outstanding obligation of SRKP to such former stockholders. The 2,700,000 shares constituted all of the issued and outstanding shares of SRKP’s capital stock, on a fully-diluted basis, immediately prior to the Merger.

Private Placement Offering

Immediately prior to our reverse acquisition of SRKP, we completed a private placement offering of 22,919,075 Units, each Unit constituting 0.9 shares of Cougar preferred stock and 0.1 Cougar common stock, in consideration of gross proceeds of $39,650,000. As adjusted pursuant to the Merger, we issued 7,922,998 shares of our newly designated Series A Preferred Stock and 880,334 shares of our common stock to investors in the offering. We paid placement fees of approximately $2,775,500, accountable expenses of up to an aggregate of $150,000 and issued warrants to purchase an aggregate of 880,345 shares of our common stock at an exercise price of $4.95 per share to placement agents in the offering. Paramount BioCapital, Inc. (“Paramount”), of which Lindsay A. Rosenwald, M.D., a director of the Company, serves as Chairman and Chief Executive Officer, and which is an affiliate of Horizon BioMedical Ventures, LLC, of which Dr. Rosenwald is the managing member and which is a substantial stockholder of the Company, and Cowen & Co. (“Cowen”) acted as placement agents in the offering.

Additionally, we converted the aggregate principal balance of $6,145,120, together with accrued and unpaid interest of approximately $90,000 thereon, of a series of 5% senior convertible notes that we originally issued in November 2005 and January 2006 into 3,603,568 Units under the same terms as provided in the offering referenced above. As adjusted pursuant to the Merger, we issued an additional 1,245,746 shares of our preferred stock and 138,416 shares of our common stock to the former holders of such convertible notes.

We also issued Units, under the same terms and conditions as provided in the offering referenced above, to a trust established for the benefit of the family of one of the directors of the Company for approximately $600,000, and converted an aggregate of $950,000 of notes, together with interest thereon, issued to five individuals, one of whom is a director of the Company. As adjusted pursuant to the Merger, we issued an aggregate of 318,008 shares of our preferred stock and 35,334 shares of our common stock to these persons.

Changes in Board of Directors

At the effective time of the Merger, our board of directors was reconstituted by the appointment of Arie Belldegrun, M.D., Lindsay A. Rosenwald, M.D., Alan H. Auerbach, David M. Tanen and Harold J. Meyers as directors (all of whom were directors of Cougar immediately prior to the Merger), and the resignations of Richard A. Rappaport and Anthony C. Pintsopoulos from their roles as directors. On April 15, 2006, David M. Tanen, who served as our director since inception, tendered his resignation from the board. We have not named a replacement to the board at this time.

Pursuant to the offering, Cougar entered into an agreement with a certain investor in the offering whereby it agreed to increase the number of directors to serve on our board by two members, and to elect to the board two additional directors selected by the Company from a list of candidates named by such investor. We anticipate naming these two directors during 2006.

Risk Factors

For a discussion of some of the risks you should consider before purchasing shares of our common stock, you are urged to carefully review and consider the section entitled “Risk Factors” beginning on page 8 of this prospectus.

The Offering

The selling stockholders identified on pages 45-52 of this prospectus are offering on a resale basis a total of 11,643,871 shares of our common stock, of which 9,486,752 shares are issuable upon conversion of preferred stock and 1,103,035 shares are issuable upon exercise of outstanding warrants.

Common stock offered	11,643,871 shares

Common stock outstanding before the offering(1)	4,607,105 shares

Common stock outstanding after the offering(2)	15,196,892 shares

(1)
Based on the number of shares outstanding as of May 1, 2006, not including 9,486,752 shares issuable upon conversion of preferred stock and 2,327,299 shares issuable upon exercise of various warrants and options to purchase common stock.

(2)	Assumes the issuance of all shares offered hereby that are issuable upon conversion of preferred stock and exercise of warrants.

RISK FACTORS

An investment in our common stock is very risky. You may lose the entire amount of your investment. Prior to making an investment decision, you should carefully review this entire prospectus and consider the following risk factors:

Risks Relating to our Securities

There is not now and never has been any market for our securities and an active market may never develop. You may therefore be unable to re-sell the shares of our securities that you receive in the Merger at times and prices that you believe are appropriate. We became a public reporting company voluntarily and has never completed an initial public offering of our stock. There is no market - active or otherwise - for our common stock and our common stock is not eligible for listing or quotation on any securities exchange, automated quotation system (e.g., Nasdaq) or any other over-the-counter market, such as the OTC Bulletin Board® (the “OTCBB”) or the Pink Sheets® (the “Pink Sheets”). Even if we are successful in obtaining approval to have our common stock quoted on the OTCBB, it is unlikely that an active market for our common stock will develop any time soon thereafter. Accordingly, our common stock is highly illiquid. Because of this illiquidity, you will likely experience difficulty in re-selling such shares at times and prices that you may desire.

 We cannot assure you that, even following the Merger, our common stock will be listed on NASDAQ or any other securities exchange. We plan to seek listing of our common stock on a national securities exchange or on the Nasdaq, including the OTCBB, as soon as practicable. However, we cannot assure you that we will be able to meet the initial listing standards of either of those or any other stock exchange, or that we will be able to maintain a listing of the common stock on either of those or any other stock exchange. We anticipate seeking a listing of our common stock on the OTCBB, another over-the-counter quotation system, or on the Pink Sheets, before it is listed on the Nasdaq or a national securities exchange. An investor may find it more difficult to dispose of shares or obtain accurate quotations as to the market value of our common stock while our common stock is listed on the OTCBB. If our common stock is listed on the OTCBB, we would be subject to an SEC rule that, if it failed to meet the criteria set forth in such rule, imposes various practice requirements on broker-dealers who sell securities governed by the rule to persons other than established customers and accredited investors. Consequently, such rule may deter broker-dealers from recommending or selling our common stock, which may further limit its liquidity. This would also make it more difficult for us to raise additional capital.

Because it is a “penny stock,” you may have difficulty selling shares of our common stock. Our common stock is a “penny stock” and is therefore subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934. Under this rule, broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the Securities and Exchange Commission. Under applicable regulations, our common stock will generally remain a “penny stock” until and for such time as it meets certain per share price requirements (as determined in accordance with SEC regulations), or until we meet certain net asset or revenue thresholds. These thresholds include the possession of net tangible assets (i.e., total assets less intangible assets and liabilities) in excess of $2,000,000 in the event we have been operating for at least three years or $5,000,000 in the event we have been operating for fewer than three years, and the recognition of average revenues equal to at least $6,000,000 for each of the last three years. We do not anticipate meeting any of the foregoing thresholds in the foreseeable future.

The penny stock rules severely limit the liquidity of securities in the secondary market, and many brokers choose not to participate in penny stock transactions. As a result, there is generally less trading in penny stocks. If you become a holder of our common stock, you may not always be able to resell shares of our common stock publicly at the time and prices that you feel are fair or appropriate.

Because we became public by means of a reverse merger, we may not be able to attract the attention of major brokerage firms. Additional risks may exist as a result of our becoming a public reporting company through a “reverse merger.” Security analysts of major brokerage firms may not provide coverage of the Company. Because we became public through a reverse merger, there is no incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will want to provide analyst coverage of our Company in the future.

The resale of shares covered by this registration statement could adversely affect the market price of our common stock in the public market, should one develop, which result would in turn negatively affect the Company’s ability to raise additional equity capital. The sale, or availability for sale, of common stock in the public market pursuant to this registration statement may adversely affect the prevailing market price of our common stock and may impair our ability to raise additional capital by selling equity or equity-linked securities. Once effective, this registration statement will register the resale of a significant number of shares of our common stock. In fact, the registration statement will make publicly available for resale 11,643,871 shares of our common stock (including shares of common stock issuable upon conversion of preferred stock and exercise of warrants that are registered hereunder). This figure represents approximately 77% of the shares of our common stock outstanding immediately after the effectiveness of this registration statement (assuming the conversion and exercise of preferred stock and warrants for which the underlying common stock is registered hereunder).

As of May 1, 2006, we had 4,607,105 shares of common stock outstanding, none of which were available for sale without restriction. When the registration statement that includes this prospectus is declared effective, 11,643,871 shares being offered hereby will be available for resale. The resale of a substantial number of shares of our common stock in the public market pursuant to this offering, and afterwards, could adversely affect the market price for our common stock and make it more difficult for you to sell our shares at times and prices that you feel are appropriate. Furthermore, we expect that, because there is a large number of shares registered hereunder, selling stockholders will continue to offer shares covered by this registration statement for a significant period of time, the precise duration of which we cannot predict. Accordingly, the adverse market and price pressures resulting from this offering may continue for an extended period of time and continued negative pressure on the market price of our common stock could have a material adverse effect on our ability to raise additional equity capital.

We are subject to Sarbanes-Oxley and the reporting requirements of federal securities laws, which can be expensive. As a public reporting company, we are subject to the Sarbanes-Oxley Act of 2002, as well as the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and other federal securities laws. The costs of compliance with the Sarbanes-Oxley Act and of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC, and furnishing audited reports to stockholders, will cause our expenses to be higher than they would be if Cougar had remained privately held and did not consummate the Merger.

We have never paid dividends on our common stock and do not intend to do so for the foreseeable future. We have never paid dividends on our common stock and we do not anticipate that we will pay any dividends on our common stock for the foreseeable future. Accordingly, any return on an investment in our common stock will be realized, if at all, only when you sell shares of our common stock.

We have a limited number of preferred shares authorized for issuance in payment of dividends on our preferred stock. The terms of our Series A Preferred Stock require us to pay dividends at the annual rate of 4%. These dividends may be payable in cash or in additional shares of preferred stock, at our election. We are authorized to issue a total of 10,000,000 shares of preferred stock, and have outstanding as of May 1, 2006 an aggregate of 9,486,752 shares. Unless we obtain stockholder approval to increase the number of shares of preferred stock we are authorized to issue, we will only be able to satisfy our dividend payments by issuing additional shares of preferred stock for a period of less than two years. If we are not able to pay dividends on our preferred stock through the issuance of additional shares of preferred stock, we will be required to pay such dividends in cash. Any cash used in payment of dividends on our preferred stock will diminish our ability to fund our development programs or satisfy our other obligations.

Risks Relating to our Business

We currently have no product revenues and will need to raise additional capital to operate our business. To date, we have generated no product revenues. Until, and unless, we receive approval from the U.S. Food and Drug Administration, or FDA, and other regulatory authorities for our product candidates, we cannot sell our drugs and will not have product revenues. Currently, our only product candidates are CB7630, CB3304, CB6604, the noscapine analogs and CB1089, and none of these products is approved by the FDA for sale. Therefore, for the foreseeable future, we will have to fund all of our operations and capital expenditures from cash on hand, licensing fees and grants, and potentially, future offerings. Currently, we believe we have cash on hand to fund our operations through December 2007. However, changes may occur that would consume our available capital before that time, including changes in and progress of our development activities, acquisitions of additional candidates and changes in regulation.

We will need to seek additional sources of financing, which may not be available on favorable terms, if at all. If we do not succeed in raising additional funds on acceptable terms, we may be unable to complete planned pre-clinical and clinical trials or obtain approval of any product candidates from the FDA and other regulatory authorities. In addition, we could be forced to discontinue product development, reduce or forego sales and marketing efforts and forego attractive business opportunities. Any additional sources of financing will likely involve the issuance of our equity securities, which will have a dilutive effect on our stockholders.

We are not currently profitable and may never become profitable. We have a history of losses and expect to incur substantial losses and negative operating cash flow for the foreseeable future, and we may never achieve or maintain profitability. For the twelve months ended December 31, 2005, we had a net loss of $7,811,338 and since our inception in May 2003 through December 31, 2005, we have incurred a net loss of $11,349,849. Even if we succeed in developing and commercializing one or more product candidates, we expect to incur substantial losses for the foreseeable future and may never become profitable. We also expect to continue to incur significant operating and capital expenditures and anticipate that our expenses will increase substantially in the foreseeable future as we:

•	continue to undertake pre-clinical development and clinical trials for product candidates;

•	seek regulatory approvals for product candidates;

•	implement additional internal systems and infrastructure; and

•	hire additional personnel.

We also expect to experience negative cash flow for the foreseeable future as we fund our operating losses and capital expenditures. As a result, we will need to generate significant revenues in order to achieve and maintain profitability. We may not be able to generate these revenues or achieve profitability in the future. Our failure to achieve or maintain profitability could negatively impact the value of our securities.

We have a limited operating history upon which to base an investment decision. We are a development-stage company and have not demonstrated an ability to perform the functions necessary for the successful commercialization of any product candidates. The successful commercialization of any product candidates will require us to perform a variety of functions, including:

•	continuing to undertake pre-clinical development and clinical trials;

•	participating in regulatory approval processes;

•	formulating and manufacturing products; and

•	conducting sales and marketing activities.

Our operations have been limited to organizing and staffing our Company, acquiring, developing and securing our proprietary technology and undertaking pre-clinical trials of our product candidates. These operations provide a limited basis for you to assess our ability to commercialize our product candidates and the advisability of investing in our securities.

If we do not obtain the necessary U.S. or worldwide regulatory approvals to commercialize any product candidate, we will not be able to sell our product candidates. We cannot assure you that we will receive the approvals necessary to commercialize any of our product candidates (CB7630, CB3304, CB6604, the noscapine analogs and CB1089), or any product candidate we acquire or develop in the future. We will need FDA approval to commercialize our product candidate in the U.S. and approvals from the FDA-equivalent regulatory authorities in foreign jurisdictions to commercialize our product candidate in those jurisdictions. In order to obtain FDA approval of any product candidate, we must submit to the FDA a New Drug Application, or NDA, demonstrating that the product candidate is safe for humans and effective for its intended use. This demonstration requires significant research and animal tests, which are referred to as pre-clinical studies, as well as human tests, which are referred to as clinical trials. Satisfaction of the FDA’s regulatory requirements typically takes many years, depends upon the type, complexity and novelty of the product candidate and requires substantial resources for research, development and testing. We cannot predict whether our research and clinical approaches will result in drugs that the FDA considers safe for humans and effective for indicated uses. The FDA has substantial discretion in the drug approval process and may require us to conduct additional pre-clinical and clinical testing or to perform post-marketing studies. The approval process may also be delayed by changes in government regulation, future legislation or administrative action or changes in FDA policy that occur prior to or during our regulatory review. Delays in obtaining regulatory approvals may:

•	delay commercialization of, and our ability to derive product revenues from, our product candidate;

•	impose costly procedures on us; and

•	diminish any competitive advantages that we may otherwise enjoy.

Even if we comply with all FDA requests, the FDA may ultimately reject one or more of our NDAs. We may never obtain regulatory clearance for any of our product candidates (CB7630, CB3304, CB6604, the noscapine analogs and CB1089). Failure to obtain FDA approval of any of our product candidates will severely undermine our business by leaving us without a saleable product, and therefore without any source of revenues, until another product candidate can be developed. There is no guarantee that we will ever be able to develop or acquire another product candidate.

In foreign jurisdictions, we must receive approval from the appropriate regulatory authorities before we can commercialize any drugs. Foreign regulatory approval processes generally include all of the risks associated with the FDA approval procedures described above. We cannot assure you that we will receive the approvals necessary to commercialize our product candidate for sale outside the United States.

Our product candidates are in early stages of clinical trials. Each of our product candidates (CB7630, CB3304, CB6604, the noscapine analogs and CB1089), are in early stages of development and requires extensive pre-clinical and clinical testing. We cannot predict with any certainty if or when we might submit an NDA for regulatory approval for any of our product candidate or whether any such NDA will be accepted.

Clinical trials are very expensive, time-consuming and difficult to design and implement. Human clinical trials are very expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. The clinical trial process is also time consuming. We estimate that clinical trials of our product candidate will take at least several years to complete. Furthermore, failure can occur at any stage of the trials, and we could encounter problems that cause us to abandon or repeat clinical trials. The commencement and completion of clinical trials may be delayed by several factors, including:

•	unforeseen safety issues;

•	determination of dosing issues;

•	lack of effectiveness during clinical trials;

•	slower than expected rates of patient recruitment;

•	inability to monitor patients adequately during or after treatment; and

•	inability or unwillingness of medical investigators to follow our clinical protocols.

In addition, we or the FDA may suspend our clinical trials at any time if it appears that we are exposing participants to unacceptable health risks or if the FDA finds deficiencies in our Investigational New Drug, or IND, submissions or the conduct of these trials. Therefore, we cannot predict with any certainty the schedule for future clinical trials.

The results of our clinical trials may not support our product candidate claims. Even if our clinical trials are completed as planned, we cannot be certain that their results will support our product candidate claims. Success in pre-clinical testing and early clinical trials does not ensure that later clinical trials will be successful, and we cannot be sure that the results of later clinical trials will replicate the results of prior clinical trials and pre-clinical testing. The clinical trial process may fail to demonstrate that our product candidates are safe for humans and effective for indicated uses. This failure would cause us to abandon a product candidate and may delay development of other product candidates. Any delay in, or termination of, our clinical trials will delay the filing of our NDAs with the FDA and, ultimately, our ability to commercialize our product candidates and generate product revenues. In addition, our clinical trials involve a small patient population. Because of the small sample size, the results of these clinical trials may not be indicative of future results. In addition, the initial clinical trial for CB7630 was performed outside the United States, and therefore, may not have been performed in accordance with standards normally required by the FDA and other regulatory agencies.

Physicians and patients may not accept and use our drugs. Even if the FDA approves one or more of our product candidates, physicians and patients may not accept and use it. Acceptance and use of our product will depend upon a number of factors including:

•	perceptions by members of the health care community, including physicians, about the safety and effectiveness of our drug;

•	cost-effectiveness of our product relative to competing products;

•	availability of reimbursement for our product from government or other healthcare payers; and

•	effectiveness of marketing and distribution efforts by us and our licensees and distributors, if any.

Because we expect sales of our current product candidates, if approved, to generate substantially all of our product revenues for the foreseeable future, the failure of these drugs to find market acceptance would harm our business and could require us to seek additional financing.

Our drug-development program depends upon third-party researchers who are outside our control. We depend upon independent investigators and collaborators, such as universities and medical institutions, to conduct our pre-clinical and clinical trials under agreements with us. These collaborators are not our employees and we cannot control the amount or timing of resources that they devote to our programs. These investigators may not assign as great a priority to our programs or pursue them as diligently as we would if we were undertaking such programs ourselves. If outside collaborators fail to devote sufficient time and resources to our drug-development programs, or if their performance is substandard, the approval of our FDA applications, if any, and our introduction of new drugs, if any, will be delayed. These collaborators may also have relationships with other commercial entities, some of whom may compete with us. If our collaborators assist our competitors at our expense, our competitive position would be harmed.

We will rely exclusively on third parties to formulate and manufacture our product candidate. We have no experience in drug formulation or manufacturing and do not intend to establish our own manufacturing facilities. We lack the resources and expertise to formulate or manufacture our own product candidates. We currently have no agreements for the commercial scale manufacture of our product candidates. We intend to enter into agreements with one or more manufacturers to manufacture, supply, store and distribute drug supplies for our clinical trials. If any of our current product candidates or any product candidates we may develop or acquire in the future receive FDA approval, we will rely on one or more third-party contractors to manufacture our drugs. Our anticipated future reliance on a limited number of third-party manufacturers exposes us to the following risks:

•
We may be unable to identify manufacturers on acceptable terms or at all because the number of potential manufacturers is limited and the FDA must approve any replacement contractor. This approval would require new testing and compliance inspections. In addition, a new manufacturer would have to be educated in, or develop substantially equivalent processes for, production of our products after receipt of FDA approval, if any.

•	Our third-party manufacturers might be unable to formulate and manufacture our drugs in the volume and of the quality required to meet our clinical needs and commercial needs, if any.

•
Our future contract manufacturers may not perform as agreed or may not remain in the contract manufacturing business for the time required to supply our clinical trials or to successfully produce, store and distribute our products.

•
Drug manufacturers are subject to ongoing periodic unannounced inspection by the FDA, the Drug Enforcement Administration, and corresponding state agencies to ensure strict compliance with good manufacturing practice and other government regulations and corresponding foreign standards. We do not have control over third-party manufacturers’ compliance with these regulations and standards.

•	If any third-party manufacturer makes improvements in the manufacturing process for our products, we may not own, or may have to share, the intellectual property rights to the innovation.

Each of these risks could delay our clinical trials, the approval, if any, of our product candidates by the FDA or the commercialization of our product candidates or result in higher costs or deprive us of potential product revenues.

We have no experience selling, marketing or distributing products and no internal capability to do so. We currently have no sales, marketing or distribution capabilities. We do not anticipate having the resources in the foreseeable future to allocate to the sales and marketing of our proposed products. Our future success depends, in part, on our ability to enter into and maintain collaborative relationships for such capabilities, the collaborator’s strategic interest in the products under development and such collaborator’s ability to successfully market and sell any such products. We intend to pursue collaborative arrangements regarding the sales and marketing of our products, however, there can be no assurance that we will be able to establish or maintain such collaborative arrangements, or if able to do so, that they will have effective sales forces. To the extent that we decide not to, or are unable to, enter into collaborative arrangements with respect to the sales and marketing of our proposed products, significant capital expenditures, management resources and time will be required to establish and develop an in-house marketing and sales force with technical expertise. There can also be no assurance that we will be able to establish or maintain relationships with third party collaborators or develop in-house sales and distribution capabilities. To the extent that we depend on third parties for marketing and distribution, any revenues we receive will depend upon the efforts of such third parties, and there can be no assurance that such efforts will be successful. In addition, there can also be no assurance that we will be able to market and sell our products in the United States or overseas.

If we cannot compete successfully for market share against other drug companies, we may not achieve sufficient product revenues and our business will suffer. The market for our product candidates is characterized by intense competition and rapid technological advances. If any of our product candidates receives FDA approval, it will compete with a number of existing and future drugs and therapies developed, manufactured and marketed by others. Existing or future competing products may provide greater therapeutic convenience or clinical or other benefits for a specific indication than our products, or may offer comparable performance at a lower cost. If our products fail to capture and maintain market share, we may not achieve sufficient product revenues and our business will suffer.

We will compete against fully integrated pharmaceutical companies and smaller companies that are collaborating with larger pharmaceutical companies, academic institutions, government agencies and other public and private research organizations. Many of these competitors have oncology compounds already approved or in development. In addition, many of these competitors, either alone or together with their collaborative partners, operate larger research and development programs or have substantially greater financial resources than we do, as well as significantly greater experience in:

•	developing drugs;

•	undertaking pre-clinical testing and human clinical trials;

•	obtaining FDA and other regulatory approvals of drugs;

•	formulating and manufacturing drugs; and

•	launching, marketing and selling drugs.

Developments by competitors may render our products or technologies obsolete or non-competitive. The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. Some of the drugs that we are attempting to develop, such as CB7630, CB3304, CB6604, the noscapine analogs and CB1089, will have to compete with existing therapies. In addition, a large number of companies are pursuing the development of pharmaceuticals that target the same diseases and conditions that we are targeting. We face competition from pharmaceutical and biotechnology companies in the United States and abroad. In addition, companies pursuing different but related fields represent substantial competition. Many of these organizations competing with us have substantially greater capital resources, larger research and development staffs and facilities, longer drug development history in obtaining regulatory approvals and greater manufacturing and marketing capabilities than we do. These organizations also compete with us to attract qualified personnel and parties for acquisitions, joint ventures or other collaborations.

If we fail to adequately protect or enforce our intellectual property rights or secure rights to patents of others, the value of our intellectual property rights would diminish. Our success, competitive position and future revenues will depend in part on our ability and the abilities of our licensors to obtain and maintain patent protection for our products, methods, processes and other technologies, to preserve our trade secrets, to prevent third parties from infringing on our proprietary rights and to operate without infringing the proprietary rights of third parties.

To date, we hold certain exclusive patent rights, including rights under U.S. patent Nos. 5,604,213, 5,618,807, 6,376,516, 6,673,814, 5,190,935, 6,310,226 and U.S. patent applications as well as rights under foreign patents and patent applications. See “License Agreements & Intellectual Property” below. We anticipate filing additional patent applications both in the U.S. and in other countries, as appropriate. However, we cannot predict:

•	the degree and range of protection any patents will afford us against competitors, including whether third parties will find ways to invalidate or otherwise circumvent our patents;

•	if and when patents will issue;

•	whether or not others will obtain patents claiming aspects similar to those covered by our patents and patent applications; or

•	whether we will need to initiate litigation or administrative proceedings which may be costly whether we win or lose.

Our success also depends upon the skills, knowledge and experience of our scientific and technical personnel, our consultants and advisors as well as our licensors and contractors. To help protect our proprietary know-how and our inventions for which patents may be unobtainable or difficult to obtain, we rely on trade secret protection and confidentiality agreements. To this end, it is our policy to require all of our employees, consultants, advisors and contractors to enter into agreements which prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business. These agreements may not provide adequate protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure or the lawful development by others of such information. If any of our trade secrets, know-how or other proprietary information is disclosed, the value of our trade secrets, know-how and other proprietary rights would be significantly impaired and our business and competitive position would suffer.

If we infringe the rights of third parties we could be prevented from selling products, forced to pay damages, and defend against litigation. If our products, methods, processes and other technologies infringe the proprietary rights of other parties, we could incur substantial costs and we may have to:

•	obtain licenses, which may not be available on commercially reasonable terms, if at all;

•	abandon an infringing drug candidate;

•	redesign our products or processes to avoid infringement;

•	stop using the subject matter claimed in the patents held by others;

•	pay damages; or

•	defend litigation or administrative proceedings which may be costly whether we win or lose, and which could result in a substantial diversion of our financial and management resources.

Our ability to generate product revenues will be diminished if our drugs sell for inadequate prices or patients are unable to obtain adequate levels of reimbursement. Our ability to commercialize our drugs, alone or with collaborators, will depend in part on the extent to which reimbursement will be available from:

•	government and health administration authorities;

•	private health maintenance organizations and health insurers; and

•	other healthcare payers.

Significant uncertainty exists as to the reimbursement status of newly approved healthcare products. Healthcare payers, including Medicare, are challenging the prices charged for medical products and services. Government and other healthcare payers increasingly attempt to contain healthcare costs by limiting both coverage and the level of reimbursement for drugs. Even if one of our product candidates is approved by the FDA, insurance coverage may not be available, and reimbursement levels may be inadequate, to cover such drug. If government and other healthcare payers do not provide adequate coverage and reimbursement levels for one of our products, once approved, market acceptance of such product could be reduced.

We may not successfully manage our growth. Our success will depend upon the expansion of our operations and the effective management of our growth, which will place a significant strain on our management and on our administrative, operational and financial resources. To manage this growth, we must expand our facilities, augment our operational, financial and management systems and hire and train additional qualified personnel. If we are unable to manage our growth effectively, our business would be harmed.

We may be exposed to liability claims associated with the use of hazardous materials and chemicals. Our research and development activities may involve the controlled use of hazardous materials and chemicals. Although we believe that our safety procedures for using, storing, handling and disposing of these materials comply with federal, state and local laws and regulations, we cannot completely eliminate the risk of accidental injury or contamination from these materials. In the event of such an accident, we could be held liable for any resulting damages and any liability could materially adversely affect our business, financial condition and results of operations. In addition, the federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of hazardous or radioactive materials and waste products may require us to incur substantial compliance costs that could materially adversely affect our business, financial condition and results of operations.

We rely on key executive officers and scientific and medical advisors, and their knowledge of our business and technical expertise would be difficult to replace. We are highly dependent on our principal scientific, regulatory and medical advisors. We do not have “key person” life insurance policies for any of our officers. The loss of the technical knowledge and management and industry expertise of any of our key personnel could result in delays in product development, loss of customers and sales and diversion of management resources, which could adversely affect our operating results.

If we are unable to hire additional qualified personnel, our ability to grow our business may be harmed. We will need to hire additional qualified personnel with expertise in pre-clinical testing, clinical research and testing, government regulation, formulation and manufacturing and sales and marketing. In particular, over the next 12 months, we expect to hire up to seven new employees devoted to research and development. We expect that the hiring of such additional personnel will increase our annual expenditures by approximately $1,040,000. We compete for qualified individuals with numerous biopharmaceutical companies, universities and other research institutions. Competition for such individuals is intense, and we cannot be certain that our search for such personnel will be successful. Attracting and retaining qualified personnel will be critical to our success.

We may incur substantial liabilities and may be required to limit commercialization of our products in response to product liability lawsuits. The testing and marketing of medical products entail an inherent risk of product liability. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our products. Our inability to obtain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of pharmaceutical products we develop, alone or with collaborators.

There are certain interlocking relationships among us and certain affiliates of Paramount, which may present potential conflicts of interest. Lindsay A. Rosenwald, M.D., who may be deemed to beneficially own approximately 75% of our common stock (assuming the conversion of preferred stock beneficially owned by Dr. Rosenwald) and approximately 25% of our capital stock entitled to vote, is Chairman and Chief Executive Officer of Paramount BioCapital, Inc., an investment banking firm that served as placement agent in connection with certain private placement offerings completed by Cougar. The Company paid fees and issued securities to Paramount or its designees in connection with these transactions and Paramount currently has a right of first refusal to act as the placement agent for the private sale of our securities until January 24, 2008.

Paramount and Dr. Rosenwald are not obligated pursuant to any agreement or understanding with us to make any additional products or technologies available to us, nor can there be any assurance that any biomedical or pharmaceutical products or technologies identified in the future by such parties will be made available to us. In addition, certain of our current officers and directors, as well as officers or directors that may be hereafter appointed, may from time to time serve as officers or directors of other biopharmaceutical or biotechnology companies. There can be no assurance that such other companies will not have interests in conflict with our own.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus that are forward-looking in nature are based on the current beliefs of our management as well as assumptions made by and information currently available to management, including statements related to the markets for our products, general trends in our operations or financial results, plans, expectations, estimates and beliefs. In addition, when used in this prospectus, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to us or our management, may identify forward-looking statements. These statements reflect our judgment as of the date of this prospectus with respect to future events, the outcome of which is subject to risks, which may have a significant impact on our business, operating results or financial condition. You are cautioned that these forward-looking statements are inherently uncertain. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein. We undertake no obligation to update forward-looking statements. The risks identified under the heading “Risk Factors” in this prospectus, among others, may impact forward-looking statements contained in this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussions in conjunction with our consolidated financial statements and related notes included in this prospectus. This discussion includes forward-looking statements that involve risk and uncertainties. As a result of many factors, such as those set forth under “Risk Factors,” actual results may differ materially from those anticipated in these forward-looking statements.

Overview

Since the inception of Cougar Biotechnology, Inc. in May 2003, our efforts and resources have been focused primarily on acquiring and developing our pharmaceutical technologies, raising capital and recruiting personnel. We are a development stage company and have no product sales to date and we will not receive any product sales until we receive approval from the United States Food and Drug Administration, or FDA, or equivalent foreign regulatory bodies to begin selling our pharmaceutical candidates. Developing pharmaceutical products, however, is a lengthy and very expensive process. Assuming we do not encounter any unforeseen safety issues during the course of developing our product candidates, we do not expect to complete the development of a product candidate until approximately 2011. Currently, a large portion of the development expenses have related to our lead product candidate, CB-7630. As we proceed with the clinical development of CB-7630 and as we further develop CB-3304 and CB-1089, our second and third product candidates, respectively, our research and development expenses will further increase. To the extent we are successful in acquiring additional product candidates for our development pipeline, our need to finance further research and development will continue increasing. Accordingly, our success depends not only on the safety and efficacy of our product candidates, but also on our ability to finance the development of the products. Our major sources of working capital have been proceeds from various private financings, primarily private sales of our common stock and other equity securities.

On April 3, 2006, SRKP Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of SRKP 4, Inc., a Delaware corporation (“SRKP”), merged with and into us, and we survived as the wholly owned subsidiary of SRKP. Our stockholders received, in exchange for all of the outstanding shares of capital stock in Cougar, shares of capital stock of SRKP representing 100% of the outstanding capital stock of SRKP, on a fully-diluted basis, after giving effect to the Merger and a redemption completed contemporaneously with the closing of the Merger of all shares of SRKP capital stock held by SRKP’s former stockholders immediately prior to the Merger. In addition, at the time of effectiveness of the Merger, the board of directors of SRKP was reconstituted, such that the directors of SRKP immediately prior to the Merger resigned and were replaced by the directors of Cougar immediately prior to the Merger. Further, upon the effective time of the Merger, the business of SRKP was abandoned and our business plan was adopted. The transaction was therefore accounted for as a reverse acquisition with us as the acquiring party and SRKP as the acquired party. Accordingly, when we refer to our business and financial information relating to periods prior to the Merger, we are referring to the business and financial information of Cougar, unless otherwise indicated.

Research and development expenses consist primarily of salaries and related personnel costs, fees paid to consultants and outside service providers for regulatory and quality assurance support, licensing of drug compounds, and other expenses relating to the manufacture, development, testing and enhancement of our product candidates. We expense our research and development cost as they are incurred.

General and administrative expenses consist primarily of salaries and related expense for executive, finance and other administrative personnel, professional fees, business insurance, rent, general legal activities, and other corporate expenses.

Our results include non-cash compensation expense as a result of the issuance of stock and stock option grants. Compensation expense for options granted to employees and directors (excluding directors who are also scientific advisory board member or consultants) represents the difference between the fair value of our common stock and the exercise price of the options at the date of grant. We account for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” and comply with the disclosure provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation.” Compensation for options granted to consultants has been determined in accordance with SFAS No. 123 as the fair value of the equity instruments issued. The expense is included in the respective categories of expense in the statement of operations. We expect to record additional non-cash compensation expense in the future, which may be significant.

Results of Operations

Years Ended December 31, 2005 and 2004

General and administrative expenses: For the year ended December 31, 2005, general and administrative expense was $1,266,620 compared to $2,162,018 for the year ended December 31, 2004. This decrease of $895,398 is attributable to a decrease in licensing fees of $923,100, a reduction in bonus expense of $75,000 and a reduction in recruiting fees of approximately $42,000. The reduction in bonus expense resulted from one licensing agreement signed in 2005 compared to two agreements signed in 2004. The reduction in recruiting fees resulted from not hiring additional staff in 2005. We recorded a full year of directors and officers insurance and added general liability and clinical liability insurance in 2005, compared to only two months of directors and officers insurance in 2004, resulting in additional expenses of approximately $55,800. In late 2004 we increased the amount of office space rented as additional employees were hired, resulting in an increase in rent expense of approximately $25,800. In 2005 we incurred expenses of approximately $60,000 relating to a potential merger compared to $0 expense for that purpose in 2004.

Research and development expenses: For the year ended December 31, 2005, research and development expense was $6,256,700 compared to $1,018,171 for the year ended December 31, 2004, representing an increase of $5,238,529. For the year ended December 31, 2005, we incurred professional contract services associated with the development of our three lead compounds of approximately $4,404,450 compared to approximately $452,300 in 2004. Licensing fees of approximately $539,500 were incurred in 2005 resulting from the licensing of one compound ($250,000) and the payment of a license maintenance fee ($289,500). For year ended December 31, 2005, we recorded approximately $445,150 of stock-based compensation for consultants compared to approximately $14,700 in 2004. Payroll cost for the year ended December 31, 2005 increased approximately $259,600 resulting from a full year of payroll related expenses compared to only 1.5 months of payroll related expenses in 2004. Also, in 2005 we forgave $48,000 of an employee advance made in 2004. Bonus expense for the year ended December 31, 2005 increased approximately $116,300 due to only recording 1.5 months of bonus expense in 2004. Scientific Advisory Board fees increased approximately $31,800 for the year ended December 31, 2005. Partially off-setting these increases was a reduction in recruiting fees of approximately $143,200 as no additional staff was hired in 2005.

Interest expense: For the year ended December 31, 2005 interest expense was $299,235 as compared to $0 for the year ended December 31, 2004. During 2005 we issued promissory notes with warrants, convertible notes with warrants and secured a revolving credit facility. The interest expense includes a non-cash charge for amortization of note discounts of approximately $130,100, a non-cash charge for amortization of debt and note issuance cost of approximately $89,600 and accrued interest on the notes of approximately $51,400, interest charged by vendors of approximately $18,100 and interest on the credit facility of approximately $10,100.

Liquidity and Capital resources

From inception to December 31, 2005, we have incurred an aggregate net loss of $11,349,849, primarily as a result of expenses incurred through a combination of research and development activities related to the various technologies under our control and expenses supporting those activities.

We have financed our operations since inception primarily through equity and debt financing. During the year ended December 31, 2005, we experienced a decrease in cash and cash equivalents of $797,730. This decrease primarily resulted from net cash used on operating activities of $5,577,227 and net cash used in the purchase of fixed assets being partially offset by net proceeds of $4,784,162 from debt and note financing. Total cash resources as of December 31, 2005 were $1,040,864 compared to $1,838,594 at December 31, 2004.

Our continued operations will depend on whether we are able to raise additional funds through various potential sources, such as equity and debt financing. Through December 31, 2005, a significant portion of our financing has been through private placements of common stock and debt financing. We will continue to fund operations from cash on hand and through the similar sources of capital previously described. We can give no assurances that any additional capital that we are able to obtain will be sufficient to meet our needs. Based on our resources at April 4, 2006, we believe that we have sufficient capital to fund our operations through December 2007, but will need additional financing thereafter until we can achieve profitability, if ever.

Financings

On July 15, 2005, we entered into a credit facility with a commercial bank that allows for borrowing under a line of credit of up to $1,000,000. The credit facility is guaranteed by a stockholder and member of our Board of Directors. In return for such guaranty, we granted the stockholder warrants to purchase a number of shares of Cougar common stock based on amount of the credit facility used by the Company. Prior to terminating the credit facility in 2006, we utilized up to $600,000 of the credit facility, and issued the stockholder a five-year warrant to purchase 82,613 shares of Cougar common stock at an exercise price of $3.18 per share in consideration of the guaranty, which, as adjusted pursuant to the Merger, became warrants to purchase 31,732 shares of common stock of an exercise price of $8.28 per share.

On June 30, 2005, we issued unsecured promissory notes to six individuals, including a member of our Board of Directors, in the aggregate amount of $1,000,000 in consideration for aggregate proceeds to the Company of $1,000,000. In addition to the promissory notes, we issued the six individuals five-year warrants to purchase an aggregate of 137,689 shares of Cougar common stock at an exercise price of $3.18 per share, which, as adjusted pursuant to the Merger, became warrants to purchase an aggregate of 52,888 shares of common stock at an exercise price of $8.28 per share.

In two closings on November 23, 2005 and January 24, 2006, Cougar sold an aggregate of $6,145,120 in aggregate principal amount of senior convertible notes (the “Bridge Notes”) to certain institutional and individual accredited investors in a private placement transaction (the “Bridge Offering”). Additionally, Cougar issued warrants to purchase an aggregate of 193,243 shares of Cougar Common Stock at an exercise price per share of $3.18 to our placement agents, (which, as adjusted for the Merger, became warrants to purchase 74,227 shares at an exercise price of $8.28 per share) and paid commissions and other offering-related expenses aggregating approximately $326,000. The principal balance of $6,145,120, together with accrued and unpaid interest of approximately $89,000 thereon, was automatically converted into Units of Cougar securities on April 3, 2006 at a price per share of $1.73, pursuant to the terms of the Offering. Accordingly, the holders of the Bridge Notes received an aggregate of 360,356 shares of Cougar Common Stock and 3,243,217 shares of Cougar Preferred Stock upon conversion which, as adjusted pursuant to the Merger, became 138,416 shares of our common stock and 1,245,752 shares of our preferred stock. The holders of the Bridge Securities are entitled to piggy-back registration rights with respect to the shares of Cougar Common Stock issued or issuable upon conversion of such securities.

Contemporaneously with the closing of the Merger, we completed a private placement offering whereby we raised gross proceeds of approximately $39,650,000 through the sale of 20,626,902 shares of Series A Convertible Preferred Stock and 2,291,878 shares of common stock (8,042,892 shares of our preferred stock and 893,655 shares of our common stock as adjusted pursuant to the Merger). Additionally, on terms similar to that in the offering, we sold 91,989 shares of common stock and 827,909 shares of Series A Preferred Stock in consideration of cash in the amount of approximately $600,000 and the cancellation of certain note obligations of the Company in the aggregate amount of $990,000, including principal and interest (which, as adjusted pursuant to the Merger, became 35,334 shares of our common stock and 318,008 shares of our preferred stock). Each share of the Series A Convertible Preferred Stock will be convertible, in whole or in part, at the option of the holder at any into shares of our common stock initially on a one-for-one basis and at an initial conversion price of $4.50 per share (as adjusted for the Merger). At our election, we may require each holder to convert its outstanding shares of the Series A Convertible Preferred Stock into shares of our common stock if the price per share of common stock trades at or above 200% of the Purchase price for a period of twenty consecutive trading days on any securities exchange, automated quotation system or any other over-the-counter market.

Current and Future Financing Needs

We have incurred negative cash flow from operations since we started our business. We have spent, and expect to continue to spend, substantial amounts in connection with implementing our business strategy, including our planned product development efforts, our clinical trials, and our research and discovery efforts. Given the current and desired pace of clinical development of our three product candidates, over the next 12 months we estimate that that our research and development expenses will be approximately $12.8 million. We will need approximately $2.7 million for general administrative expenses for 2006.

However, the actual amount of funds we will need to operate is subject to many factors, some of which are beyond our control. These factors include the following:

•	The progress of our research activities;

•	the number and scope of our research programs;

•	the progress of our pre-clinical and clinical development activities;

•	the progress of the development efforts of parties with whom we have entered into research and development agreements;

•	our ability to maintain current research and development programs and to establish new research and development and licensing arrangements;

•	the cost involved in prosecuting and enforcing patent claims and other intellectual property rights; and

•	the cost and timing of regulatory approvals.

We have based our estimate on assumptions that may prove to be wrong. We may need to obtain additional funds sooner then planned or in greater amounts than we currently anticipate. Potential sources of financing include strategic relationships, public or private sales of equity or debt and other sources. We may seek to access the public or private equity markets when conditions are favorable due to our long-term capital requirements. We do not have any committed sources of financing at this time, and it is uncertain whether additional funding will be available when we need it on terms that will be acceptable to us, or at all. If we raise funds by selling additional shares of common stock or other securities convertible into common stock, the ownership interest of our existing stockholders will be diluted. If we are not able to obtain financing when needed, we may be unable to carry out our business plan. As a result, we may have to significantly limit our operations and our business, financial condition and results of operations would be materially harmed.

Plan of Operation

Our plan of operation for the year ending December 31, 2006 is to continue implementing our business strategy, including the clinical development of our three product candidates. We also intend to expand our drug candidate portfolio by acquiring additional drug technologies for development. We expect our principal expenditures during the next 12 months to include:

•	Operating expenses, including expanded research and development and general and administrative expenses; and

•	product development expenses, including the costs incurred with respect to applications to conduct clinical trials in the United States for our three products.

As part of our planned expansion, we anticipate hiring up to 7 additional full-time employees devoted to research and development activities and up to 3 additional full-time employees for general and administrative activities. In addition, we intend to use clinical research organizations and third parties to perform our clinical studies and manufacturing. As indicated above, at our current and desired pace of clinical development of our three product candidates, during 2006 we expect to spend approximately $12.8 million on clinical development and research and development activities and expend approximately $2.5 million on general and administrative expenses and $242,000 on facilities rent.

Research and Development Projects

CB-7630. In April 2004, we exclusively licensed the worldwide rights to CB-7630 (abiraterone acetate) from BTG plc. CB-7630 is an orally active targeted inhibitor of the steroidal enzyme 17α-hydroxylase/C17,20 lyase, a cytochrome p450 complex that is involved in testosterone production. In preclinical studies, CB-7630 has demonstrated the ability to selectively inhibit the target enzyme, reducing levels of testosterone production in both the adrenals and the testes that is believed to stimulate the growth of prostrate cancer cells.

In Phase I trials performed by the Centre for Cancer Therapeutics, Institute of Cancer Research (Sutton, United Kingdom), and Royal Marsden NHS Trust (Sutton, United Kingdom), CB-7630 was administered as a single agent to 26 patients with prostate cancer. We believe that the data from these clinical studies indicate that: 1) CB-7630, at an oral dose of 800mg, can successfully suppress testosterone levels to the castrate range; 2) CB-7630 can suppress testosterone produced by both the testes and the adrenals; and 3) CB-7630 is well tolerated with an acceptable toxicity profile. The results from these Phase I studies of CB-7630 were published in the British Journal of Cancer in June 2004.

In December 2005, we initiated a Phase I/II trial of CB-7630 for the treatment of advanced prostate cancer. The Phase I/II trial is being conducted at The Institute of Cancer Research, in the Cancer Research UK Centre for Cancer Therapeutics, and at The Royal Marsden Hospital in the United Kingdom. The Phase I/II study is an open label, dose escalating study to evaluate the safety and efficacy of CB-7630 administered daily to patients with chemotherapy-naïve hormone refractory prostate cancer (HRPC) with a rising PSA (prostate specific antigen) despite hormonal therapy.

Through fiscal 2005, we have incurred approximately $5,962,700 of cost related to the development of CB-7630, of which $4,270,700 was incurred in fiscal 2005 and $1,692,000 was incurred in fiscal 2004. Currently, we anticipate that we will need to expend approximately an additional $4,900,000 to $5,400,000 in development costs in fiscal 2006 and at least an aggregate of approximately $50,000,000 to $75,000,000 until we receive FDA approval for CB-7630. Should we choose to continued development we expect that it will take an additional 6 to 8 years before we complete development and obtain FDA approval of CB-7630, if ever.

CB-3304. In March 2004, we exclusively licensed the worldwide rights to CB-3304 (noscapine), an orally active alkaloid derived from opium. Preclinical studies have demonstrated that CB-3304 has anti-tumor activity and acts as an inhibitor of microtubule dynamics. Therefore, we believe that CB-3304 has potential applications in the treatment of a number of different tumor types where tubulin binding agents are known to have activity. These tumor types include, but are not limited to, non-Hodgkin’s lymphoma, multiple myeloma, breast cancer, lung cancer, ovarian cancer and prostate cancer.

In December 2005, we announced positive interim data from an ongoing investigator sponsored Phase I trial of CB-3304 in patients with relapsed or refractory non-Hodgkin’s lymphoma. The trial is an open label dose escalating study, being conducted at the University of Southern California Norris Comprehensive Cancer Center, where cohorts of patients with relapsed/refractory non-Hodgkin’s lymphoma (NHL) or chronic lymphocytic leukemia (CLL/SLL) were treated at one of three different dose levels involving total daily doses of 1 g, 2 g, and 3 g per day. At each dose level, noscapine was administered orally on a three times a day schedule for 49 days. In the trial, responses for NHL patients were evaluated using the International Working Group Response Criteria for NHL and responses for CLL patients were evaluated using the NCI Working Group criteria. For both NHL and CLL patients, toxicity was graded according to the NCI common toxicity criteria (CTC).

At this interim analysis, 12 patients with a median age of 65 years (range 38-71) have been accrued. Four subjects had CLL/SLL, 2 had mantle cell lymphoma, one had follicular grade III lymphoma, 4 had diffuse large cell lymphoma (DLC), and one had lymphoplasmacytic low grade lymphoma. These interim results suggest:

•
Of the 10 patients that are evaluable for response, one patient with follicular grade III disease has had a partial response. This patient initially demonstrated stabilization of their disease for a period of approximately four years before achieving a partial response. In addition, two patients, one with mantle cell lymphoma and one with DLC have demonstrated stable disease of duration 30 days and 77 days, respectively.

•	CB-3304 has been well tolerated, with no grade 3 or 4 hematological toxicities. One grade 3 neurotoxicity consisting of depressed level of consciousness was experienced at the 3 gram dose level.

•	A larger study of noscapine is warranted to evaluate the efficacy of the compound in patients with lymphoma.

In December 2005, we also announced results from preclinical experiments that we believe demonstrate the effectiveness of CB-3304 for the treatment of NHL and multiple myeloma and that warrant our continued development of the drug in hematological malignancies. The preclinical studies demonstrate that CB-3304 exhibits potent antitumor activity against NHL and myeloma in vitro, as well as in vivo in xenograft models. More specifically, the in vitro studies demonstrated that following exposure to CB-3304, the OPM2 (multiple myeloma), H9 (T cell lymphoma) and RL (B cell lymphoma) tumor cell lines exhibited an IC50 of approximately 30 nM, 700 nM, and 500 nM for the OPM2, H9 and RL lines, respectively. Treatment with noscapine resulted in the induction of apoptosis in each of the cell lines tested. Additionally, in vivo studies demonstrated that in xenograft models, daily administration of noscapine resulted in tumor growth delays of between 30-80% of the control tumor volumes.

Through fiscal 2005, we have incurred approximately $812,200 of cost related to the development of CB-3304, of which $526,700 was incurred in fiscal 2005 and $285,500 was incurred in fiscal 2004. Currently, we anticipate that we will need to expend approximately an additional $2,000,000 to $2,600,000 in development costs in fiscal 2006 and at least an aggregate of approximately $50,000,000 to $75,000,000 until we receive FDA approval for CB-3304. Should we choose to continued development we expect that it will take an additional 6 to 8 years before we complete development and obtain FDA approval of CB-3304, if ever.

CB-1089. In June 2005, we exclusively licensed the worldwide rights to CB-1089 (seocalcitol), a synthetic vitamin D analog. In prostate cancer, clinical studies of a metabolite of vitamin D (calcitriol) given in combination with chemotherapy suggested that patients that received the combination of calcitriol plus chemotherapy had an improvement in their survival over the patients that received chemotherapy plus placebo without an increase in the toxicity of the chemotherapy. Preclinical studies in prostate cancer have shown that CB-1089 is a more potent anti-cancer drug than calcitriol, which may result in better efficacy when used in combination therapy to treat prostrate cancer as opposed to calcitriol. We anticipate beginning clinical trials of CB-1089 in prostate cancer in the second half of 2006.

Through fiscal 2005, we have incurred approximately $375,000 of cost related to the development of CB-1089, of which $375,000 was incurred in fiscal 2005 and $0 was incurred in fiscal 2004. Currently, we anticipate that we will need to expend approximately an additional $1,900,000 to $2,400,000 in development costs in fiscal 2006 and at least an aggregate of approximately $50,000,000 to $75,000,000 until we receive FDA approval for CB-1089. Should we choose to continued development we expect that it will take an additional 6 to 8 years before we complete development and obtain FDA approval of CB-1089, if ever.

License Agreement Obligations

CB-3304. On February 23, 2004, we entered into a license agreement with Emory University for the worldwide, exclusive rights to discover, develop, have made, use, sell, have sold, offer for sale and import the products described in Emory’s intellectual property portfolio for noscapine and analogs of noscapine. The license agreement terminates upon the date of the last to expire patent contained in the licensed technology. In consideration for the rights under the license agreement, we paid Emory an initial license fee of $72,435 in 2004. We sponsored a research project involving the licensed technology in the amount of $114,000 of which $28,688 and $85,312 were paid in 2005 and 2004, respectively. In connection with the license agreement, we have agreed to future milestone payments to Emory for the first technology from the intellectual property portfolio in the aggregate of up to $3,500,000, payable upon the achievement of certain clinical and regulatory milestones. Should a product incorporating the licensed technology be commercialized, we will be obligated to pay to Emory an annual royalty based on net sales of the product. In the event that we sublicense the licensed technology to a third party, we will be obligated to pay royalties to Emory based on a fixed rate of fees or royalties received from the sublicense.

CB-7630. Effective April 20, 2004, we entered into a license agreement with BTG International, LTD. (“BTG”) for the exclusive worldwide rights to make, use, lease and sell abiraterone acetate. The agreement terminates upon the date of the last to expire patent contained in the licensed technology. In consideration for the rights under the BTG license agreement, we paid BTG an initial license fee of £500,000 (currently, approximately $923,100) in 2004 and agreed to pay BTG an annual license maintenance fee of £150,000 ($288,000) until the first commercial sale of the licensed product. In addition, the license agreement requires we to make aggregate milestone payments of up to £9,000,000 ($16,614,000), payable upon the achievement of certain clinical and regulatory milestones. Should abiraterone acetate become commercialized, we will be obligated to pay to BTG an annual royalty based on net sales of the product. In the event that we sublicenses abiraterone acetate to a third party, we will be obligated to pay royalties to BTG based on a fixed rate of fees or royalties received from the sublicense.

CB-1089. Effective June 27, 2005, we entered into a license agreement with LEO Pharma A/S for the exclusive worldwide right to make, use, lease and sell seocalcitol. The agreement terminates upon the later of the date of the last patent contained in the licensed technology to expire or twenty years. In consideration for the rights under the LEO license agreement, we paid LEO an initial license fee of $250,000 in 2005. In addition, the license agreement requires we to make aggregate milestone payments of up to $13,000,000, payable upon the achievement of certain clinical and regulatory milestones. Should seocalcitol become commercialized, we will be obligated to pay to LEO an annual royalty based on net sales of the product. In the event that we sublicenses seocalcitol to a third party, we will be obligated to pay royalties to LEO based on a fixed rate of fees or royalties received from the sublicense.

Critical Accounting Policies

In December 2001, the SEC request that all registrants discuss their most “critical accounting policies” in management’s discussion and analysis of financial condition and results of operations. The SEC indicated that a “critical accounting policy” is one which is both important to the portrayal of the company’s financial condition and results and requires management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of expenses for the periods presented. Accordingly, actual results could differ from those estimates.

Net loss per share:

Basic net loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding during the periods presented as required by SFAS No. 128, “Earnings Per Share”. Diluted earnings per share have not been presented because the assumed exercise of the Company’s outstanding options and warrants would have been anti-dilutive. Potentially dilutive securities excluded from the calculations amounted to 2,435,069 shares at December 31, 2005, comprised of 1,655,000 options and 780,069 of warrants, and 1,655,000 options at December 31, 2004.

Stock-based compensation:

SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), provides for the use of a fair value-based method of accounting for stock-based compensation. However, SFAS 123 allows an entity to continue to measure compensation cost for stock options granted to employees using the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion No. 25 “Accounting for Stock Issued to Employees” (“APB 25”).

The Company accounts for its employee and director stock options (except options issued to directors who are also scientific advisory board members or consultants) using the intrinsic value method in accordance with APB 25 and related interpretations. The Company measures compensation expense for employee and director stock options as the aggregate excess of the market value of its common stock over the exercise prices of the options on the date that both the number of shares the grantee is entitled to receive and the exercise prices are known. Such excess is amortized over the vesting period.

In accordance with the provisions of SFAS 123 and Emerging Issues Task Force (“EITF”) No. 96-18, “Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring or in Conjunction with Selling, Goods or Services,” all other issuances of common stock, stock options or other equity instruments to non-employees (including consultants and all members of the Scientific Advisory Board) as the consideration for goods or services received by the Company are accounted for based on the fair value of the equity instruments issued (unless the fair value of the consideration received can be more reliably measured). Any options issued to non-employees are recorded in expense and additional paid-in capital in stockholders’ equity (deficiency) or warrant liability in current liabilities over the applicable service periods using variable accounting through the vesting date based on the fair value of the options at the end of each period.

Debt and note issuance costs and debt discounts:

Debt and note issuance costs related to obtaining the line of credit and the issuance of notes and debt discounts attributable to the value of warrants issued with the notes are being amortized to interest expense over the terms of the related debt instruments on a straight-line basis, which approximates the effective interest method.

Warrants issued with debt instruments:

For warrant and debt issuances in June 2005, the Company accounted for the value of warrants arising from the issuance of debt instruments pursuant to Accounting Principles Board Opinion No. 14, “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants,” by allocating the proceeds from issuance to the debt instruments and the warrants based on their relative fair values. The fair value of the warrants is allocated to additional paid-in capital and to debt or note discount, which is amortized to interest expense over the term of the instrument on a straight-line basis, which approximates the effective interest method.

In November 2005, the Company issued convertible notes payable and warrants. Since the conversion of the Company’s convertible notes payable could result in a conversion into an indeterminable number of common shares, the Company determined that under the guidance in EITF Issue No. 00-19 (“EITF 00-19”) “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in a Company’s Own Stock”, the Company was prohibited from concluding that it had sufficient authorized and unissued shares to net-share settle any warrants or options granted to non-employees. Therefore, on the date convertible notes were issued, the Company reclassified the related fair value of all warrants and options issued to non-employees that were outstanding from additional paid-in capital to current liabilities. Additionally, the Company retroactively revalued warrants issued in June 2005 to fair value in accordance with EITF 00-19. The fair value of all warrants is based on the Black-Scholes option pricing model and is marked to market at the end of each reporting period in which a change in fair value occurs. Changes in the fair value of warrants are recorded as interest expense. As a result of the change in valuation methods for the warrants issued in June 2005, a $20,000 charge was recorded to interest expense during 2005.

For warrants and convertible notes payable issued in November 2005, the Company accounted for the value of the warrants arising from the issuance of debt instruments pursuant to EITF 00-19, by allocating the proceeds first to the fair value of warrants, and then any residual amounts to the debt instruments. The fair value of the warrants is allocated to liabilities and to note discount. Upon conversion of the convertible notes to stock, warrants and options classified as current liabilities may be reclassified to additional paid-capital in the balance sheet.

The Company accounts for the intrinsic value of beneficial conversion rights arising from the issuance of convertible debt instruments with nondetachable conversion rights that are in-the money at the commitment date pursuant to the consensus of EITF Issue No. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios” and EITF Issue No. 00-27 (“EITF00-27”), “Application of Issue No. 98-5 to Certain Convertible Instruments.” Such values are determined by first allocating an appropriate portion of the proceeds received from the debt instruments to the warrants included in the exchange based on the fair values of the warrants and the debt instruments as explained above. The intrinsic value of the beneficial conversion rights at the commitment date may also be recorded as additional paid-in capital or liabilities and debt discount as of that date or, if the terms of the debt instrument are contingently adjustable, may only be recorded if a triggering event occurs and the contingency is resolved.

New Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123 (revised 2004), Share-Based Payment ("Statement 123(R)"), a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. Statement 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends FASB Statement No. 95, Statement of Cash Flows. Statement 123(R), which we have adopted in the first quarter of 2006, is generally similar to Statement 123, however, it requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. Thus, pro forma disclosure will no longer be an alternative to financial statement recognition for new stock option grants and unvested stock option grants prior to adoption of FAS 123(R).

The Company has elected to adopt, effective January 1, 2006, the Modified Prospective Method. This method requires the Company to prospectively expense all new grants and unvested pre-adoption grants. It also entails a pro forma presentation for comparative prior periods shown disclosing the effect of the new method had it been adopted earlier when the Company employed the use of the intrinsic value method of accounting as prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees.

BUSINESS

Cougar Biotechnology, Inc. is a development stage biopharmaceutical company that acquires and develops innovative products for the treatment of certain diseases. We focus on in-licensing and developing drugs that are undergoing or have already completed initial clinical testing for the treatment of cancer.

Our executive offices are located at 10990 Wilshire Boulevard, Suite 1200, Los Angeles, California 90024. Our telephone number is (310) 943-8040 and our internet address is www.cougarbiotechnology.com.

Our Products

CB7630 (ABIRATERONE ACETATE)

In April 2004, we licensed the exclusive, worldwide rights to abiraterone acetate, or CB7630, which is an orally available, targeted inhibitor of the steroidal enzyme 17a-hydroxylase/C17,20 lyase. The 17a-hydroxylase/C17,20 lyase enzyme is expressed in both testicular and adrenal tissues and is involved in the production of testosterone in these organs. We believe that by inhibiting this enzyme, CB7630 reduces testosterone levels in both the testes and adrenals, that are believed to stimulate the growth of prostate cancer cells. Based on clinical trials performed to date, we believe that CB7630 has potential applications in the treatment of prostate cancer, including (i) serving as a second-line therapy for patients with hormone refractory prostate cancer that have failed traditional first-line LHRH agonist and/or anti-androgen therapy; and (ii) serving as a first-line therapy for patients with advanced prostate cancer that have yet to receive traditional first-line LHRH agonist and/or anti-androgen therapy.

Background on Prostate Cancer

Prostate cancer is the most common tumor in men in the United States, with over 234,460 new cases and over 27,350 deaths expected in 2006. At present, men in the United States have a one in five lifetime risk of being diagnosed with prostate cancer, and approximately 10-15% will have metastatic, or advanced, disease at the time of diagnosis.

In men, the prostate is a walnut-shaped gland located just below the bladder and in front of the rectum. When cells in the prostate begin to grow out of control, a cancerous tumor can form. As the tumor grows, it can spread to the interior of the prostate gland, to tissues near the prostate, to sac-like structures attached to the prostate (seminal vesicles), and to distant parts of the body (e.g., bones, liver, lungs).

For patients with advanced, metastatic prostate cancer, the standard of care is treatment with hormonal ablation therapy. Hormonal therapies are used to suppress or block male steroid hormones, called androgens. Androgens, particularly testosterone and dihydrotestosterone, have been shown to stimulate prostate cancer cell growth. Hormonal therapies may include surgery to remove the testicles (also known as orchiectomy) or the use of two classes of hormonal agents: (i) LHRH agonists and (ii) anti-androgens. LHRH agonists work by shutting off luteinizing hormone secretion by the pituitary gland, which stops testosterone production by the testes. In contrast, anti-androgens block the androgen receptors on prostate cancer cells, thereby preventing androgens from stimulating the growth of such prostate cancer cells.

Initially, these hormonal ablation therapies relieve prostate cancer symptoms and decrease the levels of prostrate-specific antigen, or PSA. However, the median duration of response to these hormonal ablation therapies is less than two years. All patients with advanced prostate cancer who are treated with androgen deprivation eventually develop progressive hormone-refractory prostate cancer, as evidenced by increasing PSA levels, progressive disease on imaging studies, or progressive symptoms such as pain. Because the molecular basis for this progression to the hormone-refractory state is poorly understood, the treatment of patients with hormone-refractory prostate cancer remains a clinical challenge.

One important strategy for treatment of hormone-refractory prostate cancer involves secondary hormonal manipulations after the failure of primary hormonal ablation therapy. This approach is based on the observation that most androgen independent prostate tumors continue to express androgen receptors as well as the androgen-dependent gene and PSA, which indicates that these cells maintain a functional androgen-receptor signaling pathway despite castrated levels of testosterone resulting from first-line hormonal therapies. In addition, recent studies have shown that an increase in the expression of the androgen receptor is associated with resistance to hormonal therapy. In this way, androgen receptor over-expression may allow for the continued growth of prostate cancer cells in the environment of the minute levels of testosterone that are present during the combined use of LHRH agonists and anti-androgens.

Strategies for second-line hormonal therapies are based on two factors. First, extra-testicular sources of testosterone represent an important secondary source of androgen stimulation in patients with prostate cancer. More specifically, as much as 10% of circulating testosterone is produced by the adrenal glands, thus making the adrenal production of testosterone an important target for secondary hormonal manipulations. Consequently, it has been shown that drugs that inhibit adrenal testosterone production can induce clinical responses in prostate cancer patients that have failed first line hormonal therapy. Second, the development of hormone-refractory prostate cancer is caused in part by changes in the androgen receptor regulation as the sensitivity of the androgen receptor is increased by the over-expression of the androgen receptor in the environment of lower testosterone concentrations.

Current treatments such as orchiectomy and LHRH agonists result in reduced androgen production by the testes but do not interfere with androgen production by the adrenals, which may contribute androgen precursors to the prostate and thereby to hormone-refractory prostate cancer. More specifically, since these first-line hormonal treatments leaves testosterone derived from adrenal sources intact, PSA levels begin to rise over the two to three years following initial treatment, and prostate tumors eventually progress to become hormone refractory. Unfortunately, currently about half of patients with hormone-refractory prostate cancer die within 12 months of becoming hormone-refractory because, at present, there is no successful treatment for hormone-refractory prostate cancer.

Advantages of CB7630

Based on preclinical and clinical studies to date, we believe that CB7630 may offer an advantage over existing treatments that are used as second-line hormonal therapies for the treatment of prostate cancer. Currently, there is no drug specifically approved as a second-line hormonal agent for the treatment of prostate cancer. Rather, the standard of care for second-line hormonal therapies includes using existing drugs, such as steroids (hydrocortisone, dexamethasone), hormones (estrogen, aminoglutethimide) and antifungal agents (ketoconazole), in “off-label” settings, and each of these drugs has characteristics limiting its usefulness as a treatment for prostate cancer. We believe that CB7630 may have potential advantages over such existing treatments, most notably due to its increased selectivity and stronger inhibition of the target enzyme 17a-hydroxylase/C17,20 lyase. Moreover, while existing second-line hormonal treatments have detrimental side effects limiting their use (including the gastrointestinal side effects, hepatotoxicity and cutaneous side effects, or “sticky skin syndrome”, associated with certain anti-fungal agents, and the adrenal insufficiency, hypotension and deep vein thrombosis that are associated with certain hormones), no such side effects appear to be triggered by the use of CB7630. Should CB7630 continue to demonstrate a lack of serious side effects, it could position the drug favorably against other agents. Finally, agents used as second line hormonal agents for hormone refractory prostate cancer need to be taken multiple times during the day. In its clinical testing to date, CB7630 has been shown to have a half life of over 24 hours, which we believe positions the drug well for a once-daily dosing. Such a convenient dosing schedule may result in better patient compliance compared to the other agents that are used as second line hormonal treatments.

Results of Clinical Trials for CB7630

In three separate trials performed by Cancer Research UK Centre for Cancer Therapeutics, Institute of Cancer Research, located in Sutton, United Kingdom, and Royal Marsden NHS Trust, also located in Sutton, United Kingdom, CB7630 was administered as a single agent to a total of 26 prostate cancer patients. In all three clinical studies, treatment with CB7630 was seen to be well tolerated with no serious adverse biochemical or hematological side effects. The results of these Phase I trials were published in the British Journal of Cancer in June 2004.

In the first study (“single dose castrate study”), CB7630 was given as a single oral dose to 16 patients with castrate levels of testosterone in order to determine the dose of CB7630 that could cause suppression of testosterone synthesis to undetectable and super-castrate levels (<0.14 nmol/l, or 4 ng/dL). This was achieved at the highest dose level tested (500 mg).

In the second study (“single dose noncastrate study”), CB7630 was given as a single oral dose to four patients with noncastrate levels of testosterone in order to determine the dose of CB7630 that was sufficient to cause suppression of testosterone synthesis. In all three patients tested at the 500 mg levels, a reduction in testosterone levels of more than 50% from baseline was observed.

In the third study (“multidose noncastrate study”), CB7630 was given daily for 12 consecutive days to six patients with noncastrate levels of testosterone in order to determine the dose of CB7630 that was sufficient to suppress testosterone synthesis both to castrate levels (<2.0 nmol/l, or 50 ng/dL) and to levels that are comparable to those typically seen in patients that are treated with hormonal ablation therapy, such as LHRH agonists (<0.7 nmol/l, or 20 ng/dL). The results showed that all patients treated at the 500 mg and 800 mg level experienced suppression of testosterone to castrate levels. In addition, 2 out of 3 patients treated at 800 mg daily had complete suppression of testosterone down to levels less than 0.7 nmol/l, or 20 ng/dL.

In December 2005, we initiated a Phase I/II trial of CB7630 for the treatment of advanced prostate cancer. The Phase I/II trial is being conducted at The Institute of Cancer Research, in the Cancer Research UK Centre for Cancer Therapeutics, and at The Royal Marsden Hospital in the United Kingdom. The Phase I/II study is an open label, dose escalating study to evaluate the safety and efficacy of CB7630 administered daily as a second-line hormonal agent to patients with chemotherapy-naïve hormone refractory prostate cancer with a rising PSA despite hormonal therapy.

Plan of Development

In addition, in February 2006, we announced that our Investigational New Drug Application for CB7630 had been approved by the US Food and Drug Administration. We anticipate that a Phase I trial of CB7630 as a second line hormonal agent for advanced prostate cancer patients that have failed treatment with first line hormone therapy will be initiated in the first half of 2006.

CB3304 (NOSCAPINE AND RELATED ANALOGS)

In March 2004, we licensed the exclusive, worldwide rights to noscapine, or CB3304, which is an orally available alkaloid derived from opium. We believe that preclinical studies demonstrate that CB3304 acts as a tubulin inhibitor and has anticancer activity in preclinical tumor models. More specifically, the drug alters microtubule dynamics, blocks mitosis and causes apoptosis, or programmed cell death. Therefore, we believe that CB3304 may have potential applications in the treatment of a number of tumor types in which tubulin inhibitors have already been shown to be effective, including non-Hodgkin’s lymphoma, multiple myeloma, breast cancer, lung cancer, ovarian cancer and prostate cancer.

Background on Non-Hodgkin’s Lymphoma and Tubulin Inhibitors

Non-Hodgkin’s lymphoma, or NHL, is a cancer that originates in the lymph nodes in the body. More specifically, NHL is a cancer of B-cell and T-cell lymphocytes. Currently, in the United States there are over 300,000 patients diagnosed with NHL, with approximately 58,870 newly diagnosed cases annually. Approximately 85% to 90% of patients diagnosed with NHL in the United States have B-cell NHL. The international market for NHL is estimated to be at least equal in size to the United States market. NHL is the sixth leading cause of death of cancer-related death in the United States with approximately 18,840 patients expected to die of the disease in 2006.

NHL is clinically classified as being either slow-growing, referred to as indolent, or fast-growing, referred to as aggressive, depending on whether the patient’s survival time after relapse from the initial therapy is measured in years or in months. Indolent and aggressive NHL each constitute approximately half of all newly diagnosed B-cell NHL, and roughly half of the indolent B-cell NHL is follicular B-cell NHL. Although indolent B-cell NHL progresses at a slow rate, it is eventually fatal and there is no cure currently available. According to the American Cancer Society, the median survival time from diagnosis for patients with indolent B-cell NHL having stage III/IV follicular B-cell NHL is between seven and ten years. Unlike indolent B-cell NHL, approximately 40% of aggressive B-cell NHL cases are cured by standard chemotherapy. The remaining patients with aggressive B-cell NHL relapse and cannot be effectively treated.

Microtubules, composed of the protein tubulin, are cellular components that play a key role during cellular mitosis, or cell division. Microtubules participate in the exact organization and function of the mitotic spindle, and are critical for assuring the integrity of the segregated DNA. Because of their critical function, microtubules represent one of the key targets for cancer treatments.

Antimicrotubule agents, or tubulin inhibitors, are a well accepted class of drugs in the treatment of cancer and include taxanes (such as paclitaxel and docetaxel) and vinca alkaloids (such as vincristine, vinorelbine, and vinblastine) that are used either alone or in combination with other anti-cancer drugs. These tubulin inhibitors act by promoting apoptosis, or programmed cell death, which results in the destruction of cancer cells. However, the cytotoxic effects of tubulin inhibitors are nonselective; therefore, they affect normal cells as well as cancerous cells. Thus tubulin inhibitors adversely effect rapidly dividing blood cells (leading to anemia, neutropenia and thrombocytopenia) and the cells of nervous system (leading to neural toxicity such as peripheral neuropathy). In addition to these toxicities, repeated dosing with tubulin inhibitors can lead to the tumor developing resistance to treatment, which eventually renders these drugs ineffective.

Advantages of CB3304

As discussed above, CB3304 is an orally active alkaloid derived from opium. Preclinical studies have shown that CB3304 is a microtubule targeting agent that alters microtubule dynamics, blocks mitosis, and causes apoptosis. More specifically, CB3304 has been shown to: 1) bind to tubulin and alter its conformation and assembly properties; 2) interfere with microtubule dynamics both in vitro and in living cells; 3) arrest a number of cancerous cells in mitosis and target them for apoptosis and 4) inhibit the growth of solid murine lymphoid tumors, human breast, bladder and melanoma tumors implanted in mice by inducing polyploidy and apoptosis. CB3304 has also shown the ability to inhibit the proliferation of both paclitaxel sensitive and paclitaxel resistant human ovarian carcinoma cell lines.

We believe that CB3304 may have advantages over existing tubulin inhibitors for the treatment of cancer. More specifically, the mechanism of action of the majority of tubulin inhibitors is that of either promoting or inhibiting microtubule assembly. CB3304 has a unique mechanism of action whereby the drug does not significantly promote or inhibit microtubule assembly but instead alters microtubule dynamics and increases the amount of time that the microtubules spend in an attenuated (or paused) state, which leads to apoptosis. CB3304 has also been shown to bind to a different site on tubulin than other tubulin inhibitors. We believe that this unique mechanism of action and binding site may translate into CB3304 demonstrating efficacy in patients that have failed treatment with other microtubule inhibitors. Moreover, because most tubulin inhibitors affect all rapidly dividing cells (both normal and cancerous), tubulin inhibitors are generally associated with a variety of serious side effects, including neuropathy, anemia and neutropenia. In contrast, we believe preclinical studies have shown that CB3304 does not damage normal cells. We believe the results of these preclinical studies also suggest that CB 3304 does not cause any of the same deleterious side effects as other tubulin inhibitors. If this benign side effect profile is also seen during the clinical testing with CB3304, it could represent an important advantage for CB3304 over other microtubule inhibitors. Finally, since the majority of tubulin inhibitors are administered intravenously, we believe that CB3304, due to its ability to be administered orally, may have significant dosing advantages over existing tubulin inhibitors.

We believe that CB3304 may be utilized in the treatment of non-Hodgkin’s lymphoma. The standard of care for treatment of non-Hodgkin’s lymphoma currently includes chemotherapy and radiation therapy. Specifically, the monoclonal antibody Rituxan® has also been gaining widespread use either alone or in combination with chemotherapy. Although patients with low-grade lymphoma often respond to treatment with Rituxan®, such patients cannot currently be cured with any form of therapy. Eventually, these patients will become refractory to all forms of therapy, including Rituxan®. Some patients with aggressive non-Hodgkin’s lymphoma may be cured with chemotherapy treatment. However, most patients with aggressive non-Hodgkin’s lymphoma may relapse or fail to respond to existing therapies.

Results of Clinical Trials and Plan of Development

In December 2005, we announced positive interim data from an ongoing investigator sponsored Phase I trial of CB3304 in patients with relapsed or refractory non-Hodgkin’s lymphoma. The trial is an open label dose escalating study, being conducted at the University of Southern California Norris Comprehensive Cancer Center, where cohorts of subjects with relapsed/refractory non-Hodgkin’s lymphoma or chronic lymphocytic leukemia, referred to as CLL or SLL, were treated at one of three different dose levels involving total daily doses of 1 g, 2 g, and 3 g per day. At each dose level, noscapine was administered orally on a three times a day schedule for 49 days. In the trial, responses for NHL patients were evaluated using the International Working Group Response Criteria for NHL and responses for CLL patients were evaluated using the NCI Working Group criteria. For both NHL and CLL patients, toxicity was graded according to the NCI common toxicity criteria.

At this interim analysis, 12 patients with a median age of 65 years (range 38-71) have been accrued. Four subjects had CLL/SLL, 2 had mantle cell lymphoma, one had follicular grade III lymphoma, 4 had diffuse large cell lymphoma, referred to as DLC, and one had lymphoplasmacytic low grade lymphoma. These interim results suggest:

•
Of the 10 patients that are evaluable for response, one patient with follicular grade III disease has had a partial response. This patient initially demonstrated stabilization of their disease for a period of approximately four years before achieving a partial response. In addition, two patients, one with mantle cell lymphoma and one with DLC have demonstrated stable disease of duration 30 days and 77 days, respectively.

•	CB3304 has been well tolerated, with no grade 3 or 4 hematological toxicities. One grade 3 neurotoxicity consisting of depressed level of consciousness was experienced at the 3 gram dose level.

•	A larger study of noscapine is warranted to evaluate the efficacy of the compound in patients with lymphoma.

In December 2005, we also announced results from preclinical experiments that we believe demonstrate the effectiveness of CB3304 for the treatment of NHL and multiple myeloma and that warrant our continued development of the drug in hematological malignancies. The preclinical studies demonstrate that CB3304 exhibits potent antitumor activity against NHL and myeloma in vitro, as well as in vivo in xenograft models. More specifically, the in vitro studies demonstrated that following exposure to CB3304, the OPM2 (multiple myeloma), H9 (T cell lymphoma) and RL (B cell lymphoma) tumor cell lines exhibited an IC50 of approximately 30 nM, 700 nM, and 500 nM for the OPM2, H9 and RL lines, respectively. Treatment with noscapine resulted in the induction of apoptosis in each of the cell lines tested. Additionally, in vivo studies demonstrated that in xenograft models, daily administration of noscapine resulted in tumor growth delays of between 30-80% of the control tumor volumes. Due to the results of these preclinical studies, we amended the protocol for the ongoing Phase I trial of CB3304 in order to allow multiple myeloma patients to be enrolled in the trial in addition to NHL patients.

The Company is also currently in preclinical development of several noscapine analogs that, in preclinical models, appear to be more potent microtubule interfering agents that arrest mitosis and inhibit cell proliferation in human breast, cervical, colon, ovarian and prostate cancer cells, and inhibit the proliferation of human ovarian cancers cells that are resistant to paclitaxel and epothilone, with a much higher efficiency than CB3304. We intend to continue to conduct preclinical studies with respect to these noscapine analogs. If these preclinical studies are successful, we intend to pursue clinical development of the applicable analogs.

CB6604 (EXTENDED RELEASE OF CB3304)

The Company is also conducting preclinical development of CB6604, an extended release version of CB3304. We believe that in vitro studies in breast cancer cells have demonstrated that increasing the amount of time that such cells are exposed to CB3304 results in a significant increase in the apoptotic effects of the drug. We plan to proceed with preclinical testing of CB6604 in in vivo tumor models, at the optimal dose determined in the in vitro studies, in order to further investigate the safety and antitumor activity of CB6604.

CB1089 (SEOCALCITOL)

In June 2005, we licensed the exclusive, worldwide rights to seocalcitol, or CB1089, which is an analog of vitamin D. We believe that a number of preclinical studies have shown that vitamin D, or more specifically its biologically active metabolite “calcitriol,” has demonstrated anticancer activity in a number of different tumors including prostate, breast, pancreas, colon, skin and brain cancer. Calcitriol has many mechanisms of action in cancer including the ability to inhibit cell proliferation and angiogenesis, and induce differentiation and apoptosis. To date the clinical use of calcitriol has been limited by its adverse effects on calcium metabolism. More specifically, in human testing calcitriol has been shown to elevate serum levels of calcium, resulting in an adverse condition known as hypercalcemia, which can be life-threatening if left untreated. In preclinical models of prostate cancer, CB1089 has been shown to inhibit tumor cell growth more potently than calcitriol. Importantly, pre-clinical studies also indicate that CB1089 has reduced calcemic activity compared to calcitriol, significantly reducing the incidence of hypercalcemia.

Advantages of CB1089

If significant antitumor activity is seen in the clinical testing of CB1089, it could position the drug well versus calcitriol. Importantly, recent studies suggest calcitriol, when given in combination with currently used anticancer drugs, substantially increases the efficacy of the other anticancer drugs. Preclinical data also suggests that CB1089, when given in combination with other anticancer drugs, has even stronger antitumor activity than calcitriol given in combination with other cancer drugs. For example, preclinical studies have demonstrated that CB1089 given in combination with ketoconazole, a drug used off label as a second line hormonal therapy for prostate cancer, resulted in a dramatically greater suppression of prostate cancer cell growth than the combination of calcitriol and ketoconazole.

Results of Clinical Trials and Plan of Development

Several epidemiological studies have suggested an association between vitamin D and prostate cancer. More specifically, these studies have suggested that low serum levels of vitamin D results in an increased risk of prostate cancer and that prostate cancer mortality increases with decreasing exposure to sunlight, a natural source of vitamin D. More recently, clinical trial results with calcitriol given in combination with chemotherapy have shown that vitamin D may have a therapeutic benefit in patients with prostate cancer. Data from a Phase III trial of weekly calcitriol in combination with chemotherapy versus placebo and chemotherapy, presented at the 2005 Annual Meeting of the American Society of Clinical Oncology, demonstrated that patients receiving the combination of calcitriol plus chemotherapy had an increased survival over patients receiving placebo plus chemotherapy. Should the results of clinical trials with CB1089 demonstrate efficacy with patients with advanced prostate cancer, we believe we will be able to strongly position CB1089 in the prostate cancer market. In its Phase I testing, CB1089 was administered to 36 patients with advanced cancer. The results from the trial showed that the drug was well tolerated with an acceptable adverse event profile. Importantly, the data from the trial supported the preclinical findings that CB1089 was indeed less calcemic than calcitriol. We intend to initiate clinical trials of CB1089 in prostate cancer in the second half of 2006.

CB1089 has been tested as a single agent in a number of clinical trials including hepatocellular carcinoma, colorectal cancer, breast cancer and pancreatic cancer. Evidence of antitumor activity has been seen in hepatocellular carcinoma and colorectal cancer. More specifically, in a Phase II trial of CB1089 in 33 patients with inoperable hepatocellular carcinoma, 2 patients demonstrated a complete response and 12 patients showed stable disease. However, in subsequent trials CB1089, at the dose and regimen tested, did not demonstrate the ability to increase survival in patients with inoperable hepatocellular carcinoma. Due to the heterogeneous nature of hepatocellular carcinoma, Cougar is performing preclinical investigations to identify subtypes of hepatocellular carcinoma that are more likely to respond to CB1089. If the results of the Company’s preclinical investigations are successful, in addition to the planned Phase II trial in prostate cancer, the Company may initiate a Phase II trial of CB1089 in a certain subtype of hepatocellular carcinoma.

Competition

The development and commercialization for new products to treat cancer is highly competitive, and there will be considerable competition from major pharmaceutical, biotechnology, and specialty cancer companies. Many of our competitors have substantially more resources than the Company, including both financial and technical. In addition, many of these companies have more experience than the Company in preclinical and clinical development, manufacturing, regulatory, and global commercialization. The Company is also competing with academic institutions, governmental agencies and private organizations that are conducting research in the field of cancer. Competition for highly qualified employees is intense.

Potential competitors to Cougar include, but are not limited to, Abbott Labs, Astrazeneca, Bristol Myers Squibb, Roche, Genzyme, Novacea, Kosan, Dendreon and Cell Genesys.

Intellectual Property and License Agreements

Our goal is to obtain, maintain and enforce patent protection for our products, formulations, processes, methods and other proprietary technologies, preserve our trade secrets, and operate without infringing on the proprietary rights of other parties, both in the United States and in other countries. Our policy is to actively seek to obtain, where appropriate, the broadest intellectual property protection possible for our current product candidates (CB7630, CB3304, CB1089, CB6604 and the noscapine analogs) and any future product candidates, proprietary information and proprietary technology through a combination of contractual arrangements and patents, both in the U.S. and abroad. However, even patent protection may not always afford us with complete protection against competitors who seek to circumvent our patents. See “Risk Factors - Risks Relating to Our Business - If we fail to adequately protect or enforce our intellectual property rights or secure rights to patents of others, the value of our intellectual property rights would diminish,” below.

We will continue to depend upon the skills, knowledge and experience of our scientific and technical personnel, as well as that of our advisors, consultants and other contractors, none of which is patentable. To help protect our proprietary know-how, which is not patentable, and for inventions for which patents may be difficult to enforce, we currently rely and will in the future rely on trade secret protection and confidentiality agreements to protect our interests. To this end, we require all of our employees, consultants, advisors and other contractors to enter into confidentiality agreements that prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business.

License Agreements

In April 2004, we entered into an exclusive, worldwide license agreement with BTG plc for CB7630 (abiraterone acetate). Specifically, we licensed US Patent No. 5,604,213, dated February 18, 1997 entitled “17-Substituted Steroids Useful in Cancer Treatment”, US Patent No. 5,618,807, dated April 8, 1997 entitled “Method for Preparing 17-Substituted Steroids useful in Cancer Treatment”, the corresponding foreign patents and two additional US patent applications. As consideration for the rights to abiraterone acetate, we paid BTG an initial license fee of $923,100 and agreed to pay BTG an annual license maintenance fee of 150,000 pounds sterling (currently, approximately $288,000) until the first commercial sale of the licensed product. In addition, the license agreement requires the Company to make substantial payments upon the achievement of certain clinical and regulatory milestones. Should abiraterone acetate become commercialized, the Company will be obligated to pay to BTG an annual royalty based on net sales of the product. In the event that the Company sublicenses abiraterone acetate to a third party, the Company is obligated to pay royalties to BTG based on a fixed rate of fees or royalties received from the sublicense. The license agreement contains other customary clauses and terms as are common in similar agreements in the industry.

In March 2004, we entered into an exclusive, worldwide license agreement with Emory University for CB3304 (noscapine), CB6604 and the noscapine analogs. Specifically, Cougar licensed US Patent No. 6,376,516, dated April 23, 2002 entitled “Noscapine Derivatives, Useful as Anticancer Agents”, US Patent No. 6,673,814, dated January 6, 2004 entitled “Delivery Systems and Methods for Noscapine and Noscapine Derivatives, Useful as Anticancer Agents”, the corresponding foreign patent applications and additional US patent applications. As consideration for the rights to noscapine and the analogs of noscapine, we paid Emory University an initial license fee of $72,435 and agreed to sponsor a Research Project involving the licensed technology in the amount of $114,750. In connection with the License Agreement, the Company has agreed to make substantial payments to Emory University, payable upon the achievement of certain clinical and regulatory milestones. Should a product incorporating the licensed technology be commercialized, the Company will be obligated to pay to Emory University an annual royalty based on net sales of the product. In the event that the Company sublicenses the licensed technology to a third party, the Company will be obligated to pay royalties to Emory University based on a fixed rate of fees or royalties received from the sublicense. The license agreement contains other customary clauses and terms as are common in similar agreements in the industry.

In June 2005, we entered into an exclusive, worldwide license agreement with LEO Pharma A/S for CB1089 (seocalcitrol). Specifically, we licensed US Patent No. 5,190,935, dated April 7, 1990, US Patent No. 6,310,226, dated October 30, 2001, the corresponding foreign patents and certain additional foreign patent applications. As consideration for the rights to seocalcitrol, we paid LEO Pharma A/S an initial license fee of $250,000. In addition, the license agreement requires the Company to make substantial payments upon the achievement of certain clinical and regulatory milestones. Should seocalcitrol become commercialized, the Company will be obligated to pay to LEO Pharma A/S an annual royalty based on net sales of the product. In the event that the Company sublicenses seocalcitrol to a third party, the Company is obligated to pay royalties to LEO Pharma A/S based on a fixed rate of fees or royalties received from the sublicense. The license agreement contains other customary clauses and terms as are common in similar agreements in the industry.

Government Regulation

The research, development, testing, manufacture, labeling, promotion, advertising, distribution, and marketing, among other things, of our products are extensively regulated by governmental authorities in the United States and other countries. In the United States, the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act, or the “FDCA,” and its implementing regulations. Failure to comply with the applicable U.S. requirements may subject us to administrative or judicial sanctions, such as FDA refusal to approve pending New Drug Applications, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, and/or criminal prosecution.

Drug Approval Process. None of our drugs may be marketed in the U.S. until the drug has received FDA approval. The steps required before a drug may be marketed in the U.S. include:

•	preclinical laboratory tests, animal studies, and formulation studies;

•	submission to the FDA of an IND for human clinical testing, which must become effective before human clinical trials may begin;

•	adequate and well-controlled human clinical trials to establish the safety and efficacy of the drug for each indication;

•	submission to the FDA of an NDA;

•	satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the drug is produced to assess compliance with current good manufacturing practices, or “cGMPs”; and

•	FDA review and approval of the NDA.

Preclinical tests include laboratory evaluation of product chemistry, toxicity, and formulation, as well as animal studies. The conduct of the preclinical tests and formulation of the compounds for testing must comply with federal regulations and requirements. The results of the preclinical tests, together with manufacturing information and analytical data, are submitted to the FDA as part of an IND, which must become effective before human clinical trials may begin. An IND will automatically become effective 30 days after receipt by the FDA, unless before that time the FDA raises concerns or questions about issues such as the conduct of the trials as outlined in the IND. In such a case, the IND sponsor and the FDA must resolve any outstanding FDA concerns or questions before clinical trials can proceed. The Company cannot be sure that submission of an IND will result in the FDA allowing clinical trials to begin.

Clinical trials involve the administration of the investigational drug to human subjects under the supervision of qualified investigators. Clinical trials are conducted under protocols detailing the objectives of the study, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND.

Clinical trials typically are conducted in three sequential Phases, but the Phases may overlap. The study protocol and informed consent information for study subjects in clinical trials must also be approved by an Institutional Review Board for each institution where the trials will be conducted. Study subjects must sign an informed consent form before participating in a clinical trial. Phase I usually involves the initial introduction of the investigational drug into people to evaluate its short-term safety, dosage tolerance, metabolism, pharmacokinetics and pharmacologic actions, and, if possible, to gain an early indication of its effectiveness. Phase II usually involves trials in a limited patient population to (i) evaluate dosage tolerance and appropriate dosage; (ii) identify possible adverse effects and safety risks; and (iii) evaluate preliminarily the efficacy of the drug for specific indications. Phase III trials usually further evaluate clinical efficacy and test further for safety by using the drug in its final form in an expanded patient population. There can be no assurance that Phase I, Phase II, or Phase III testing will be completed successfully within any specified period of time, if at all. Furthermore, the Company or the FDA may suspend clinical trials at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk.

The FDCA permits FDA and the IND sponsor to agree in writing on the design and size of clinical studies intended to form the primary basis of an effectiveness claim in an NDA application. This process is known as Special Protocol Assessment. These agreements may not be changed after the clinical studies begin, except in limited circumstances.

Assuming successful completion of the required clinical testing, the results of the preclinical studies and of the clinical studies, together with other detailed information, including information on the manufacture and composition of the drug, are submitted to the FDA in the form of an NDA requesting approval to market the product for one or more indications. The testing and approval process requires substantial time, effort, and financial resources. The agencies review the application and may deem it to be inadequate to support the registration, and companies cannot be sure that any approval will be granted on a timely basis, if at all. The FDA may also refer the application to the appropriate advisory committee, typically a panel of clinicians, for review, evaluation and a recommendation as to whether the application should be approved. The FDA is not bound by the recommendations of the advisory committee.

The FDA has various programs, including fast track, priority review, and accelerated approval, that are intended to expedite or simplify the process for reviewing drugs, and/or provide for approval on the basis surrogate endpoints. Generally, drugs that may be eligible for one or more of these programs are those for serious or life-threatening conditions, those with the potential to address unmet medical needs, and those that provide meaningful benefit over existing treatments. A company cannot be sure that any of its drugs will qualify for any of these programs, or that, if a drug does qualify, that the review time will be reduced.

Section 505(b)(2) of the FDCA allows the FDA to approve a follow-on drug on the basis of data in the scientific literature or a prior FDA approval of an NDA for a related drug. This procedure potentially makes it easier for generic drug manufacturers to obtain rapid approval of new forms of drugs based on proprietary data of the original drug manufacturer.

Before approving an NDA, the FDA usually will inspect the facility or the facilities at which the drug is manufactured and will not approve the product unless cGMP compliance is satisfactory. If the FDA evaluates the NDA and the manufacturing facilities as acceptable, the FDA may issue an approval letter, or in some cases, an approvable letter followed by an approval letter. Both letters usually contain a number of conditions that must be met in order to secure final approval of the NDA. When and if those conditions have been met to the FDA’s satisfaction, the FDA will issue an approval letter. The approval letter authorizes commercial marketing of the drug for specific indications. As a condition of NDA approval, the FDA may require post-marketing testing and surveillance to monitor the drug’s safety or efficacy, or impose other conditions.

After approval, certain changes to the approved product, such as adding new indications, making certain manufacturing changes, or making certain additional labeling claims, are subject to further FDA review and approval. Before a company can market products for additional indications, it must obtain additional approvals from FDA. Obtaining approval for a new indication generally requires that additional clinical studies be conducted. A company cannot be sure that any additional approval for new indications for any product candidate will be approved on a timely basis, or at all.

Post-Approval Requirements. Often times, even after a drug has been approved by the FDA for sale, the FDA may require that certain post-approval requirements be satisfied, including the conduct of additional clinical studies. If such post-approval conditions are not satisfied, the FDA may withdraw its approval of the drug. In addition, holders of an approved NDA are required to: (i) report certain adverse reactions to the FDA, (ii) comply with certain requirements concerning advertising and promotional labeling for their products, and (iii) continue to have quality control and manufacturing procedures conform to cGMP after approval. The FDA periodically inspects the sponsor’s records related to safety reporting and/or manufacturing facilities; this latter effort includes assessment of compliance with cGMP. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain cGMP compliance. We intend to use third party manufacturers to produce our products in clinical and commercial quantities, and future FDA inspections may identify compliance issues at the facilities of our contract manufacturers that may disrupt production or distribution, or require substantial resources to correct. In addition, discovery of problems with a product after approval may result in restrictions on a product, manufacturer, or holder of an approved NDA, including withdrawal of the product from the market.

Employees

Currently, we have 3 employees, all of which are full-time. Over the course of the next year, we anticipate hiring up to 7 additional full-time employees devoted to research and development activities and up to 3 additional full-time employees for general and administrative activities. In addition, we intend to use clinical research organizations and third parties to perform our clinical studies and manufacturing.

Properties

Our executive offices are located at 10990 Wilshire Boulevard, Suite 1200, Los Angeles, California 90024. Our telephone number is (310) 943-8040. Pursuant to an Office Lease dated October 31, 2005 by and between Cougar and Douglas Emmett Realty Fund 1997, we are required to make monthly lease payments of $18,671, with annual increases of approximately 3%. The office space is approximately 7,300 square feet, and the lease expires on February 28, 2011.

 Legal Proceedings

We are not currently involved in any material legal proceedings.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the name and position of each of the Company’s directors and executive officers after the Merger.

Name	Age	Positions
Arie S. Belldegrun, M.D, FACS	56	Director and Chairman of Scientific Advisory Board
Alan H. Auerbach	36	Director, Chief Executive Officer and President
Gloria T. Lee, M.D., Ph.D.	55	Vice President, Clinical Research and Development
Charles R. Eyler.	58	Vice President, Finance, and Treasurer
Lindsay A. Rosenwald, M.D.	50	Director
Harold J. Meyers	73	Director

Arie S. Belldegrun, M.D. Dr. Belldegrun joined Cougar in December 2003 as Vice Chairman of the Board of Directors and Chairman of the Scientific Advisory Board. Dr. Belldegrun is Chief of the Division of Urologic Oncology and holds the Roy and Carol Doumani Chair in Urologic Oncology at the David Geffen School of Medicine at the University of California, Los Angeles (UCLA). He is also the Founder of Agensys, Inc., a privately held biotechnology company focused on the development of fully human monoclonal antibodies to treat solid tumor cancers based on Agensys’ proprietary targets. Dr. Belldegrun served as founding Chairman of Agensys from 1997-2002 and currently serves on Agensys’ Board of Directors and as a consultant. Dr. Belldegrun completed his M.D. at the Hebrew University Hadassah Medical School in Jerusalem, his post graduate fellowship at the Weizmann Institute of Science and his residency in Urological Oncology at Harvard Medical School. Prior to UCLA, Dr. Belldegrun was at the National Cancer Institute/NIH as a research fellow in surgical oncology under Steven A. Rosenberg, M.D., Ph.D. He is certified by the American Board of Urology and is a Fellow of the American College of Surgeons.

Alan H. Auerbach. Mr. Auerbach joined Cougar in May 2003 as Chief Executive Officer, President and a director. From June 1998 to April 2003, Mr. Auerbach was Vice President, Senior Research Analyst at Wells Fargo Securities where he was responsible for research coverage of small and middle capitalization biotechnology companies, with a focus on companies in the field of oncology. He had primary responsibility for technical, scientific and clinical due diligence as well as selection of biotechnology companies followed by Wells Fargo Securities. During 2002, Mr. Auerbach ranked second in the NASDAQ/Starmine survey of analyst performance for stock picking in biotechnology. From August 1997 to May 1998, Mr. Auerbach was Vice President, Research Analyst at the Seidler Companies, Inc., where he was responsible for research coverage of small capitalization biotechnology companies. Prior to his work as a biotechnology analyst, Mr. Auerbach worked for Diagnostic Products Corporation, where he designed and implemented clinical trials in the field of oncology. Mr. Auerbach received his B.S. in biomedical engineering from Boston University and his M.S. in biomedical engineering from the University of Southern California.

Gloria Lee, M.D, Ph.D. Dr. Lee joined Cougar in November 2004 as Vice President of Clinical Research and Development. Prior to Cougar, Dr. Lee was Senior Director, Clinical Development-Oncology at Chiron Corporation since August 2003. Prior to Chiron, Dr. Lee was Senior Therapeutic Expert in Oncology at Hoffman La Roche from July 1999 to August 2003. Dr. Lee also served in a variety of clinical development positions at Rhone Poulenc Rorer (now Aventis) from 1994 through 1999, including the position of Associate Director of Medical Affairs, where Dr. Lee was responsible for the clinical development of the anticancer drug Taxotere in breast cancer. Dr. Lee is a board certified medical oncologist and holds an M.D. from The University of Miami School of Medicine and a Ph.D. in molecular biology from Columbia University.

Charles R. Eyler. Mr. Eyler joined Cougar in September 2004 as Vice President of Finance and became the Treasurer of the Company in April 2006. Prior to joining Cougar, Mr. Eyler served as Chief Financial Officer and Chief Operating Officer of Hayes Medical Inc. from March 1999 to January 2004. Prior to Hayes Medical, Mr. Eyler held several financial positions including Director of Finance and Administration at Alphatec Manufacturing, Inc., Division Controller at JBL Scientific, Inc., Division Controller at Surgitek, Inc. and Financial Systems Director at Zimmer, Inc. Mr. Eyler received his B.S. from Drexel University and his M.B.A. from Saint Francis College.

Lindsay A. Rosenwald, M.D. Dr. Rosenwald has been a director of Cougar since May 2003. Dr. Rosenwald has served as Chairman of Paramount BioCapital, Inc. since 1992, and Chairman of Paramount Capital Investments LLC, a merchant and investment bank, since 1995, and Chairman of Paramount Capital Asset Management, Inc. since 1994. Dr. Rosenwald also serves as a member of the Board of Directors of Keryx Biopharmaceuticals (NASDAQ: KERX). Dr. Rosenwald received his M.D. from Temple University School of Medicine and his B.S. in Finance from Pennsylvania State University.

Harold J. Meyers. Mr. Myers has been a director of since July 2003. Mr. Meyers’ career encompasses over 45 years of professional experience in various aspects of the financial services industry, including being the founder of Los Angeles based H.J. Meyers and Company from 1982-1994, serving as Managing Director of Wells Fargo Investments (formerly Van Kasper & Company) from 1995-2003 and serving in his current position as Senior Vice President of A.G. Edwards & Sons, Inc., since July 2003. Mr. Meyers holds a B.S. from the University of Denver.

Executive Compensation

Summary Compensation Table

The following table sets forth the cash and non-cash compensation for awarded to or earned by (i) each individual serving as our chief executive officer since inception in May 2003; and (ii) each other individual that served as an executive officer of Cougar at the conclusion of the fiscal year ended December 31, 2005 and who received in excess of $100,000 in the form of salary and bonus during such fiscal year (collectively, the “named executives”).

		Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Year	Salary		Bonus ($)		Securities Underlying Options (#)	All Other Compensation ($)
Alan H. Auerbach (1) Chief Executive Officer and President	2005 2004 2003	$ $ $	200,000 200,000 125,000	$ $	225,000 300,000 -0-	-0- -0- 750,000	-0- -0- $131,625
Gloria T. Y. Lee, M.D. (2) Vice President, Clinical Research and Development	2005 2004	$ $	310,000 45,790		-0- $37,500	-0- 200,000	-0- $18,832
Charles R. Eyler (3) Treasurer and Vice President, Finance	2005 2004	$ $	140,000 50,346		-0- -0-	-0- 100,000	-0- $14,300
Richard A. Rappaport (4) Former Chief Executive Officer and President	2005		-0-		-0-	-0-	-0-

(1)
Mr. Auerbach became the Chief Executive Officer and President of the Company effective as of the Merger on April 3, 2006. In 2004, Mr. Auerbach was paid a bonus in the aggregate amount of $300,000, which was comprised of a discretionary bonus of $150,000 and an additional $150,000 in connection with the in-licensing of certain of our product candidates during such year. In February 2006, our Board of Directors declared a bonus of $225,000 payable to Mr. Auerbach in consideration of services in fiscal year 2005, but the payment of such bonus did not take place until April 2006.

(2)
Dr. Lee became the Vice President, Clinical Research and Development effective as of the Merger on April 3, 2006. Dr. Lee received a one-time bonus of $37,500 on execution of her employment agreement with us in November 2004. Additionally, Dr. Lee received an advance payment of $96,000 upon execution of her employment agreement, but Dr. Lee is obligated to pay back 50% of this amount in the event her employment is terminated prior to her second anniversary with the Company. Dr. Lee received a moving reimbursement of $18,832 from us upon execution of her employment agreement as reimbursement for expenses incurred in relocating to commence employment with us.

(3)
Mr. Eyler became the Vice President, Finance, of the Company effective as of the Merger on April 3, 2006, and additionally was named Treasurer of the Company on such date. Mr. Eyler received a moving reimbursement of $14,300 from us upon execution of his employment agreement as reimbursement for expenses incurred in relocating to commence employment with us.

(4)	Mr. Rappaport served as Chief Executive Officer and President of SRKP 4, Inc. from its inception in May 2005 until the Merger on April 3, 2006.

Executive Compensation under the 2003 Stock Option Plan

To date, and as adjusted pursuant to the Merger, we have outstanding 1,139,654 stock options issued under our 2003 Stock Option Plan, of which 655,292 have been issued to the named executives through March 2006.

No options to purchase shares of the Company's Common Stock were granted by the Company during the fiscal year ended December 31, 2005.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

No options to purchase shares of the Company's Common Stock were exercised by any of the named executive officers during the fiscal year ended December 31, 2005. As of December 31, 2005, the following options were held by named executive officers, as converted pursuant to the Merger:

	Number of Unexercised Securities Underlying Options at FY-End (#)		Value of Unexercised in-the-money Options at Fiscal Year End
Name	Exercisable	Unexercisable	(Exercisable/Unexercisable)(1)
Alan Auerbach (2)	144,041	144,041	$720,205 / $720,205
Dr. Gloria T. Lee (3)	38,411	38,411	$56,848 / $56,848
Charles Eyler (4)	19,206	19,206	$28,425 / $28,425

(1)
The value of unexercised in-the-money options on December 31, 2005 is based on a $2.07 value of our common stock on such date, as determined in the discretion of the Board of Directors on such date, converted pursuant to the Merger to $5.39 per share.

(2)	Option vests in four equal annual installments commencing January 1, 2005. Exercise price of options is $0.39 per share.
(3)	Option vests in two equal annual installments commencing October 2005. Exercise price of options is $3.91per share.
(4)	Option vests in two equal annual installments commencing August 2005. Exercise price of options is $3.91per share.

Compensation of Directors

We have not previously had any standard arrangements pursuant to which directors have been compensated for their services.

We entered into a Scientific Advisory Agreement dated January 1, 2004, as amended August 24, 2004 (the “Scientific Advisory Agreement”), with Dr. Arie Belldegrun to serve as Chairman of our Scientific Advisory Board and as a member of our Board of Directors. Pursuant to the Scientific Advisory Agreement, Dr. Belldegrun receives an annual payment of $200,000 per year. Additionally, for each new technology that we in-license or otherwise acquire that are first introduced to us by or through Dr. Belldegrun, or for which Dr. Belldegrun actively participates in the evaluation process (as determined by our Chief Executive Officer), we are to make milestone payments to Dr. Belldegrun ranging from $50,000 to $150,000 for each such technology, depending on the clinical phase trials such technology is undergoing or completed. Furthermore, we are to make a payment of $100,000 to Dr. Belldegrun in the event he assists in preparation for and participation in meetings with potential investors relating to an offering of securities with minimum proceeds to Cougar of at least $5,000,000, provided, that only one such payment shall be made per year. The Scientific Advisory Agreement has a term of four years, and annually renews for one year periods thereafter unless either party gives the other thirty (30) days written notice prior to the end of term, or any renewal term, that such term is not to be extended. In the event we terminate the Scientific Advisory Agreement prior to the end of the initial term for any reason other than gross negligence, willful misconduct or fraud on the part of Dr. Belldegrun, we will be obligated to pay Dr. Belldegrun all amounts owed to him for the remainder of the calendar year in which the termination occurs, and all stock options that would otherwise have vested in such calendar year shall automatically vest upon such termination. The Scientific Advisory Agreement contains other customary terms and provisions that are standard in our industry.

In conjunction with the execution of the Scientific Advisory Agreement and the amendment thereto, we granted Dr. Belldegrun options to purchase an aggregate of 500,000 shares of Cougar common stock, at an exercise price equal to $0.15 per share, all of which vested upon completion of the Merger. As adjusted pursuant to the Merger, Dr. Belldegrum has options to purchase 192,055 shares of our common stock at an exercise price of $0.39 per share.

During 2005, our Board of Directors approved bonuses in the aggregate of $150,000 to Dr. Belldegrun, consisting of a $50,000 bonus in connection with the in-licensing of one of our product candidates and a $100,000 bonus in connection with Dr. Belldegrun’s participation in certain of our efforts to obtain financing. These bonuses were paid by the Company in April 2006.

In February 2006, we granted Dr. Belldegrun options to purchase an additional 236,000 shares of Cougar common stock, at an exercise price equal to $1.85 per share, which, as adjusted pursuant to the Merger, became options to purchase 90,650 shares of our common stock at an exercise price of $4.82 per share. Additionally, in March 2006, we granted Dr. Belldegrun options to purchase an additional 420,000 shares of Cougar common stock at an exercise price of $1.73 per share, which, as adjusted pursuant to the Merger, became options to purchase 161,326 shares of our common stock at an exercise price of $4.50 per share. All of these options vested contemporaneously with completion of the Merger.

Upon his appointment as a director in July 2003, Mr. Meyers was granted a stock option to purchase 100,000 shares of Cougar common stock at an exercise price of $.15 per share, which, adjusted pursuant to the Merger, became options to purchase 38,411 shares of our common stock at an exercise price of $0.39 per share. The options vest annually in equal amounts over three years, so long as Mr. Meyers remains a director of the Company.

Employment Agreements with Executives

President and Chief Executive Officer

On May 16, 2003, we entered into an employment agreement with Alan Auerbach to act as its President and Chief Executive Officer, and to serve as a member of our Board of Directors. Mr. Auerbach receives an annual base salary of $200,000 per year. Mr. Auerbach is also eligible for a annual bonus for each year of his employment term, at the discretion of the Company’s Board of Directors, of up to 75% of his base salary. Additionally, for each new technology that the Company in-licenses or otherwise acquires that are first introduced to the Company by or through Mr. Auerbach, the Company pays a one time bonus of $75,000. In conjunction with the execution of his employment agreement, Mr. Auerbach also purchased 750,000 shares of Cougar Common Stock at a price of $0.001 per share pursuant to the terms and conditions of a stock purchase agreement, which, as adjusted pursuant to the Merger, became 288,083 Shares of our Common Stock. Mr. Auerbach’s employment agreement has a term of one year, and annually renews for one year periods thereafter unless either party gives the other sixty (60) days written notice prior to the end of term, or any renewal term, that such term is not to be extended. Under his employment agreement, Mr. Auerbach has also agreed to non-competition provisions. In consideration of this non-competition agreement, we have agreed to make payments to Mr. Auerbach for up to 12 months following the termination of his employment under certain circumstances. Mr. Auerbach’s employment agreement contains other customary terms and provisions that are standard in our industry.

During 2004, we paid Mr. Auerbach bonuses in the aggregate amount of $300,000, of which $150,000 represented a discretionary bonus for the first year of his employment term and $150,000 represented amounts payable to him in connection with the in-licensing of certain of our product candidates. During fiscal year 2005, our Board of Directors approved bonuses in the aggregate amount of $225,000, of which $150,000 represents a discretionary bonus payable to Mr. Auerbach for the second year of his employment term and $75,000 represents amounts payable in connection with the in-licensing of one of our product candidates. This bonus was paid in April 2006.

In January 2004, we granted Mr. Auerbach options to purchase 750,000 shares of Cougar Common Stock, at an exercise price of $0.15 per share, which, as adjusted pursuant to the Merger, became options to purchase 288,082 shares at an exercise price of $0.39 per share. These stock options vest in four equal installments on each of the first four anniversaries of the date of grant.

In February 2006, we granted Mr. Auerbach options to purchase an additional 236,000 shares of Cougar Common Stock, at an exercise price equal to $1.85 per share, which, as adjusted pursuant to the Merger, became options to purchase 90,650 shares of our common stock at an exercise price of $4.82 per share. Additionally, in March 2006, we granted Mr. Auerbach options to purchase an additional 420,000 shares of Cougar Common Stock at an exercise price of $1.73 per share, which, as adjusted pursuant to the Merger, became options to purchase 161,326 shares of our common stock at an exercise price of $4.50 per share. All of these options vested contemporaneously with completion of the Merger.

Treasurer, Vice President of Finance

On August 5, 2004, we entered into an employment offer letter with Charles Eyler to act as our Vice President of Finance. Mr. Eyler receives an annual base salary of $140,000 per year. Mr. Eyler is also eligible for a bonus each year, at the discretion of the Company’s Board of Directors, of up to 50% of his base salary. In conjunction with the execution of his employment offer letter, Mr. Eyler also received options to purchase 100,000 shares of Cougar Common Stock, at an exercise price equal to $1.50, which, as adjusted pursuant to the Merger, became options to purchase 38,411 shares of our common stock at an exercise price of $3.91 per share. The stock options vest in two equal installments on each of the first two anniversaries of Mr. Eyler’s employment with the Company.

Vice President of Clinical Development

On October 21, 2004, we entered into an employment offer letter with Gloria Tsi-Yie Lee, M.D., Ph.D. to act as our Vice President of Clinical Development. Dr. Lee receives an annual base salary of $310,000 per year. Dr. Lee is also eligible for a bonus each year, at the discretion of the Company’s Board of Directors, of up to 40% of her base salary. Dr. Lee received a one-time advance of $96,000 upon execution of her employment offer letter; provided that, if her employment with Cougar is terminated after the first anniversary but on or prior to the second anniversary thereof, Dr. Lee is obligated to repay 50% of such advance. In conjunction with the execution of her employment offer letter, Dr. Lee also received options to purchase 200,000 shares of Cougar Common Stock, at an exercise price equal to $1.50, which, as adjusted pursuant to the Merger, became options to purchase 76,822 shares of our common stock at an exercise price of $3.91 per share. These stock options vest annually in two equal installments on each of the first two anniversaries of Dr. Lee’s employment with the Company.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management

The following table summarizes certain information regarding the beneficial ownership (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”)) of the Company’s outstanding common stock as of May 1, 2006 by (i) each person known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding Common Stock, (ii) each director of the Company, (iii) each of the Company’s named executive officers (as defined in Item 402(a)(3) of Regulation S-B under the Securities Act of 1933), and (iv) all executive officers and directors as a group. Except as indicated in the footnotes below, the security and stockholders listed below possess sole voting and investment power with respect to their shares. Except as otherwise indicated, the address of the security and stockholders listed below is 10990 Wilshire Boulevard, Suite 1200, Los Angeles, California 90024. Pursuant to the Certificate of Designations for our Preferred Stock, the number of shares of common stock listed below as being beneficially owned by any holder only includes that number of shares of preferred stock, on an as converted basis, to the extent that, and only to the extent that, as a result of such conversion, the total number of shares of common stock that such holder would then be deemed to beneficially own pursuant to Section 13(d) of the Exchange Act would exceed 9.99% of the total number of then issued and outstanding shares of common stock, as determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned (#) (1)	Percentage of Common Stock Beneficially Owned (%) (1)
Alan H. Auerbach	684,100 (2)	13.67%
Arie Belldegrun	590,745 (3)	11.61%
Charles R. Eyler	19,206 (4)	*
Gloria T. Lee	38,411 (5)	*
Harold J. Meyers 270 S. Canyon View Drive Los Angeles, CA 90049	25,607 (6)	*
Lindsay A. Rosenwald 787 Seventh Avenue, 48th Floor New York, NY 10019	3,450,442 (7)	70.81%
Richard A. Rappaport 1900 Avenue of the Stars, Suite 310 Los Angeles, CA 90067	-0-	-0-
Horizon BioMedical Ventures, LLC 787 Seventh Avenue, 48th Floor New York, NY 10019	3,184,903	69.13%
BBT Fund, L.P.	222,695 (8)	4.63%
CAP Fund, L.P.	109,460 (8)	2.33%
SRI Fund, L.P.	45,293 (8)	0.97%
Brookside Capital Partners Fund, L.P 111 Huntington Avenue Boston, MA 02199	497,092 (9)	9.99%
Adage Capital Partners, L.P. 200 Clarendon Street; 52nd Floor Boston, MA 02116	497,092 (10)	9.99%

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned (#) (1)	Percentage of Common Stock Beneficially Owned (%) (1)

H&Q Healthcare Investors c/o Hambrecht & Quist Capital Management LLC 30 Rowes Wharf; Suite 430 Boston, MA 02110	360,797(11)	7.32%
H&Q Life Sciences Investors c/o Hambrecht & Quist Capital Management LLC 30 Rowes Wharf; Suite 430 Boston, MA 02110	194,276 (11)	4.06%
Janus Global Life Sciences Fund 151 Detroit Street Denver, CO 90206	460,250 (12)	9.99%
Merlin Nexus II, LP 230 Park Avenue; Suite 928 New York, NY 10169	444,058 (13)	8.87%
RA Capital Biotech Fund, LP 111 Huntington Avenue; Suite 610 Boston, MA 02199	505,172 (14)	9.99%
Tavistock Life Sciences 9381 Judicial Drive: Suite 200 San Diego, CA 92121	399,652 (15)	8.05%
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202	497,092 (16)	9.99%
Visium Capital Management, LLC c/o Balyasny Asset Management, LP 650 Madison Avenue New York, NY 10022	499,500 (17)	9.99%
All executive officers and directors as a group (7 persons)	4,808,511	83.06%

*	Less than 1%.
(1)
Beneficial ownership is determined in accordance with SEC rules, and includes any shares as to which the security or stockholder has sole or shared voting power or investment power, and also any shares which the security or stockholder has the right to acquire within 60 days of the date hereof, whether through the exercise or conversion of any stock option, convertible security, warrant or other right. The indication herein that shares are beneficially owned is not an admission on the part of the security or stockholder that he, she or it is a direct or indirect beneficial owner of those shares.

(2)
Includes shares of Common Stock issuable upon exercise of options to purchase an aggregate of 396,017 shares of Common Stock that are currently exercisable or will become exercisable within the next 60 days.

(3)
Includes shares of Common Stock issuable upon exercise of options to purchase an aggregate of 440,031 shares of Common Stock and warrants to purchase 35,699 shares of Common Stock that are currently exercisable or will become exercisable within the next 60 days. Does not include 167,506 shares of Common Stock beneficially owned by the Belldegrun’s Children Trust, for which Dr. Belldegrun disclaims any beneficial ownership interest, except to the extent of his pecuniary interest therein.

(4)
Includes shares of Common Stock issuable upon exercise of options to purchase an aggregate of 19,206 shares of Common Stock that are currently exercisable or will become exercisable within the next 60 days.

(5)
Includes shares of Common Stock issuable upon exercise of options to purchase an aggregate of 38,411 shares of Common Stock that are currently exercisable or will become exercisable within the next 60 days.

(6)
Includes shares of Common Stock issuable upon exercise of options to purchase an aggregate of 25,607 shares of Common Stock that are currently exercisable or will become exercisable within the next 60 days.

(7)
Represents (i) 3,184,903 shares held by Horizon BioMedical Ventures, LLC, of which Dr. Rosenwald is the managing member and (ii) warrants to purchase an aggregate of 265,339 shares of Common Stock issued to Dr. Rosenwald. Does not include 133,217 shares of Common Stock beneficially owned by a trust established for the benefit of Dr. Rosenwald’s family, for which Dr. Rosenwald disclaims any beneficial ownership interest, except to the extent of his pecuniary interest therein.

(8)
Address is Windward I, 2nd Floor, Regatta Office Park, West Bay Road, P.O. Box 31106 SMB, Grand Cayman, Cayman Islands. BBT Fund, L.P., CAP Fund, L.P. and SRI Fund, L.P. may be deemed to be a “group” for reporting purposes pursuant to Section 13(d) of the Exchange Act. Sid R. Bass, in his capacity as President and sole stockholder of the ultimate general partner of each of BBT Fund, L.P., CAP Fund, L.P. and SRI Fund, L.P., may be deemed to exercise voting or investment control over the securities held by these entities. Messr. Bass disclaims beneficial ownership of these securities.

(9)
Domenic Ferrante, as the sole managing member of Brookside Capital Management, LLC (“BCM”), BCM, as the sole general partner of Brookside Capital Investors, L.P. (“BCI”), and BCI, as the sole general partner of Brookside Capital Partners Fund, L.P., may each be deemed to share voting or investment control over the shares of Common Stock held by Brookside Capital Partners Fund, L.P.

(10)
Adage Capital Partners GP, LLC, a Delaware limited liability company, serves as the general partner of Adage Capital Partners, L.P. (“Fund”), and as such has discretion over the portfolio securities beneficially owned by the Fund. Adage Capital Partners GP, LLC disclaims beneficial ownership of these securities except to the extent of its pecuniary interest therein.

(11)
Hambrecht & Quist Capital Management, LLC is the investment advisor to H&Q Healthcare Investors and H&Q Life Sciences Investors. Daniel R. Omstead, Ph.D., is President of Hambrecht & Quist Capital Management, LLC and a member of the portfolio management team and, as such, has voting, dispositive and investment control over the securities held by H&Q Healthcare Investors Fund and H&Q Life Sciences Fund. Dr. Omstead disclaims beneficial ownership of these securities.

(12)
Includes 21,203 shares of Common Stock issued to Janus Aspen Global Life Sciences Fund. Thomas Malley is the portfolio manager of Janus Global Life Sciences Fund and Janus Aspen Global Life Sciences Fund, and, as such, may be deemed to share voting or investment control over the securities held by these funds.

(13)
Dominique Semon, as the managing member of the general partner of Merlin Nexus II, L.P., may be deemed to share voting or investment control over these securities. Mr. Semon disclaims beneficial ownership of these securities.

(14)
Mr. Peter Kolchinsky, as the managing director of RA Capital Management, LLC, the general partner of RA Capital Biotech Fund, LP, has shared voting and dispositive power with respect to these securities.

(15)	Shehan Dissanayake is the Chief Executive Officer of Tavistock Life Sciences, and as such may be deemed to share voting or investment control over these securities.
(16)
T. Rowe Price Associates, Inc. (“T. Rowe Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the shares owned by the funds listed under its name in the table above, as well as shares owned by certain other individual and institutional investors. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates may be deemed to be the beneficial owner of all of the shares listed above; however, T. Rowe Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. T. Rowe Price Associates is a wholly owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company.

(17)
Represents securities held by Visium Long Bias Offshore Fund, LTD, Visium Long Bias Fund, LP, Visium Balanced Offshore Fund, LTD and Visium Balanced Fund, LP, for which Visium Capital Management, LLC is the investment advisor (“Visium Capital”). Messrs. Jacob Gottlieb and Dmitry Balyasny, principals of Visium Capital have shared voting and dispositive power with respect to the securities held by these entities.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company engaged Paramount BioCapital, Inc., of which Lindsay A. Rosenwald, M.D., a director of the Company, serves as Chairman and Chief Executive Officer, as one of the placement agents (together with Cowen & Co., the “Placement Agents”) in a private placement offering of 22,919,075 Units, each consisting of 0.9 shares of Cougar Preferred Stock and 0.1 shares of Cougar Common Stock (the “Offering”). Horizon BioMedical Ventures, LLC, of which Dr. Rosenwald is the managing member, and which is an affiliate of Paramount BioCapital, is a substantial stockholder of the Company. In connection with the Offering, the Company and the Placement Agents entered into an exclusive Placement Agency Agreement dated as of June 16, 2005, as amended effective on December 16, 2005 (the “Introduction Agreement”), pursuant to which the Company has agreed to pay each Placement Agent for its services compensation in the form of (a) cash commissions equal to 3.5% of the gross proceeds from the sale of the Units, and (b) warrants (the “Warrants”) to purchase that number of shares of common stock of the Company equal to 5% of the number of Units sold in the Offering. The Warrants will be exercisable for a period of five (5) years from the Closing Date. These commissions are also payable on additional sales by the Company of securities (other than in a public offering) to the investors introduced to the Company by the Placement Agents during the twelve (12) month period subsequent to the last closing of this Offering or the earlier termination of the Offering. The Company also agreed to pay to each Placement Agent an accountable expense allowance of up to $75,000 each to reimburse each Placement Agent for its out-of-pocket expenses. We paid Cowen a non-refundable retainer of $50,000 upon execution of the Placement Agency Agreement, to be credited against the first placement fee to be paid to Cowen. In addition, the Company has granted (a) Cowen the right of first refusal to act as the Company’s financial advisor or co-lead underwriter in relation to any restructuring transaction (through a recapitalization, extraordinary dividend, stock repurchase, spin-off, joint venture or otherwise), any acquisition or disposition transaction (including, without limitation, a merger, exchange offer, sale or purchase of assets or capital stock) or any public offering, and (b) the Placement Agents the right of first refusal to act as co-placement agents, in relation to any private placement of equity or debt securities under Rule 144A or otherwise, in each case initiated by the Company during the 12-month period following the date of the final closing of the Offering. Lastly, the Company has agreed to indemnify the Placement Agents against certain liabilities, including liabilities under the Securities Act.

We previously engaged Paramount BioCapital to serve as its exclusive placement agent in connection with a bridge offering of $6,145,120 in convertible promissory notes and paid a placement fee of approximately $430,000 and issued warrants to purchase an aggregate of 193,243 shares of Cougar Common Stock at an exercise price of $3.18 to the placement agent which, as adjusted pursuant to the Merger, became warrants to purchase an aggregate of 74,227 shares of our Common Stock at an exercise price or $8.28 per share. We also agreed to pay similar percentage fees and warrants upon any investments made during the 12-month period following the final closing of the bridge offering by investors first introduced to it by Paramount BioCapital during the bridge offering. In addition, we have granted to Paramount BioCapital a right of first refusal to act as exclusive finder or placement agent in relating to any securities offerings on our behalf during the 24-month period following the date of the final closing of the bridge offering. Paramount BioCapital’s rights to receive payment on such subsequent investments and its right of first refusal are subject to our agreement with Cowen and Paramount BioCapital, Inc., which is described above.

Timothy M. Hofer, who became Secretary of the Company effective upon completion of the Merger, is a full-time employee of Paramount BioCapital.

Lindsay A. Rosenwald, M.D., a director of the Company, personally guaranteed our obligations under a $1,000,000 credit facility provided by Bank of America in consideration of Cougar’s agreement to grant Dr. Rosenwald warrants to purchase a number of shares of Cougar Common Stock based on how much of the line of credit facility was actually untilized. Prior to terminating the line of credit in April 2006, Cougar utilized $600,000 of such facility, and thereby granted Dr. Rosenwald warrants to purchase 82,613 shares of Cougar Common Stock at an exercise price of $3.18 per share, which, as adjusted pursuant to the Merger, became warrants to purchase 31,732 shares of common stock of an exercise price of $8.28 per share.

In June 2005, Cougar issued promissory notes to five individuals, including Arie S. Belldegrun, M.D., a director of the Company, for an aggregate of $1,000,000. In return for such loans, we granted Dr. Belldegrun and the four other individuals warrants to purchase an aggregate of 52,887 shares of Cougar Common Stock at an exercise price of $3.18 per share, which, as adjusted pursuant to the Merger, became warrants to purchase 31,732 shares of common stock at an exercise price of $8.28 per share. $950,000 in principal balance of these notes, together with accrued and unpaid interest thereon, were converted into Cougar securities under the same terms as the offering.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market for Common Stock

There is not currently, and there has never been, any market for any of our securities. Our securities are not eligible for trading on any national securities exchange, the Nasdaq or other over-the-counter markets, including the Over-the-Counter Bulletin Board®.

As of May 1, 2006, we had outstanding 4,607,105 shares of common stock and 9,486,752 shares of Series A Preferred Stock. The shares of Series A Preferred Stock are convertible into shares of common stock as set forth in more detail under the caption “Description of Capital Stock” on page 56 below. Additionally, we have outstanding options to purchase an aggregate of 1,139,654 shares of common stock and warrants to purchase an aggregate of 1,187,654 shares of common stock.

None of our outstanding shares of common stock are currently available for resale to the public under Rule 144 of the Securities ActIn general, under Rule 144 as currently in effect, a person who has beneficially owned shares of common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed 1 percent of the number of our then outstanding common shares, which would equal approximately 46,000 shares as of the date of this prospectus. Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company. Under Rule 144(k), a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Additionally, 14,913,384 shares of our common stock, of which 9,486,752 shares are issuable upon conversion of preferred stock and 1,187,654 shares are issuable upon exercise of warrants, are entitled to certain registration rights we have provided to the holders thereof.

Record Holders

As of May 1, 2006, there were 147 holders of record of our common stock and 123 holders of record of our preferred stock.

Dividends

We have not paid or declared any dividends on our common stock and we do not anticipate paying dividends on our common stock for the foreseeable future.

Equity Compensation Plan Information

The following table sets forth, as of December 31, 2005, the (i) number of securities to be issued upon the exercise of outstanding options, warrants and rights issued under equity compensation plans of the Company, (ii) the weighted average exercise price of such options, warrants and rights, and (iii) the number of securities remaining available for future issuance under the Company’s equity compensation plans (each as converted pursuant to the Merger):

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plan (excluding (a)) (c)
Equity compensation plans approved by security holders	635,702	$1.07	516,628
Equity compensation plans not approved by security holders	—	—	—
Total	635,702	$1.07	516,628

CHANGES IN OUR CERTIFYING ACCOUNTANT

Effective April 17, 2006, we dismissed AJ. Robbins, P.C. (“AJ. Robbins”) as our independent registered public accounting firm and appointed J.H. Cohn LLP (“J.H. Cohn”) as our independent registered public accounting firm. The majority of our board of directors participated in the decision to change independent registered public accounting firms, which was subsequently formally ratified by our entire board.

AJ. Robbins’ audit report on SRKP's financial statements for the period ended December 31, 2005 did not include an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles, except as to AJ. Robbins’s independent auditor’s report dated January 19, 2006, furnished in connection with SRKP's annual report on Form 10-KSB for the period ended December 31, 2005, which contained an opinion raising substantial doubt about our ability to continue as a going concern.

During our most recent fiscal year and any subsequent interim period prior to the date of this report, there were no disagreements with AJ. Robbins on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of AJ. Robbins, would have caused it to make reference to the matter thereof in connection with its report.

We provided AJ. Robbins with a copy of our foregoing disclosure and requested that AJ. Robbins furnish us a letter addressed to the Commission stating whether or not AJ. Robbins agreed with the above statements. A copy of such letter was filed as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 26, 2006.

J. H. Cohn LLP has been our independent registered public accounting firm since the date of that corporation’s inception in May 2003. During the years ended December 31, 2005 and 2004, and subsequently through April 17, 2006, neither we nor anyone acting on our behalf consulted with J. H. Cohn regarding any of the matters or events set forth in Items 304(a)(2)(i) and (ii) of Regulation S-B.

USE OF PROCEEDS

We will not receive any proceeds from the resale of any of the shares offered by this prospectus by the selling stockholders. With respect to the underlying shares being offered hereby, we would receive gross proceeds of approximately $6,200,000 assuming the exercise of all warrants. To the extent any of these warrants are exercised, we intend to use the proceeds to for general working capital and administrative functions.

DETERMINATION OF OFFERING PRICE

Since our shares are not listed or quoted on any exchange or quotation system, the offering prices of the shares of common stock, including the shares of common stock issuable upon conversion and exercise of preferred stock and warrants referenced herein, were arbitrarily determined. The offering price of the common stock registered hereunder was determined by the price shares were sold to our shareholders in our recent private placement completed on April 3, 2006, then converted pursuant to the terms of the Merger Agreement. The conversion price applicable to the preferred stock and exercise price applicable to the warrants for which the underlying shares of common stock are being registered hereunder were negotiated by the Company and the respective investors and placement agents under the Offering and of the Bridge Offering, as converted pursuant to the Merger Agreement.

These offering prices do not necessarily bear any relationship to our book value, assets, financial condition or any other established criteria of value. Although our common stock is not listed on a public exchange, we intend to seek a listing on the Over-the-Counter Bulletin Board (OTCBB) as soon as practicable following the effective date of the registration statement that contains this prospectus. However, there is no assurance that our common stock, once it becomes listed on a public exchange, will trade at market prices in excess of the initial public offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the common stock, investor perception of us and general economic and market conditions.

SELLING STOCKHOLDERS

This prospectus covers the resale by the selling stockholders identified below of 11,643,871 shares of our common stock, including 9,486,752 shares issuable upon conversion of preferred stock and 1,103,035 shares issuable upon the exercise of warrants.

The following table sets forth the number of shares of our common stock beneficially owned by the selling stockholders as of May 1, 2006, and after giving effect to this offering.

Selling Stockholder	Shares Beneficially Owned Before Offering (a)	Number of Outstanding Shares Offered by Selling of Common Stock Stockholder	Number of Outstanding Shares Offered by Selling Preferred Stock Stockholder	Number of Shares Offered by Selling Stockholder upon Exercise of Certain Warrants	Number of Shares Offered by Selling Stockholder Registered Hereunder (1)	Percentage Beneficial Ownership After Offering

Securities issued under terms of Offering pursuant to conversion of Bridge Notes (b)
AAR Associates, L.P. (1)	7,506	678	6,103	725	7,506	0
Neel B. Ackerman & Martha N. Ackerman JTWROS	37,530	3,391	30,515	3,624	37,530	0
Mark J. Ahn	6,207	560	5,043	604	6,207	0
Fernando Ahumada	9,933	897	8,070	966	9,933	0
Jorge Ahumada	12,416	1,121	10,087	1,208	12,416	0
Andrew W. Albstein	24,832	2,242	20,174	2,416	24,832	0
Jorge Altschuler	9,933	897	8,070	966	9,933	0
Balanced Investment, LLC (2)	24,832	2,242	20,174	2,416	24,832	0
David Benadum	6,255	565	5,086	604	6,255	0
David J. Bershad	12,510	1,130	10,172	1,208	12,510	0
Mylo Beyda	6,255	565	5,086	604	6,255	0
Suzanne Brandt	12,416	1,121	10,087	1,208	12,416	0
Brino Investment Ltd. (3)	6,255	565	5,086	604	6,255	0
Frank Calcutta	37,530	3,391	30,515	3,624	37,530	0
James E. Cantrell, Jr.	12,416	1,121	10,087	1,208	12,416	0
Hartwell Davis, Jr.	24,832	2,242	20,174	2,416	24,832	0
Praful Desai	12,510	1,130	10,172	1,208	12,510	0

Selling Stockholder	Shares Beneficially Owned Before Offering (a)	Number of Outstanding Shares Offered by Selling of Common Stock Stockholder	Number of Outstanding Shares Offered by Selling Preferred Stock Stockholder	Number of Shares Offered by Selling Stockholder upon Exercise of Certain Warrants	Number of Shares Offered by Selling Stockholder Registered Hereunder (1)	Percentage Beneficial Ownership After Offering

Domaco Venture Capital Fund (4)	6,207	560	5,043	604	6,207	0
Gregg J. Dovolis	12,510	1,130	10,172	1,208	12,510	0
John O. Dunkin	12,510	1,130	10,172	1,208	12,510	0
Isaac R. Dweck	25,019	2,260	20,343	2,416	25,019	0
Morris Dweck	6,255	565	5,086	604	6,255	0
Nathan Dweck	6,255	565	5,086	604	6,255	0
Ralph I. Dweck	6,255	565	5,086	604	6,255	0
Roger Erickson	6,255	565	5,086	604	6,255	0
Far Ventures (5)	6,207	560	5,043	604	6,207	0
Cynthia K. Finerman	18,764(6)	452	4,068	483	5,003	*
A. G. Edwards & Sons as Custodian for Ralph Finerman Rollover IRA Account	6,255	565	5,086	604	6,255	0
Hollis N. Gieger, Jr.	12,416	1,121	10,087	1,208	12,416	0
Gitel Family Partnership LP (7)	12,510	1,130	10,172	1,208	12,510	0
Elida Gollomp	6,255	565	5,086	604	6,255	0
Robert Guercio	12,510	1,130	10,172	1,208	12,510	0
Brenda M. Hackney	24,832(8)	1,121	10,087	1,208	12,416	0
Hackney One Investments, LLC (9)	12,416	1,121	10,087	1,208	12,416	0
Birmingham Hematology & Oncology Associates LLC 401k Plan FBO Dr. Jimmie H. Harvey (10)	12,416	1,121	10,087	1,208	12,416	0
Ben Heller	37,247	3,362	30,261	3,624	37,247	0
Steve Jager	12,416	1,121	10,087	1,208	12,416	0
David Jaroslawicz	50,040	4,521	40,687	4,832	50,040	0
Matthew A. King	12,416	1,121	10,087	1,208	12,416	0
Nicholas B. Kronwall Trust dated 11/12/69 (11)	6,255	565	5,086	604	6,255	0
Thomas A. Lambert, III	12,416	1,121	10,087	1,208	12,416	0
IRA FBO Ronald M. Lazar, Pershing LLC as custodian	6,207	560	5,043	604	6,207	0
William A. Legg, Jr. IRA	12,416	1,121	10,087	1,208	12,416	0
Sam J. Lewis	12,416	1,121	10,087	1,208	12,416	0
Phil Lifschitz	25,019	2,260	20,343	2,416	25,019	0
Michael G. Lindley	24,832	2,242	20,174	2,416	24,832	0
S. Alan Lisenby	18,765	1,695	15,258	1,812	18,765	0
Timothy Malloch	6,255	565	5,086	604	6,255	0
Neurosurgical Associates PC Money 401(k) Plan FBO J. Finley McRae (12)	12,416	1,121	10,087	1,208	12,416	0
A. J. Muir-Taylor	12,416	1,121	10,087	1,208	12,416	0
Michael Mullen	6,255	565	5,086	604	6,255	0
Harry Newton and Susan Newton JTWROS	19,264	1,740	15,664	1,860	19,264	0

Selling Stockholder	Shares Beneficially Owned Before Offering (a)	Number of Outstanding Shares Offered by Selling of Common Stock Stockholder	Number of Outstanding Shares Offered by Selling Preferred Stock Stockholder	Number of Shares Offered by Selling Stockholder upon Exercise of Certain Warrants	Number of Shares Offered by Selling Stockholder Registered Hereunder (1)	Percentage Beneficial Ownership After Offering

Nora O'Donoghue	6,255	565	5,086	604	6,255	0
OZF Investments LLC (13)	125,098	11,302	101,717	12,079	125,098	0
Alan D. Platner	6,255	565	5,086	604	6,255	0
Anthony G. Polak	24,830(14)	560	5,043	604	6,207	0
Anthony G. Polak "S"	24,830(14)	560	5,043	604	6,207	0
Catharina Polak Trust #2 (15)	6,207	560	5,043	604	6,207	0
Frederick B. Polak "S"	6,207	560	5,043	604	6,207	0
Margrit Polak "S"	6,207	560	5,043	604	6,207	0
Neal Polan	7,450	673	6,052	725	7,450	0
David G. Pudelsky & Nancy Pudelsky JTWROS	6,255	565	5,086	604	6,255	0
PW Investments, L.L.C. (16)	12,416	1,121	10,087	1,208	12,416	0
Rachel Family Partnership (17)	25,019	2,260	20,343	2,416	25,019	0
Leon Recanati	75,058	6,781	61,030	7,247	75,058	0
Louis R. Reif	25,019	2,260	20,343	2,416	25,019	0
Riverside Contracting LLC (18)	27,051	2,444	21,995	2,612	27,051	0
RL Capital Partners, L.P. (19)	12,416	1,121	10,087	1,208	12,416	0
Robert O. Rolfe	12,416	1,121	10,087	1,208	12,416	0
David W. Ruttenberg	6,255	565	5,086	604	6,255	0
Suzanne Schiller	6,255	565	5,086	604	6,255	0
Peter B. Schulze	12,510	1,130	10,172	1,208	12,510	0
Shoup Revocable Trust (20)	11,698	565	5,086	604	11,698	0
William Silver	12,510	1,130	10,172	1,208	12,510	0
Scott G. Sink	12,416	1,121	10,087	1,208	12,416	0
Lucille Slocum	12,510	1,130	10,172	1,208	12,510	0
Howard Sorkin	25,019	2,260	20,343	2,416	25,019	0
South Ferry #2, LP (21)	124,157	11,208	100,870	12,079	124,157	0
Gary J. Strauss	12,510	1,130	10,172	1,208	12,510	0
Delaware Charter Guarantee & Trust Company F/B/O Howard M. Tanning IRA R/O	37,530	3,391	30,515	3,624	37,530	0
Carolyn N. Taylor (22)	25,019	2,260	20,343	2,416	25,019	0
Tisu Investment Ltd. (23)	12,510	1,130	10,172	1,208	12,510	0
J. Rainer Twiford	24,832	2,242	20,174	2,416	24,832	0
Hillel Weinberger	50,040	4,521	40,687	4,832	50,040	0
Weyers Family Limited Partnership (24)	12,416	1,121	10,087	1,208	12,416	0
Jeffrey J. Weyers	12,416	1,121	10,087	1,208	12,416	0
Robert J. Weyers	12,416	1,121	10,087	1,208	12,416	0
Erich W. Wouters	12,416	1,121	10,087	1,208	12,416	0

Selling Stockholder	Shares Beneficially Owned Before Offering (a)	Number of Outstanding Shares Offered by Selling of Common Stock Stockholder	Number of Outstanding Shares Offered by Selling Preferred Stock Stockholder	Number of Shares Offered by Selling Stockholder upon Exercise of Certain Warrants	Number of Shares Offered by Selling Stockholder Registered Hereunder (1)	Percentage Beneficial Ownership After Offering

Securities issued under private placement offering of Units completed on April 3, 2006 (c)
CUSTRUST (25)	1,332,173	133,217	1,198,956	0	1,332,173	0
BBT Fund, L.P. (26)	222,695	22,270	200,425	0	222,695	0
Belldegrun Children's Trust (27)	203,205(28)	16,751	150,755	0	167,506	*
Brookside Capital Partners Fund, L.P. (29)	1,332,173	133,217	1,198,956	0	1,332,173	0
Leumi Overseas Trust Corporation Limited as Trustees of the BTL Trust (30)	111,015	11,102	99,913	0	111,015	0
California Quintet LLC (31)	55,507	5,551	49,956	0	55,507	0
CAP Fund, L.P. (26)	109,460	10,946	98,514	0	109,460	0
Cranshire Capital, LP (32)	44,406	4,441	39,965	0	44,406	0
Ronald I. Dozoretz, MD	110,903	11,090	99,813	0	110,903	0
Eugenia VI Venture Holdings Ltd. (33)	222,029	22,203	199,826	0	222,029	0
Gitel Family Limited Partnership (7)	44,406	4,441	39,965	0	44,406	0
H&Q Healthcare Investors (34)	360,797	36,080	324,717	0	360,797	0
H&Q Life Sciences Investors (34)	194,276	19,428	174,848	0	194,276	0
Peeblebay & Co. Nominee for Janus Aspen Global Life Sciences Portfolio (35)	21,203	2,120	19,083	0	21,203	0
Buoybreeze & Co. Nominee for Janus Global Life Sciences Fund (35)	644,882	64,488	580,394	0	644,882	0
Thomas F. Kearns, Jr.	22,203	2,220	19,983	0	22,203	0
Kier Family LP (36)	22,203	2,220	19,983	0	22,203	0
Lakeside Partners, LLC (37)	33,305	3,331	29,974	0	33,305	0
Merlin Nexus II, LP (38)	444,058	44,406	399,652	0	444,058	0
R A Capital Biotech Fund, LP (39)	555,072	55,507	499,565	0	555,072	0
Shea Ventures, LLC (40)	22,203	2,220	19,983	0	22,203	0
SRI Fund, L.P. (26)	45,293	4,529	40,764	0	45,293	0
Lobstercrew & Co., nominee for the T. Rowe Price Health Sciences Fund (41)	444,058	44,406	399,652	0	444,058	0
Oceanoar & Co., nominee for the T. Rowe Price Small-Cap Value Fund (41)	888,116	88,812	799,304	0	888,116	0
Tavistock Life Sciences (42)	399,652	39,965	359,687	0	399,652	0
Visium Balanced Offshore Fund, Ltd. (43)	511,730	51,173	460,557	0	511,730	0
Visium Long Bias Fund, LP (43)	50,165	5,016	45,149	0	50,165	0
Visium Long Bias Offshore Fund, Ltd. (43)	187,061	18,706	168,355	0	187,061	0
Visium Balanced Fund, LP (43)	361,187	36,119	325,068	0	361,187	0

Selling Stockholder	Shares Beneficially Owned Before Offering (a)	Number of Outstanding Shares Offered by Selling of Common Stock Stockholder	Number of Outstanding Shares Offered by Selling Preferred Stock Stockholder	Number of Shares Offered by Selling Stockholder upon Exercise of Certain Warrants	Number of Shares Offered by Selling Stockholder Registered Hereunder (1)	Percentage Beneficial Ownership After Offering

Miscellaneous issances
Joshua Donfeld	7,115(44)	579	5,214	0	5,793	*
Scott Fagan	28,460(45)	2,317	20,854	0	23,171	*
Muhammad Tarique Farooqui	14,229(46)	1,158	10,427	0	11,585	*
The Lindsay A. Rosenwald 2000 Family Trusts dated December 15, 2000 (47)	133,217	13,322	119,895	0	133,217	*
Courtney Scott	28,460(45)	2,317	20,854	0	11,585	*
Lindsay Rosenwald(e) (f)	3,450,442(48)	0	0	233,807	233,807	70.81%
Timothy McInerney (e)	0	0	0	3,377	3,377	0
Karl Ruggeberg (e)	0	0	0	1,389	1,389	0
Scott Katzmann (e) (f)	0	0	0	88,376	88,376	0
Michael Rosenman (e) (f)	0	0	0	78,376	78,376	0
Harris Lydon (e)	0	0	0	7,826	7,826	0
Capital Strategies Advisors, Inc. (e) (49)	0	0	0	3,137	3,137	0
Phil Lifschitz (e)	0	0	0	3,850	3,850	0
Oppenheimer & Co. (e)	0	0	0	3,850	3,850	0
Alan Ferraro (e)	0	0	0	1,933	1,933	0
Steven Markowitz (e)	0	0	0	1,450	1,450	0
Fabio Migliaccio (e)	0	0	0	604	604	0
Denise Mormile-Miglino (e)	0	0	0	604	604	0
Michael Mullen (e)	0	0	0	4,606	4,606	0
Joseph Sorbara (e)	0	0	0	1,450	1,450	0
Sandgrain Securities Inc. (e)	0	0	0	91	91	0
Robert Millstone (e)	0	0	0	544	544	0
Steve Sherman (e)	0	0	0	272	272	0
Basil Christakos (f)	0	0	0	5,306	5,306	0
John Knox (f) (51)	0	0	0	20,050	20,050	0
Stephen Rocamboli (f)	0	0	0	21,050	21,050	0
Louis Smookler (f)	0	0	0	10,025	10,025	0
Michael Weiser (f)	0	0	0	22,428	22,428	0
Cowen & Co., LLC (f) (52)	0	0	0	440,172	440,172	0

Totals		1,054,084	9,486,752	1,103,035	11,643,871

*	Less than 1%

(a)	Assumes the conversion or exercise of all outstanding shares of preferred stock and warrants, respectively, held by such selling stockholder.
(b)
Pursuant to the Merger, issued upon exchange of Cougar securities issued upon automatic conversion of Bridge Notes in the aggregate principal amount of $6,145,120 issued and sold in closings on November 23, 2005 and January 24, 2006 of a private placement offering. Bridge Notes converted into Units of Cougar securities at a price per share of $1.73 (pre-Merger) upon similar terms and conditions as provided in the Offering described in footnote (c) herein. Pursuant to the Merger, holders of the Bridge Notes received an aggregate of 1,245,746 shares of our preferred stock and 138,416 shares of our common stock. As converted pursuant to the Merger, holders also received warrants to purchase an aggregate of 148,454 shares of our common stock at an exercise price of $8.28 per share.

(c)
Pursuant to the Merger, issued upon exchange of Cougar securities to be issued upon completion of a private placement offering of 22,919,075 Units, each Unit constituting 0.9 shares of Cougar preferred stock and 0.1 Cougar common stock. As converted pursuant to the Merger, holders of the Units received an aggregate of 7,922,998 shares of our preferred stock and 880,334 shares of our common stock.

(d)
Pursuant to the Merger, issued upon exchange of Cougar securities to be issued upon conversion of outstanding principal and interest on promissory notes of Cougar in favor of holder at a price per share of $1.73 per share on terms and conditions provided by Cougar in the Offering described in footnote (c) herein.

(e)	Pursuant to the Merger, issued upon exchange of placement agent warrants to purchase Cougar common stock that were issued in connection with the Bridge Note Offering described in footnote (b) herein.
(f)	Pursuant to the Merger, issued upon exchange of placement agent warrants to purchase Cougar common stock that were issued in connection with the Offering described in footnote (c) herein.

(1)	Ralph Finerman, general partner of AAR Associates, L.P., has voting and dispositive control over the shares held by such selling stockholder.
(2)	Alonso Diaz, Manager of Balanced Investment, LLC, has voting and dispositive control over the shares held by such selling stockholder.
(3)	Urs Brunner, Director of Brino Investment Ltd., has voting and dispositive control over the shares held by such selling stockholder. Mr. Brunner disclaims beneficial ownership of these securities.
(4)	Jack Polak, general partner Domaco Venture Capital Fund, has voting and dispositive control over the shares held by such selling stockholder.
(5)	Steven M. Farber, general partner Far Ventures, has voting and dispositive control over the shares held by such selling stockholder.
(6)
Includes (a) (i) 1,143 shares of common stock, (ii) 7,459 shares issuable upon conversion of preferred stock and (iii) 1,329 shares issuable upon exercise of warrants benecially held by Mrs. Finerman’s spouse through an IRA account and as a general partner of AAR Associates, L.P.

(7)	Esther Stahler, is the general partner of Gitel Family Partnership LP and Gitel Family Limited Partnership, and has voting and dispositive control over the shares held by such selling stockholder.
(8)
Includes the following securities held by Hackney One Investments, LLC, of which Ms. Hackney is Manager: (i) 10,087 shares of common stock; (ii) 1,121 shares of common stock issuable upon conversion of preferred stock; and (iii) 1,208 shares issuable upon exercise of warrants.

(9)	Brenda M. Hackney, Manager of Hackney One Investments, LLC, has voting and dispositive control over the shares held by such selling stockholder.
(10)
James E. Cantrell, Trustee of Birmingham Hematology & Oncology Associates, LLC 401(k) Plan FBO Dr. Jimmie H. Harvey, M.D., has voting and dispositive control over the shares held by such selling stockholder.

(11)	Nicholas B. Kronwall, Trustee of the Nicholas B. Kronwall Trust dated 11/12/69, has voting and dispositive control over the shares held by such selling stockholder.
(12)	Charles H. Clark, Trustee of Neurological Associates, P.C. 401(k) Profit Sharing Trust, has voting and dispositive control over the shares held by such selling stockholder.
(13)	[Urs Brunner, Director of OZF Investments LLC, has voting and dispositive control over the shares held by such selling stockholder. Mr. Brunner disclaims beneficial ownership of these securities.]
(14)
Includes shares of common stock and shares issuable upon conversion of preferred stock held by Anthony G. Polak, Anthony G. Polak “S” and RL Capital Partners, L.P. , of which Mr. Polak shares voting and dispositive power as a managing member of RL Capital Management LLC, the selling stockholder’s general partner.

(15)	Jack Polak, Trustee of Catharina Polak Trust #2, has voting and dispositive control over the shares held by such selling stockholder.
(16)	Edmund P. Perry, member of PW Investments, L.L.C., has voting and dispositive control over the shares held by such selling stockholder.
(17)	Ruki Renov, general partner of Rachel Family Partnership, has voting and dispositive control over the shares held by such selling stockholder.
(18)	Neil Herksowitz, President of Riverside Contracting LLC, has voting and dispositive control over the shares held by such selling stockholder.
(19)
Ronald M. Lazar and Anthony G. Polak are managing members of RL Capital Management LLC, the general partner of RLCapital Partners, L.P., and have voting and dispositive control over the shares held by such selling stockholder.

(20)	Stefan P. Shoup and Jane R. Shoup, Trustees of the Shoup Revocable Trust, have voting and dispositive control over the shares held by such selling stockholder.
(21)	Darren Ross, Portfolio Manager of South Ferry #2, LP, has voting and dispositive control over the shares held by such selling stockholder.
(22)	A. Starke Taylor, Jr., who has power of attorney for Carolyn N. Taylor, has voting and dispositive control over the shares held by such selling stockholder.
(23)	Urs Brunner, Director of Tisu Investment Ltd., has voting and dispositive control over the shares held by such selling stockholder. Mr. Brunner disclaims beneficial ownership of these securities.
(24)	Ronald A. Weyers, general partner of Weyers Family Limited Partnership, has voting and dispositive control over the shares held by such selling stockholder.
(25)
Adage Capital Partners GP, LLC, a Delaware limited liability company, serves as the general partner of Adage Capital Partners, L.P. (“Fund”), and as such has discretion over the portfolio securities beneficially owned by the Fund, including those held by CUSTRUST. Adage Capital Partners GP, LLC disclaims beneficial ownership of these securities except to the extent of its pecuniary interest therein.

(26)
Sid R. Bass, in his capacity as President and sole stockholder of the ultimate general partner of each of BBT Fund, L.P., CAP Fund, L.P. and SRI Fund, L.P., may be deemed to share voting or investment control over the securities held by these entities. Messr. Bass disclaims beneficial ownership of these securities.

(27)
Rebecca Belldegrun, Trustee of Belldegrun Children's Trust, has voting and dispositive control over the shares held by such selling stockholder. Includes (i) 1,110 shares of common stock and 9,991 shares issuable upon conversion of preferred stock issued in the private placement offering referenced in footnote (c) and (ii) 15,641 shares of common stock and 140,764 shares issuable upon conversion of preferred stock issued upon conversion of a promissory note as referenced in footnote (d).

(28)	Includes 35,699 shares of common stock issuable upon exercise of warrants that are not included in this registration statement.
(29)
Domenic Ferrante, as the sole managing member of Brookside Capital Management, LLC (“BCM”), BCM, as the sole general partner of Brookside Capital Investors, L.P. (“BCI”), and BCI, as the sole general partner of Brookside Capital Partners Fund, L.P., may each be deemed to share voting or investment control over the shares of Common Stock held by Brookside Capital Partners Fund, L.P.

(30)
John Le M Germain and Richard Guillaume, each a Director of Leumi Overseas Trust Corporation Limited, which serves as Trustee of the BTL Trust, have voting and dispositive control over the shares held by such selling stockholder.

(31)	Russell Goldsmith has voting and dispositive control over the shares held by such selling stockholder.
(32)	Mitchell P. Kopin, President of Downsview Capital, Inc., the general partner of Cranshire Capital, LP, has voting and dispositive control over the shares held by such selling stockholder.
(33)	Ben Le Sueur, Director of Eugenia VI Venture Holdings Ltd., has voting and dispositive control over the shares held by such selling stockholder.
(34)
Hambrecht & Quist Capital Management, LLC is the investment advisor to H&Q Healthcare Investors and H&Q Life Sciences Investors. Daniel R. Omstead, Ph.D., is President of Hambrecht & Quist Capital Management, LLC and a member of the portfolio management team and, as such, has voting, dispositive and investment control over the securities held by H&Q Healthcare Investors Fund and H&Q Life Sciences Fund. Dr. Omstead disclaims beneficial ownership of these securities.

(35)
Thomas Malley is the portfolio manager of Janus Global Life Sciences Fund and Janus Aspen Global Life Sciences Fund, and, as such, may be deemed to share voting or investment control over the securities held by these funds.

(36)	Isaac Kier, general partner of Kier Family LP and has voting and dispositive control over the shares held by such selling stockholder.
(37)	Jamie Stahler, managing member of Lakeside Partners, LLC, has voting and dispositive control over the shares held by such selling stockholder.
(38)
Dominique Semon, as the managing member of the general partner of Merlin Nexus II, L.P., may be deemed to share voting or investment control over these securities. Mr. Semon disclaims beneficial ownership of these securities.

(39)
Mr. Peter Kolchinsky, as the managing director of RA Capital Management, LLC, the general partner of RA Capital Biotech Fund, LP, has shared voting and dispositive power with respect to these securities.

(40)	Edmund H. Shea, John Shea, Peter Shea, John Morrissey and Ron Lakey, members of Shea Ventures, LLC , each have voting and dispositive control over the shares held by such selling stockholder.
(41)
T. Rowe Price Associates, Inc. (“T. Rowe Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the shares owned by the funds listed under its name in the table above, as well as shares owned by certain other individual and institutional investors. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates may be deemed to be the beneficial owner of all of the shares listed above; however, T. Rowe Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. T. Rowe Price Associates is a wholly owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company.

(42)	Shehan Dissanayake is the Chief Executive Officer of Tavistock Life Sciences, and as such may be deemed to share voting or investment control over these securities.
(43)
Jacob Gottlieb and Dmitry Balyasny, principals of Visium Capital Management, LLC, which is the investment advisor for Visium Long Bias Offshore Fund, LTD, Visium Long Bias Fund, LP, Visium Balanced Offshore Fund, LTD and Visium Balanced Fund, LP, have shared voting and dispositive power with respect to the securities held by these entities.

(44)	Includes warrants to purchase 1,322 shares of common stock at an exercise price of $8.28 per share.
(45)	Includes warrants to purchase 5,289 shares of common stock at an exercise price of $8.28 per share.
(46)	Includes warrants to purchase 2,644 shares of common stock at an exercise price of $8.28 per share.
(47)
Lester E. Lipschutz, Trustee of The Lindsay A. Rosenwald 2000 Family Trusts dated December 15, 2000, has voting and dispositive control over the shares held by such selling stockholder. Issued upon subscription upon terms and conditions similar to those provided in the Offering described in footnote (c) herein.

(48)
Includes (i) 3,184,903 shares of common stock held by Horizon BioMedical Ventures, LLC, of which Dr. Rosenwald is the managing member and (ii) warrants to purchase an aggregate of 265,339 shares of common stock issued to Dr. Rosenwald. Does not include 133,217 shares of Common Stock beneficially owned by a trust established for the benefit of Dr. Rosenwald’s family, for which Dr. Rosenwald disclaims any beneficial ownership interest, except to the extent of his pecuniary interest therein.

(49)	Ranier Twiford, President of Capital Strategies Advisors, Inc., has shared voting and dispositive power with respect to these securities.
(51)	Mr. Knox served as the Company’s Treasurer until the effectiveness of the Merger.
(52)
Cowen & Co., LLC, a registered broker-dealer, is a wholly owned subsidiary of SG Americas Securities Holdings, Inc., which is an indirect wholly owned subsidiary of Société Générale, a French banking corporation with shares listed on the Paris Bourse and Tokyo Stock Exchange.

PLAN OF DISTRIBUTION

We are registering the shares offered by this prospectus on behalf of the selling stockholders. The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any broker-dealers that act in connection with the sale of the shares offered hereby might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the securities sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

Shares Eligible For Future Sale

Upon completion of this offering and assuming the issuance of all of the shares covered by this prospectus that are issuable upon the exercise or conversion of convertible securities, there will be 15,196,892 shares of our common stock issued and outstanding. The shares purchased in this offering will be freely tradable without registration or other restriction under the Securities Act, except for any shares purchased by an “affiliate” of our company (as defined in the Securities Act).

Our currently outstanding shares that were issued in reliance upon the “private placement” exemptions provided by the Act are deemed “restricted securities” within the meaning of Rule 144. Restricted securities may not be sold unless they are registered under the Securities Act or are sold pursuant to an applicable exemption from registration, including an exemption under Rule 144 of the Securities Act.

In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated) including persons deemed to be affiliates, whose restricted securities have been fully paid for and held for at least one year from the later of the date of issuance by us or acquisition from an affiliate, may sell such securities in broker’s transactions or directly to market makers, provided that the number of shares sold in any three month period may not exceed the greater of 1 percent of the then-outstanding shares of our common stock or the average weekly trading volume of our shares of common stock in the over-the-counter market during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to certain notice requirements and the availability of current public information about our company. After two years have elapsed from the later of the issuance of restricted securities by us or their acquisition from an affiliate, such securities may be sold without limitation by persons who are not affiliates under the rule.

Following the date of this prospectus, we cannot predict the effect, if any, that sales of our common stock or the availability of our common stock for sale will have on the market price prevailing from time to time. Nevertheless, sales by existing stockholders of substantial amounts of our common stock could adversely affect prevailing market prices for our stock.

DESCRIPTION OF CAPITAL STOCK

We currently have authorized capital of 110,000,000 shares, of which 100,000,000 are designated as common stock, par value $.0001 per share (the “Common Stock”), and 10,000,000 shares are preferred stock, par value $.0001 per share (the “Preferred Stock”), all of which are currently designated as Series A Preferred Stock. Following completion of the Merger, the Company has outstanding 4,607,105 shares of Common Stock and 9,486,752 shares of Series A Preferred Stock. Additionally, there are securities convertible or exercisable into an aggregate of 2,327,299 shares of Common Stock (excluding the Preferred Stock).

Common Stock

The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and do not have cumulative voting rights. Upon liquidation, dissolution or winding up of the Company, holders of Common Stock will be entitled to share ratably in all of the Company’s assets that are legally available for distribution, after payment of all debts and other liabilities and the liquidation preference of any outstanding share of Preferred Stock. The holders of the Common Stock have no preemptive, subscription, redemption or conversion rights.

Series A Preferred Stock

The Company filed a Certificate of Designation of the Series A Preferred Stock with the Secretary of State of Delaware on March 31, 2006. The following provides only a summary of certain of the terms of the Company’s Preferred Stock.

Voluntary Conversion. Each share of the Preferred Stock will be convertible into Common Stock at any time at the option of the holder thereof at an initial conversion price equal to the stated value (initially equal to $4.50 per share), subject to adjustment (the “Stated Value”).

In the event of a reclassification, capital reorganization or other similar change in the outstanding shares of Common Stock, the Preferred Stock will become convertible into the kind and number of shares of stock or other securities or property (including cash) that the holders of Preferred Stock would have received if the Preferred Stock had been converted into Common Stock immediately prior to such reclassification, capital reorganization or other change.

Mandatory Conversion. The Company may require each holder of outstanding shares of Preferred Stock to convert such Preferred Stock into shares of Common Stock at the then-effective Conversion Ratio if the price per share of Common Stock trades at or above 200% of the Conversion Price (which shall initially be equal to the Stated Value), as adjusted, for a period of twenty (20) consecutive trading days, on any securities exchange, automated quotation system (e.g., Nasdaq) or any other over-the-counter market, such as the OTCBB.

Redemption. The holders of a majority of the issued and outstanding shares of Preferred Stock may require the Company to redeem such Preferred Stock at any time after April 3, 2016, at a redemption price equal to the Purchase Price plus any accrued but unpaid dividends, payable quarterly over a three (3) year period. The Preferred Stock is not redeemable at the option of the Company.

Voting. The holders of Preferred Stock will vote together with all other holders of the Company’s voting stock on all matters submitted to a vote of holders generally, with the holder of each share of Preferred Stock being entitled to one vote for each share of Common Stock into which such shares of Preferred Stock could then be converted (regardless of the number of shares of Common Stock then authorized to be issued). So long as 50% of the Preferred Stock remains outstanding, the Company shall not, without the approval of at least two-thirds (2/3) of the shares of Preferred Stock, voting separately as a single class:

•
authorize or issue any shares, or securities convertible into shares, having preference over or on a parity with the Preferred Stock with respect to the payment of dividends or rights upon a Liquidation Event (as defined below); or

•
(a) increase the number of shares of Preferred Stock or (b) amend, alter, or repeal any of the provisions of the Company’s certificate of incorporation in any manner which materially adversely affects the preferences, privileges, restrictions or other rights of the Preferred Stock.

Dividends. Each share of Preferred Stock shall receive cumulative dividends, payable in cash or in kind at the option of the Company, at the rate of 4% per annum (computed on the basis of a 365-day year) of the Stated Value, payable annually in arrears. The holders of Preferred Stock will also be entitled to receive dividends on an equal basis with the holders of Common Stock and any other class or series of securities of the Company ranking junior to the Preferred Stock when, as and if declared by the Board of Directors, on an as converted basis.

Liquidation. Upon any (i) liquidation, dissolution or winding up of the Company, whether voluntarily or involuntarily, or (ii) voluntary or involuntary bankruptcy of the Company (either of (i) or (ii), a “Liquidation Event”), each share of Preferred Stock will be entitled to be paid, prior to any distributions to any securities ranking junior to Preferred Stock, an amount equal to the greater of (x) the Stated Value of such shares of the Preferred Stock, plus any accrued and unpaid dividends thereon and (y) the amount the holder of such share would have been entitled to receive upon such Liquidation Event had the share been converted immediately prior to such Liquidation Event. A consolidation or merger of the Company with or into another company in which the Company is not the surviving entity or the shares of the Company’s capital stock constituting in excess of 50% of the voting power of the Company are exchanged for or changed into other stock or securities, cash and/or any other property, or a sale of all or substantially all the assets of the Company, shall not be considered a Liquidation Event, although the Company will make appropriate provision to ensure that the terms of the Preferred Stock survive any such transaction.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Pursuant to our certificate of incorporation and bylaws, we may indemnify an officer or director who is made a party to any proceeding, because of his position as such, to the fullest extent authorized by Delaware General Corporation Law, as the same exists or may hereafter be amended. In certain cases, we may advance expenses incurred in defending any such proceeding.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

ABOUT THIS PROSPECTUS

This prospectus is not an offer or solicitation in respect to these securities in any jurisdiction in which such offer or solicitation would be unlawful. This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about our company and the securities offered under this prospectus. That registration statement can be read at the SEC web site or at the SEC’s offices mentioned under the heading “Where You Can Find More Information.” We have not authorized anyone else to provide you with different information or additional information. You should not assume that the information in this prospectus, or any supplement or amendment to this prospectus, is accurate at any date other than the date indicated on the cover page of such documents.

WHERE YOU CAN FIND MORE INFORMATION

Federal securities law requires us to file information with the SEC concerning our business and operations. Accordingly, we file annual, quarterly, and special reports, proxy statements and other information with the SEC. You can inspect and copy this information at the Public Reference Facility maintained by the SEC at [Judiciary Plaza, 450 5th Street, N.W., Room 1024, Washington, D.C. 20549.] You can receive additional information about the operation of the SEC’s Public Reference Facilities by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that, like us, file information electronically with the SEC.

VALIDITY OF COMMON STOCK

Legal matters in connection with the validity of the shares offered by this prospectus will be passed upon by Maslon Edelman Borman & Brand, LLP, Minneapolis, Minnesota.

EXPERTS

The financial statements of Cougar Biotechnology, Inc. as of December 31, 2005 and 2004, and for the years ended December 31, 2005 and December 31, 2004 and from May 14, 2003 (date of inception) through December 31, 2005, included in this prospectus, have been included herein in reliance on the report, which includes an explanatory paragraph regarding the Company's ability to continue as a going concern, dated February 10, 2006, except for Note 16, which is as of April 6, 2006, of J.H. Cohn LLP, an independent registered public accounting firm, given on the authority of that firm as experts in accounting and auditing.

Cougar Biotechnology, Inc.
(A Development Stage Enterprise)

INDEX

Page

Report of Independent Registered Public Accounting Firm	F-2

Balance Sheets December 31, 2005 and 2004	F-3

Statements of Operations For the Years Ended December 31, 2005 and 2004 and the period from May 14, 2003 (Date of Inception) through December 31, 2005	F-4

Statements of Stockholders’ Equity (Deficiency) For the Years Ended December 31, 2005 and 2004 and the period from May 14, 2003 (Date of Inception) through December 31, 2005	F-5

Statements of Cash Flows For the Years Ended December 31, 2005 and 2004 and the period from May 14, 2003 (Date of Inception) through December 31, 2005	F-6/7

Notes to Financial Statements	F-8/26

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Cougar Biotechnology, Inc.

We have audited the accompanying balance sheets of Cougar Biotechnology, Inc. (A Development Stage Enterprise) as of December 31, 2005 and 2004, and the related statements of operations, stockholders' equity (deficiency) and cash flows for the years then ended and for the period from May 14, 2003 (date of inception) through December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cougar Biotechnology, Inc. (A Development Stage Enterprise) as of December 31, 2005 and 2004, and its results of operations and cash flows for the years then ended and for the period from May 14, 2003 (date of inception) through December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the financial statements, the Company has incurred losses and negative cash flows from operating activities from its inception. As of December 31, 2005, the Company had working capital and stockholders’ deficiencies, and management believes that the Company will require additional financing to fund its operations, but cannot assure that such financing will be available. Such matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments related to the recoverability and classification of assets, or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/ J.H. Cohn LLP
San Diego, California
February 10, 2006, except for Note 16, which is as of April 6, 2006

COUGAR BIOTECHNOLOGY, INC.
(A Development Stage Enterprise)

BALANCE SHEETS
DECEMBER 31, 2005 AND 2004

ASSETS	2005	2004
Current assets:
Cash and cash equivalents	$1,040,864	$1,838,594
Employee advance	48,000	96,000
Debt issuance costs, net of accumulated amortization of $43,541	47,500
Prepaid expenses and other	116,061	15,600
Total current assets	1,252,425	1,950,194

Furniture and fixtures, net of accumulated depreciation of $3,797 and $733, respectively	8,581	6,980
Note issuance costs, net of accumulated amortization of $46,057	453,276
Deposits	160,000
Totals	$1,874,282	$1,957,174

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Current liabilities:
Borrowings under line of credit	$600,000
Notes payable, net of discount of $65,113	934,887
Warrant liability	856,398
Option compensation liability for non-employees	459,833
Accounts payable	1,163,360	$102,868
Related party payable	88,226	8,699
Accrued expenses	875,728	237,060
Total current liabilities	4,978,432	348,627

Convertible notes payable, net of discount of $446,796	3,113,324

Total liabilities	8,091,756	348,627

Commitments and contingencies

Stockholders' equity (deficiency):
Preferred stock - $.001 par value; 10,000,000 shares authorized; none issued or outstanding	—	—
Common stock - $.001 par value; 50,000,000 shares authorized; 9,250,005 shares issued and outstanding	9,250	9,250
Additional paid-in capital	5,123,125	5,137,808
Deficit accumulated during the development stage	(11,349,849)	(3,538,511)
Total stockholders' equity (deficiency)	(6,217,474)	1,608,547
Totals	$1,874,282	$1,957,174

See Notes to Financial Statements.

COUGAR BIOTECHNOLOGY, INC.
(A Development Stage Enterprise)

STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2005 AND 2004 AND THE PERIOD FROM
MAY 14, 2003 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2005

			Period from
			May 14, 2003 (date of
			inception) through
	2005	2004	December 31, 2005
Operating expenses:
General and administrative	$1,266,620	$2,162,018	$3,809,453
Research and development	6,256,700	1,018,171	7,274,871
Depreciation	3,064	610	3,797
Totals	7,526,384	3,180,799	11,088,121

Loss from operations	(7,526,384)	(3,180,799)	(11,088,121)

Other income (expense):
Interest income	14,281	20,663	37,507
Interest expense	(299,235)		(299,235)
Totals	(284,954)	20,663	(261,728)
Net loss	$(7,811,338)	$(3,160,136)	$(11,349,849)

Net loss per share - basic and diluted	$(.84)	$(.37)

Weighted-average common shares outstanding - basic and diluted	9,250,005	8,528,087

See Notes to Financial Statements.

COUGAR BIOTECHNOLOGY, INC.
(A Development Stage Enterprise)

STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
YEARS ENDED DECEMBER 31, 2005 AND 2004 AND THE PERIOD FROM
MAY 14, 2003 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2005

				Deficit
				Accumulated
			Additional	During the
	Common Stock		Paid-in	Development
	Shares	Amount	Capital	Stage	Total
Issuance of shares of common stock at $.1765 per share	4,250,002	$4,250	$745,750		$750,000
Effect of issuance of shares of common stock to an officer at $.001 per share	750,000	750	131,625		132,375
Option compensation for non-employees			207		207
Net loss				$(378,375)	(378,375)
Balance at December 31, 2003	5,000,002	5,000	877,582	(378,375)	504,207

Issuance of shares of common stock at $1.00 per share	4,250,003	4,250	4,245,750		4,250,000
Option compensation for non-employees			14,476		14,476
Net loss				(3,160,136)	(3,160,136)
Balance at December 31, 2004	9,250,005	9,250	5,137,808	(3,538,511)	1,608,547

Issuance of warrants with notes			130,954		130,954
Issuance of warrants for debt costs			91,041		91,041
Option compensation for non-employees			403,331		403,331
Reclassification of non-employee options and warrants to liabilities due to issuance of convertible notes			(640,009)		(640,009)
Net loss				(7,811,338)	(7,811,338)
Balance at December 31, 2005	9,250,005	$9,250	$5,123,125	$(11,349,849)	$(6,217,474)

See Notes to Financial Statements.

COUGAR BIOTECHNOLOGY, INC.
(A Development Stage Enterprise)

STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2005 AND 2004 AND THE PERIOD FROM
MAY 14, 2003 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2005

			Period from
			May 14, 2003 (date of
			inception) through
	2005	2004	December 31, 2005

Operating activities:
Net loss	$(7,811,338)	$(3,160,136)	$(11,349,849)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	3,064	610	3,797
Non-cash compensation	48,000		48,000
Option compensation for non-employees	445,150	14,476	459,833
Stock issued for compensation			131,625
Amortization of note discounts	110,073		110,073
Amortization of debt and note issuance costs	89,598		89,598
Charge to interest expense for increase in warrant value	20,000		20,000
Changes in operating assets and liabilities:
Employee advance		(96,000)	(96,000)
Prepaid expenses and other assets	(260,461)	(11,863)	(276,061)
Accounts payable and accrued expenses	1,778,687	331,894	2,127,314
Net cash used in operating activities	(5,577,227)	(2,921,019)	(8,731,670)

Investing activities - purchase of furniture and fixtures	(4,665)	(6,485)	(12,378)

Financing activities:
Net proceeds from issuance of common stock		4,250,000	5,000,750
Payment of debt issuance costs	(375,958)		(375,958)
Proceeds from issuance of notes payable	1,000,000		1,000,000
Proceeds from issuance of convertible notes payable	3,560,120		3,560,120
Proceeds from borrowings under line of credit	600,000		600,000
Net cash provided by financing activities	4,784,162	4,250,000	9,784,912

COUGAR BIOTECHNOLOGY, INC.
(A Development Stage Enterprise)

STATEMENTS OF CASH FLOWS (Concluded)
YEARS ENDED DECEMBER 31, 2005 AND 2004 AND THE PERIOD FROM
MAY 14, 2003 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2005

			Period from
			May 14, 2003 (date of
			inception) through
	2005	2004	December 31, 2005

Net increase (decrease) in cash and cash equivalents	$(797,730)	$1,322,496	$1,040,864

Cash and cash equivalents, beginning of period	1,838,594	516,098

Cash and cash equivalents, end of period	$1,040,864	$1,838,594	$1,040,864

Supplemental disclosures of non-cash investing and financing activities:
Value of warrants charged to debt and note issuance costs	$214,416		$214,416

Value of warrants issued with notes payable	$621,982		$621,982

Supplemental disclosures of cash flow information:
Interest paid	$14,802		$14,802

See Notes to Financial Statements.

COUGAR BIOTECHNOLOGY, INC.
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

Note 1 - Business and basis of presentation:
Business:
Cougar Biotechnology, Inc. (the “Company”) was incorporated in the State of Delaware in May 2003. The Company in-licenses or acquires clinical stage products that have previously been tested in clinical trials for the treatment of cancer with the goal of developing the drugs for its own proprietary portfolio. The Company’s portfolio includes CB7630, which is currently being tested in Phase I/II clinical trials in prostate cancer, CB3304, which is currently being tested in a Phase I trial in non-Hodgkins lymphoma and CB1089, which has previously been tested in a number of clinical trials in cancer.

Basis of presentation:
The Company is a development stage enterprise since it has not yet generated any revenue from the sale of products and, through December 31, 2005, its efforts have been principally devoted to identifying and acquiring, by license or otherwise, drug candidates for the treatment of cancer. Accordingly, the accompanying financial statements have been prepared in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 7, "Accounting and Reporting by Development Stage Enterprises." The Company has reported a net loss of $11,349,849 for the period from May 14, 2003 (date of inception) to December 31, 2005. As of December 31, 2005, the Company had a working capital deficiency of $3,726,007 and cash and cash equivalents of $1,040,864. Management believes that the Company will continue to incur net losses through at least 2008.

Based on the resources of the Company available at December 31, 2005, management believes that the Company will need additional equity or debt financing to fund its operations beyond June 2006. The Company's continued operations will depend on its ability to raise additional funds through various potential sources such as equity and debt financing. Additional funds may not become available on acceptable terms or at all, and there can be no assurance that any additional funding that the Company does obtain will be sufficient to meet the Company's needs in the long-term. Through December 31, 2005, the Company's financing has been obtained through private placements of common stock, short-term notes, convertible notes and a revolving bank line of credit. Until and unless the Company's operations generate adequate revenue and cash flows, the Company will attempt to continue to fund operations from cash on hand and through the sources of capital discussed above. These factors raise substantial doubt about the Company’s ability to continue as a going concern. On June 16, 2005, the Company entered into an introduction agreement with Paramount BioCapital, Inc. (“Paramount”) and SG Cowen & Co. LLC (“SG Cowen”) to assist the Company in raising a minimum of $20,000,000 (see Note 15). A stockholder and director of the Company is the Chairman of the Board and Chief Executive Officer of Paramount. Should this placement not

COUGAR BIOTECHNOLOGY, INC.
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

Note 1 - Business and basis of presentation (concluded):
Basis of presentation (concluded):
close, the Company will seek to raise additional funds through various potential sources such as equity and debt financing or corporate partnerships.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 2 - Significant accounting policies:
Use of estimates:
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of expenses for the periods presented. Accordingly, actual results could differ from those estimates.

Cash and cash equivalents:
Cash and cash equivalents consist of cash and investments in highly-liquid money market funds.

Fair value of financial instruments:
The carrying value of financial instruments including cash and cash equivalents, accounts payable, line of credit borrowings, and notes payable approximate their fair values due to the relatively short maturities of these instruments.

Furniture and fixtures:
Furniture and fixtures are recorded at cost and depreciated over estimated useful lives ranging from three to five years using the straight-line method.

Research and development:
Research and development costs are expensed as incurred.

Income taxes:
Deferred income taxes are recognized for differences between the bases of assets and liabilities for financial statement and income tax purposes. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be deductible or taxable when the assets and liabilities are recovered or settled. Deferred income taxes also are recognized for net operating loss carry-forwards and tax credits that are

COUGAR BIOTECHNOLOGY, INC.
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

Note 2 - Significant accounting policies (continued):
Income taxes (concluded):
available to offset future taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Net loss per share:
Basic net loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding during the periods presented as required by SFAS No. 128, “Earnings Per Share”. Diluted earnings per share have not been presented because the assumed exercise of the Company’s outstanding options and warrants would have been anti-dilutive. Potentially dilutive securities excluded from the calculations amounted to 2,435,069 shares at December 31, 2005, comprised of 1,655,000 options and 780,069 of warrants, and 1,655,000 options at December 31, 2004.

Stock-based compensation:
SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), provides for the use of a fair value-based method of accounting for stock-based compensation. However, SFAS 123 allows an entity to continue to measure compensation cost for stock options granted to employees using the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion No. 25 “Accounting for Stock Issued to Employees” (“APB 25”).

The Company accounts for its employee and director stock options (except options issued to directors who are also scientific advisory board members or consultants) using the intrinsic value method in accordance with APB 25 and related interpretations. The Company measures compensation expense for employee and director stock options as the aggregate excess of the market value of its common stock over the exercise prices of the options on the date that both the number of shares the grantee is entitled to receive and the exercise prices are known. Such excess is amortized over the vesting period.

In accordance with the provisions of SFAS 123 and Emerging Issues Task Force (“EITF”) No. 96-18, “Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring or in Conjunction with Selling, Goods or Services,” all other issuances of common stock, stock options or other equity instruments to non-employees (including consultants and all members of the Scientific Advisory Board) as the consideration for goods or services received by the Company are accounted for based on the fair value of the equity instruments issued (unless the fair value of the consideration received can be more reliably measured). Any options issued to non-employees are recorded in expense and

COUGAR BIOTECHNOLOGY, INC.
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

Note 2 - Significant accounting policies (continued):
Stock-based compensation (continued):
additional paid-in capital in stockholders’ equity (deficiency) or warrant liability in current liabilities over the applicable service periods using variable accounting through the vesting date based on the fair value of the options at the end of each period.

The fair value of options granted to non-employees was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions at December 31, 2005:

Dividend yield	0%
Expected volatility	72%
Risk-free interest rate	4.13%
Expected lives	4 years

The price volatility for the calculation of value of warrants and options was computed by using an average historical volatility of public companies in the same industry.

Had the Company elected to recognize compensation expense based on the fair value at the grant dates for the awards to employees under its plans and amortized the cost over the service period pursuant to SFAS 123, net loss would have increased to the pro forma amounts listed in the table below. The fair value of each option granted was estimated on the date of grant using the Black-Scholes option pricing model. The Company’s pro forma information is as follows:

Net loss:	2005	2004
As reported	$(7,811,338)	$(3,160,136)
Deduct total stock-based employee compensation expense determined under the fair value-based method for all awards	9,789	9,789
Pro forma	$(7,821,127)	$(3,169,925)

Basic and diluted loss per share:
As reported	$(.84)	$(.37)
Pro forma	(.85)	(.37)

COUGAR BIOTECHNOLOGY, INC.
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

Note 2 - Significant accounting policies (continued):
Stock-based compensation (concluded):
The fair value of options granted to employees were estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

Dividend yield	0%
Expected volatility	0%
Risk-free interest rate	4.13%
Expected lives	3 years

Debt and note issuance costs and debt discounts:
Debt and note issuance costs related to obtaining the line of credit and the issuance of notes and debt discounts attributable to the value of warrants issued with the notes are being amortized to interest expense over the terms of the related debt instruments on a straight-line basis, which approximates the effective interest method.

Warrants issued with debt instruments:
For warrant and debt issuances in June 2005, the Company accounted for the value of warrants arising from the issuance of debt instruments pursuant to Accounting Principles Board Opinion No. 14, “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants,” by allocating the proceeds from issuance to the debt instruments and the warrants based on their relative fair values. The fair value of the warrants is allocated to additional paid-in capital and to debt or note discount, which is amortized to interest expense over the term of the instrument on a straight-line basis, which approximates the effective interest method.

In November 2005, the Company issued convertible notes payable and warrants. Since the conversion of the Company’s convertible notes payable could result in a conversion into an indeterminable number of common shares, the Company determined that under the guidance in EITF Issue No. 00-19 (“EITF 00-19”) “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in a Company’s Own Stock”, the Company was prohibited from concluding that it had sufficient authorized and unissued shares to net-share settle any warrants or options granted to non-employees. Therefore, on the date convertible notes were issued, the Company reclassified the related fair value of all warrants and options issued to non-employees that were outstanding from additional paid-in capital to current liabilities. Additionally, the Company retroactively revalued warrants issued in June 2005 to fair value in accordance with EITF 00-19. The fair value of all warrants is based on the Black-Scholes option pricing model and is marked to market at the end of each reporting period in which a change in fair value occurs. Changes in the fair value of warrants are recorded as interest expense. As a result of the change in

COUGAR BIOTECHNOLOGY, INC.
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

Note 2 - Significant accounting policies (concluded):
Warrants issued with debt instruments (concluded):
valuation methods for the warrants issued in June 2005, a $20,000 charge was recorded to interest expense during 2005.

For warrants and convertible notes payable issued in November 2005, the Company accounted for the value of the warrants arising from the issuance of debt instruments pursuant to EITF 00-19, by allocating the proceeds first to the fair value of warrants, and then any residual amounts to the debt instruments. The fair value of the warrants is allocated to liabilities and to note discount. Upon conversion of the convertible notes to stock, warrants and options classified as current liabilities may be reclassified to additional paid-capital in the balance sheet.

The Company accounts for the intrinsic value of beneficial conversion rights arising from the issuance of convertible debt instruments with nondetachable conversion rights that are in-the money at the commitment date pursuant to the consensus of EITF Issue No. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios” and EITF Issue No. 00-27 (“EITF00-27”), “Application of Issue No. 98-5 to Certain Convertible Instruments.” Such values are determined by first allocating an appropriate portion of the proceeds received from the debt instruments to the warrants included in the exchange based on the fair values of the warrants and the debt instruments as explained above. The intrinsic value of the beneficial conversion rights at the commitment date may also be recorded as additional paid-in capital or liabilities and debt discount as of that date or, if the terms of the debt instrument are contingently adjustable, may only be recorded if a triggering event occurs and the contingency is resolved.

Reclassifications:
Certain amounts for 2004 have been reclassified to conform to the current year’s presentation.

Note 3 - Employee advance:
As part of an employment agreement entered into in October 2004, the Company advanced an employee $96,000. Upon the completion of one year of service, $48,000 of the balance was forgiven and charged to expense with the remaining $48,000 to be forgiven upon completion of the employee’s second year of service.

COUGAR BIOTECHNOLOGY, INC.
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

Note 4 - Prepaid expenses and other current assets:
Prepaid expenses and other current assets consists of the following at December 31:

	2005	2004
Clinical investigational services	$72,045
Prepaid rent	18,671
Other	25,345	$15,600
Totals	$116,061	$15,600

Note 5 - Accrued expenses:
Accrued expenses consists of the following at December 31:

	2005	2004
Accrued compensation	$613,910	$162,205
Accrued research and development costs	170,000
Other	91,818	74,855
Totals	$875,728	$237,060

Note 6 - Line of credit:
On July 15, 2005, the Company entered into a credit facility with a commercial bank that allows for borrowing under a line of credit of up to $1,000,000. Interest is charged monthly at (i) the bank’s prime rate minus 0.5% or (ii) LIBOR plus 0.75% per annum (6.75% at December 31, 2005). The credit facility balance outstanding and any unpaid interest are due and payable on June 30, 2006. The credit facility is guaranteed by a stockholder. In return for such guaranty, the Company is obligated to grant the stockholder warrants to purchase a number of shares of Company common stock based on the highest amount borrowed against the line of credit. In the event the Company utilizes all $1,000,000 of this facility, the stockholder will be issued warrants to purchase 137,689 shares of Company common stock. The highest balance borrowed under this credit facility totaled $600,000 through December 31, 2005, and in February 2006 the Company issued to the stockholder a warrant with a five year term to purchase 82,613 shares of Company common stock. Additional warrants may be issued if borrowings increase prior to maturity. The warrant issued for guaranteeing the credit facility was valued at $91,041 using the Black-Scholes option pricing model which was recorded as debt issuance costs. The model assumed a risk-free interest rate of 4.33%, a five year term and stock volatility of 72%.

Note 7 - Notes payable:
On June 30, 2005, the Company issued unsecured promissory notes with attached warrants to six individuals, including a member of the Company’s Board of Directors, for aggregate proceeds of $1,000,000. A note issued to a member of the Company’s Board of Directors totaled $625,000. The promissory notes bear interest

COUGAR BIOTECHNOLOGY, INC.
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

Note 7 - Notes payable (concluded):
at 5.75%. The promissory notes and all unpaid interest are required to be repaid by the 10th business day following the earlier of (a) the closing of the private placement equity offering dated July 1, 2005, which never occurred; or (b) on demand any time after June 29, 2006. Included in accrued expenses at December 31, 2005 is accrued interest of $32,097 relating to the promissory notes. Warrants to purchase an aggregate of 137,689 shares of Company common stock were issued with the promissory notes. Warrants issued with the promissory notes expire in five years and were valued at $130,954 using the Black-Scholes option pricing model which was recorded as debt discount. The model assumes a risk-free interest rate of 4.2%, a five year term and stock volatility of 72%.

Note 8 - Convertible notes payable:
The Company engaged Paramount to serve as exclusive placement agent in connection with a bridge finance offering (the “Bridge Offering”) of up to $7,000,000 and agreed to a placement fee equal to 7% of the aggregate gross proceeds resulting from the sale of the bridge securities, an accountable expense allowance of up to $100,000 and five-year warrants to purchase, at an exercise price of $3.18 per share, a number of shares of Company common stock equal to 10% of the aggregate principal amount of any bridge notes sold in a bridge offering divided by $3.18.

On November 23, 2005, the Company sold $3,560,120 in aggregate principal amount of senior convertible notes (the “Bridge Notes”) to certain institutional and individual accredited investors (the “Bridge Offering”). Fees paid in cash to Paramount for this transaction totaled $325,958. The Bridge Notes and all unpaid interest are due on January 24, 2007 (the “Term”) provided, however, that the Company may extend the Term of the Bridge Notes for one additional year (the “Extended Term”) upon notice from the Company to each holder prior to expiration of the Term. Interest will accrue at the annual rate of (i) 5% during the Term and (ii) 8% during the Extended Term, if any, and is payable upon the maturity of the Bridge Notes. Included in accrued expenses at December 31, 2005 is accrued interest of $19,284 relating to the Bridge Notes. In addition to the Bridge Notes, the investors received five-year warrants exercisable at $3.18 per share (subject to adjustments for stock splits, recapitalizations and similar events), for a number of shares of Company common stock equal to (i) 20% of the principal amount of the Bridge Notes purchased divided by $3.18 if a “Qualified Financing” is completed within 90 days of the final closing of the Bridge Offering, or (ii) 40% of the principal amount of Bridge Notes purchased divided by $3.18 if a Qualified Financing is not completed within 90 days of the final closing of the Bridge Offering. A “Qualified Financing” is defined as an equity financing or series of related equity financings by the Company resulting in gross cash proceeds of at least $10,000,000. The Bridge Notes and all unpaid interest shall automatically convert into the Company’s equity securities at a price equal to the lowest unit price paid upon closing of such equity financing. Warrants issued with the Bridge Notes were valued at $491,028, which was

COUGAR BIOTECHNOLOGY, INC.
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

Note 8 - Convertible notes payable (concluded):
recorded as debt discount. The warrant issued to the placement agent was valued at $123,375 using the Black-Scholes option pricing model which was also recorded as debt issuance cost. A risk-free interest rate of 4.3%, a term of five years and stock volatility of 72% were used in the model. The intrinsic value of the embedded conversion feature of the Bridge Notes could not be computed due to the contingent conversion date and the unknown conversion price. Should the contingencies be resolved, the Company could be required to recognize up to $432,000 for the embedded conversion feature. The valuation of warrants was computed based on 40% of the principal amount of the Bridge Notes sold divided by $3.18 which resulted in the maximum amount of debt discount.

Note 9 - Common stock:
The Company issued 4,250,002 shares of common stock to investors during May 2003 for $750,000 at $.1765 per share. Additionally, in May 2003, 750,000 shares were issued to an officer of the Company at $.001 per share for a total of $750 in cash. The Company recorded compensation expense of $131,625 for the difference between the fair value of the shares ($.1765 per share) and the amount paid. In March 2004, the Company issued 4,250,003 shares of common stock for $4,250,000 at $1.00 per share.

In June 2005, the total number of shares of capital stock which the Company is authorized to issue was increased to 60,000,000 capital shares, of which 50,000,000 shares are common stock and 10,000,000 shares are preferred stock.

Note 10 - Stock options:
The Company’s 2003 Stock Option Plan (the “Plan”) was adopted by the Board of Directors on May 15, 2003. Pursuant to the Plan, the Company may grant incentive stock options and nonqualified stock options, as well as other forms of equity-based compensation. Incentive stock options may be granted only to employees, while consultants, employees, officers and directors are eligible for the grant of nonqualified options under the Plan. The maximum term of stock options granted under the Plan is 10 years. The exercise price of incentive stock options granted under the Plan must be at least equal to the fair market value of such shares on the date of grant. During 2004, the Board of Directors approved an increase in the number of shares reserved from 1,000,000 to 2,000,000. As of December 31, 2005, there were a total of 2,000,000 shares of the Company’s common stock reserved for issuance under the Plan.

In July 2003, a member of the Board of Directors received options to purchase 100,000 shares of common stock under the Plan at an exercise price of $.15 per share. These options vest over a three-year period with a third of the options vesting on each anniversary of the grant.

COUGAR BIOTECHNOLOGY, INC.
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

Note 10 - Stock options (continued):
In January 2004, the Vice Chairman of the Company’s Board of Directors and Chairman of the Company’s Scientific Advisory Board received options to purchase 400,000 shares of common stock under the Plan at an exercise price of $.15 per share. These options vest over a four-year period with 25% of the options vesting on each anniversary of the grant. Amortization over the vesting period of the options using variable accounting at the end of each period resulted in a charge to consulting expense in the amount of $383,949 and $5,000 for the years ended December 31, 2005 and 2004, respectively.

In June 2004, a member of the Scientific Advisory Board received options to purchase 5,000 shares of common stock under the Plan at an exercise price of $5.00 per share. These options vest over a three-year period with each third of the options vesting on each anniversary of the grant. Amortization over the vesting period of the options using variable accounting at the end of each period resulted in a charge to consulting expense in the amount of $1,229 for the year ended December 31, 2005.

In August 2004, a member of the Board of Directors/Consultant received options to purchase 100,000 shares of common stock under the Plan at an exercise price of $.15 per share. These options vest over a four-year period with 25% of the options vesting on each anniversary of the grant. Amortization over the vesting period of the options using variable accounting at the end of each period resulted in a charge to consulting expense in the amount of $59,972 and $9,063 for the years ended December 31, 2005 and 2004, respectively.

In January 2004, the Chief Executive Officer and President of the Company received options to purchase 750,000 shares of common stock under the Plan at an exercise price of $.15 per share. These options vest over a four-year period with 25% of the options vesting on each anniversary of the grant.

In August 2004, the Vice President of Finance of the Company received options to purchase 100,000 shares of common stock under the Plan at an exercise price of $1.50 per share. The options vest over a two-year period with 50% of the options vesting on each anniversary of the grant.

In November 2004, the Vice President of Clinical Research and Development of the Company received options to purchase 200,000 shares of common stock under the Plan at an exercise price of $1.50 per share. The options vest over a two-year period with 50% of the options vesting on each anniversary of the grant.

COUGAR BIOTECHNOLOGY, INC.
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

Note 10 - Stock options (concluded):
Activity with respect to the Plan is summarized as follows:
				Weighted
	Shares	Stock	Options	Average
	Available	Options	Exercise	Exercise
	For Grant	Outstanding	Price	Price

Authorized	1,000,000
Granted	(100,000)	100,000	$.15	$.15
Balance at December 31, 2003	900,000	100,000	$.15	$.15
Additional shares authorized	1,000,000
Granted	(1,555,000)	1,555,000	$.15 - $5.00	$.43
Balance at December 31, 2004 and 2005	345,000	1,655,000	$.15 - $5.00	$.41

The following table summarizes the information about stock options outstanding at December 31, 2005:

	Options Outstanding			Options Exercisable
		Weighted		Number
		Average	Weighted	Exercisable	Weighted
		Remaining	Average	at	Average
	Number	Contractual	Exercise	December 31,	Exercise
Exercise Price	Outstanding	Life	Price	2005	Price

$0.15	1,350,000	8.1	$.15	379,166	$.15
$0.16 - $1.50	300,000	8.8	1.50	150,000	1.50
$1.51 - $5.00	5,000	8.4	5.00	1,667	5.00
$0.15 - $5.00	1,655,000	8.4	$.41	530,833	$.55

Note 11- 401(k) savings plan:
During 2005, the Company adopted a 401(k) savings plan (the “401(k) Plan”) for the benefit of its employees. The Company is required to make matching contributions to the 401(k) Plan equal to 100% of the first 3% of wages deferred by each participating employee and 50% on the next 2% of wages deferred by each participating employee. During 2005, the Company incurred expenses of approximately $9,100 for employer matching contributions.

Note 12- Income taxes:
At December 31, 2005, the Company had net operating loss carry-forwards available to reduce future taxable income, if any, of approximately $10,153,000 and $10,014,000 for Federal and California income tax purposes, respectively. The Federal and California net operating losses, if not utilized, expire through 2025 and 2015, respectively. Pursuant to Internal Revenue Code Sections 382 and 383, use of the Company’s net operating loss carry-forwards may be limited if a cumulative change in ownership of more than 50% occurs within a three-year period.

COUGAR BIOTECHNOLOGY, INC.
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

Note 12 - Income taxes (concluded):
Temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes (the loss carry-forward described above) give rise to the Company’s deferred income taxes. The components of the Company’s deferred tax assets as of December 31, 2005 and 2004 are as follows:

	Federal	State	Total
Deferred tax assets - 2005:
Net operating loss carry-forward	$3,452,100	$885,200	$4,337,300
Research and development credit	216,500	117,400	333,900
Stock based compensation	163,300	42,600	205,900
Accrued expenses and other	(146,400)	59,600	(86,800)
Total deferred tax assets	3,685,500	1,104,800	4,790,300
Valuation allowance	(3,685,500)	(1,104,800)	(4,790,300)
Net deferred tax assets	$—	$—	$—

	Federal	State	Total
Deferred tax assets - 2004:
Net operating loss carry-forward	$1,142,100	$283,500	$1,425,600
Accrued expenses and other	60,100	15,600	75,700
Total deferred tax assets	1,202,200	299,100	1,501,300
Valuation allowance	(1,202,200)	(299,100)	(1,501,300)
Net deferred tax assets	$—	$—	$—

As the ultimate realization of the potential benefits of the Company’s net operating loss carry-forwards is considered unlikely by management, the Company has offset the deferred tax assets attributable to those potential benefits through valuation allowances in 2005 and 2004. Accordingly, the Company did not recognize any benefit from income taxes in the accompanying statements of operations to offset its pre-tax losses. The valuation allowance increased by $3,289,000 in 2005 and $1,353,300 in 2004.

The reasons for the difference between the amount computed by applying the statutory federal income tax rate to losses before income tax benefit and the actual income tax benefit for the years ended December 31, 2005 and 2004 are as follows:

	2005	2004
Expected income tax benefit	$(2,655,800)	$(1,074,200)
Research and development credit	(198,900)	(34,200)
State income tax, net of federal tax	(430,700)	(245,400)
Other	(3,600)	500
Total before valuation allowance	(3,289,000)	(1,353,300)
Change in valuation allowance	3,289,000	1,353,300
Income tax benefit	$—	$—

COUGAR BIOTECHNOLOGY, INC.
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

Note 13 - Related party transactions:
Paramount has been performing certain administrative functions for the Company since its inception. The Company has been billed $86 and $2,200 for these services, which are included in accounts payable at December 31, 2005 and 2004, respectively. Additionally, included in accounts payable are advances totaling $88,226 and $8,699 from officers/directors of the Company at December 31, 2005 and 2004, respectively.

Note 14 - Concentration of credit risk
The Company maintains its cash and cash equivalent balances primarily in one financial institution. Certain deposits are not maintained in accounts that are FDIC and SIPC insured. At December 31, 2005, the Company had cash and cash equivalent deposits of approximately $979,000 that were not insured. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

Note 15 - Commitments:
Leases:
The Company has an office lease agreement that expires in March 2006 that requires monthly payments of $8,555. Rent expense totaled approximately $92,000 and $66,000 for the years ended December 31, 2005 and 2004, respectively.

On October 31, 2005, the Company executed a five-year lease agreement effective February 15, 2006 for a new office that requires monthly payments of $18,671 and expires in 2011. Lease payments increase 3% annually beginning on March 1, 2007. The Company paid a security deposit of $160,000 in 2005.

Future minimum lease payments for each of the five years subsequent to December 31, 2005 and thereafter are as follows:

Year Ending
December 31	Amount
2006	$222,000
2007	230,000
2008	237,000
2009	244,000
2010	252,000
Thereafter	42,000
Total	$1,227,000

COUGAR BIOTECHNOLOGY, INC.
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

Note 15 - Commitments (continued):
Consulting agreements:
On June 25, 2003, the Company entered into a one-year agreement with a consultant to serve as a member of its Scientific Advisory Board. Pursuant to the terms of the agreement, the Company pays the consultant a monthly fee of $4,167. In addition, the Company will pay a one-time finder’s fee of $100,000 for each technology that the Company acquires that is first introduced to the Company by the consultant. The agreement automatically extends for one-year periods unless either party terminates upon written notice to the other prior to such extension.

Effective January 1, 2004, and as amended on August 24, 2004, the Company entered into a four-year agreement with a consultant to serve as the Chairman of its Scientific Advisory Board and Vice Chairman of its Board of Directors. Pursuant to the terms of the agreement, the Company pays a monthly fee of $16,667. In addition for each new technology that the Company in-licenses or otherwise acquires and which is first introduced to the Company by the consultant, the Company pays a finder’s fee equal to: i) $50,000 for each such newly acquired technology or in-license that is undergoing or has completed Phase I clinical testing at the time of the introduction; ii) $100,000 for each newly acquired technology or in-license that is undergoing or has completed Phase II clinical testing at the time of introduction; and iii) $150,000 for each newly acquired technology or in-license that is undergoing or has completed Phase III clinical testing at the time of the introduction. The consultant may also earn a $100,000 bonus for his assistance in raising a minimum of $5,000,000 in proceeds from the issuance of Company common stock. The consultant was also granted options to purchase 500,000 shares of Company common stock at a price of $.15 vesting at the rate of 25% on each anniversary date of the option grants. The agreement may be terminated by the consultant or the Company upon thirty days prior written notice. During 2005 and 2004, the consultant was paid a finders’ fee of $50,000.

On June 10, 2004, the Company entered into a three-year consulting agreement with a consultant to serve as a member of its Scientific Advisory Board. Pursuant to the terms of the agreement, the Company pays a monthly fee of $833. The consultant was also granted an option to purchase 5,000 shares of Company common stock at a price of $5.00 vesting over the term of the agreement. The agreement automatically extends for one-year periods, unless either party terminates upon written notice to the other prior to such extension. The agreement may be terminated by the consultant or the Company upon thirty days prior written notice.

On June 10, 2004, the Company entered into three-year consulting agreements with six consultants to serve as members of its Scientific Advisory Board. Pursuant to the terms of the respective agreements, the Company pays a fee of

COUGAR BIOTECHNOLOGY, INC.
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

Note 15 - Commitments (continued):
Consulting agreements (concluded):
$3,000 for each meeting that the advisor attends. The agreements automatically extend for one-year periods, unless either party terminates upon written notice to the other prior to such extension. The agreement may be terminated by the consultant or the Company upon thirty days prior written notice.

On January 24, 2005, the Company entered into a three-year consulting agreement with a consultant to serve as a member of its Scientific Advisory Board. Pursuant to the terms of the respective agreement, the Company pays a fee of $3,000 for each meeting attended. The agreement automatically extends for one-year periods, unless either party terminates upon written notice to the other prior to such extension. The agreement may be terminated by the consultant or the Company upon thirty days prior written notice.

Employment contracts:
On May 16, 2003, the Company entered into an employment agreement with the Company’s President and Chief Executive Officer which originally was set to expire on May 15, 2004. However, the term shall be extended automatically for additional one-year periods unless one party advises the other in writing at least 60 days before the initial expiration of the agreement or a subsequent anniversary date that the agreement shall no longer be extended. The employment agreement provides for an annual salary of $200,000, with annual salary increases, and bonuses of up to 75% of his base salary, at the discretion of the Company’s Board of Directors. Additionally, for each new technology that the Company in-licenses or otherwise acquires, that are first introduced to the Company by or through the Company’s President and Chief Executive Officer, the Company pays a one-time bonus of $75,000. In addition, in conjunction with the execution of his employment agreement, the President and Chief Executive Officer also received and executed a stock purchase agreement for the purchase of 750,000 shares of Company common stock at $.001 per share for $750. A performance bonus of $150,000 and an in-licensing bonus of $75,000 were accrued in 2005. A performance bonus of $150,000 and an in-licensing bonus of $150,000 were paid in 2004.

License agreements:
On February 23, 2004, the Company entered into a license agreement (the “License Agreement”) with Emory University (“Emory”) for the worldwide, exclusive rights to discover, develop, have made, use, sell, have sold, offer for sale and import the products described in Emory’s intellectual property portfolio for noscapine and analogs of noscapine. The License Agreement terminates upon the date of the last to expire patent contained in the licensed technology. In consideration for the rights under the License Agreement, the Company paid Emory an initial license fee of $72,435 in 2004. The Company sponsored a research project involving the licensed technology in the amount of $114,000 of

COUGAR BIOTECHNOLOGY, INC.
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

Note 15 - Commitments (continued):
License agreements:
which $28,688 and $85,312 were paid in 2005 and 2004, respectively. In connection with the license agreement, the Company has agreed to future milestone payments to Emory for the first technology from the intellectual property portfolio in the aggregate of up to $3,500,000, payable upon the achievement of certain clinical and regulatory milestones. Should a product incorporating the licensed technology be commercialized, the Company will be obligated to pay to Emory an annual royalty based on net sales of the product. In the event that the Company sublicenses the licensed technology to a third party, the Company will be obligated to pay royalties to Emory based on a fixed rate of fees or royalties received from the sublicensee.

Effective April 20, 2004, the Company entered into a license agreement with BTG International, LTD. (“BTG”) for the exclusive worldwide rights to make, use, lease and sell abiraterone acetate. The agreement terminates upon the date of the last to expire patent contained in the licensed technology. In consideration for the rights under the BTG license agreement, the Company paid BTG an initial license fee of £500,000 ($923,100) in 2004 and agreed to pay BTG an annual license maintenance fee of £150,000 until the first commercial sale of the licensed product. In addition, the license agreement requires the Company to make aggregate milestone payments of up to £9,000,000, payable upon the achievement of certain clinical and regulatory milestones. Should abiraterone acetate become commercialized, the Company will be obligated to pay to BTG an annual royalty based on net sales of the product. In the event that the Company sublicenses abiraterone acetate to a third party, the Company is obligated to pay royalties to BTG based on a fixed rate of fees or royalties received from the sublicensee.

Effective June 27, 2005, the Company entered into a license agreement with LEO Pharma A/S (“LEO”) for the exclusive worldwide right to make, use, lease and sell seocalcitol. The agreement terminates upon the later of the date of the last patent contained in the licensed technology to expire or twenty years. In consideration for the rights under the LEO license agreement, the Company paid LEO an initial license fee of $250,000 in 2005. In addition, the license agreement requires the Company to make aggregate milestone payments of up to $13,000,000, payable upon the achievement of certain clinical and regulatory milestones. Should seocalcitol become commercialized, the Company will be obligated to pay to LEO an annual royalty based on net sales of the product. In the event that the Company sublicenses seocalcitol to a third party, the Company is obligated to pay royalties to LEO based on a fixed rate of fees or royalties received from the sublicensee.

COUGAR BIOTECHNOLOGY, INC.
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

Note 15 - Commitments (concluded):
Research agreements:
Effective February 2005, the Company entered into an agreement with Sloan- Kettering Institute for Cancer Research to perform tests on one of the Company’s drugs in the amount of $188,152 payable at various milestones. During 2005, $125,436 was paid under the terms of the agreement.

Effective June 28, 2005, the Company entered into an agreement with a U.K based contract research organization to provide services for planning, initiating, managing and conducting clinical trials of CB7630 in the U.K. The Company shall pay to the contract research organization approximately £188,200 (excluding pass through expenses). Pass through expenses are estimated to be £38,200. During 2005, £74,632 ($135,772) was paid under the terms of the agreement.

Effective November 2, 2005, the Company entered into an agreement with The Royal Marsden NHS Foundation Trust to perform a Phase I/II trial of CB7630. Estimated costs for the services performed by The Royal Marsden NHS Foundation Trust is $456,000. Final costs for the services will be dependent on a number of factors, including the number of patients enrolled in the trial and the duration of treatment for each patient.

Placement agent agreements:
Effective June 16, 2005, the Company entered into an exclusive introduction agreement (the “Agreement”) with Paramount and SG Cowen (SG Cowen and Paramount collectively, the “Placement Agents”) whereby the Placement Agents agreed to assist the Company in placing shares of the Company’s stock to raise a minimum of $20,000,000 in proceeds and up to a maximum of $35,000,000. Pursuant to the terms of the Agreement, the Company has agreed to pay each Placement Agent for its services, compensation in the form of (a) cash commissions equal to 3.5% of the gross proceeds from the sale of the shares, and (b) warrants to acquire a number of shares equal to 5% of the number of shares issued, exercisable for a period of five years from the closing date at a per share exercise price equal to the price per share sold. These commissions are also payable on additional sales by the Company of securities (other than in a public offering) to any investors introduced to the Company by the Placement Agents during the six month period subsequent to the last closing of an offering. The Company also agreed to pay to each Placement Agent an accountable expense allowance of up to $75,000. The Company paid SG Cowen a retainer of $50,000 in 2005. On December 16, 2005, the Agreement was amended to extend the term to March 31, 2006 with an option to extend it an additional 60 days.

COUGAR BIOTECHNOLOGY, INC.
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

Note 16 - Subsequent events:
Issuance of convertible notes payable:
On January 24, 2006, the Company completed the final closing of the Bridge Financing with an additional issuance of $2,585,000 of Bridge Notes. Fees of $180,950 were paid in cash to Paramount. All terms of the financing are consistent with those of the November issuance (see Note 8).

Authorized shares:
On February 24, 2006, the total number of shares of stock the Company is authorized to issue was increased to 75,000,000 capital shares, of which 50,000,000 shares are common stock and 25,000,000 shares are preferred stock. Additionally, the 25,000,000 shares of preferred stock have been designated Series A convertible preferred stock (“Series A Preferred”). Each share of the Series A Preferred will be convertible into an equal number of common shares at the option of the holder at any time or automatically upon the occurrence of a specific event. Series A Preferred holders will receive 4% dividends, have certain rights senior to common stockholders, and may demand mandatory redemption of their shares after the tenth anniversary of issuance.

Agreement and plan of merger:
On February 27, 2006, the Company entered into an agreement and plan of merger (the “Merger Agreement”) with SRKP 4, Inc. (“SRKP”) and its wholly-owned subsidiary, SRKP Acquisition Corp. (“SRKP Acquisition”). On April 3, 2006, the Company completed a reverse merger in which SRKP Acquisition merged with the Company and the Company became a wholly-owned subsidiary of SRKP (the “Merger”).

At the effective time of the Merger, the Company’s then issued and outstanding shares of preferred stock and common stock were exchanged into a number of shares of preferred stock and common stock of SRKP, so that the Company’s then existing stockholders have the same percentage of the issued and outstanding shares of SRKP preferred and common stock as they held in the Company prior to the Merger, on a fully diluted basis. Further, upon completion of the Merger, SRKP assumed all obligations of outstanding warrants and stock options of the Company. Upon completion of the Merger, all Company equity instruments were converted to .38411 shares of SRKP for each share of Company stock. Concurrently, SRKP redeemed all of its shares from its pre-Merger stockholders in exchange for aggregate consideration of $200,000 paid by the Company.

COUGAR BIOTECHNOLOGY, INC.
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

Note 16 - Subsequent events (concluded):
Agreement and plan of merger (concluded):
Upon completion of the Merger, SRKP adopted and will continue to implement the Company’s business plan. Upon completion of the Merger, the current officers and directors of SRKP will resign and the current officers and directors of the Company will be appointed officers and directors of SRKP. The Merger will be accounted for as a reverse acquisition with the Company as the accounting acquirer and SRKP as the accounting acquiree. SRKP is subject to the public reporting requirements of the Securities Exchange Act of 1934, as amended, and has not had significant operations since its inception. On April 6, 2006, SRKP changed its name to “Cougar Biotechnology, Inc.”

Stock options:
On February 24, 2006, the Board of Directors and stockholders approved an increase in the number of common shares reserved for issuance under the Plan from 2,000,000 to 3,000,000.

In February 2006, the Company issued options to purchase 472,000 shares of common stock at an exercise price of $1.85 per share, to two directors, one of whom is also an officer of the Company. These options vested contemporaneously with the Merger.

In March 2006, Cougar issued options to purchase 840,000 shares of common stock at an exercise price of $1.73 per share, to two directors, one of whom is also an officer of the Company. These options vested contemporaneously with the Merger.

Stockholders’ equity:
On April 3, 2006, contemporaneously with the closing of the Merger, the Company completed a private placement offering, whereby, the Company raised gross proceeds of approximately $39,650,000 through the sale of 20,626,902 shares of Series A Preferred and 2,291,878 shares of common stock (the “Offering”). Additionally, on terms similar to that in the Offering, the Company sold 91,989 shares of common stock and 827,909 shares of Series A Preferred in consideration of cash in the amount of $600,000 and the cancellation of $990,000 of note obligations of the Company, including principal and interest.

Additionally, the Company converted the principal balance of the Bridge Notes totaling $6,145,120, together with accrued and unpaid interest of approximately $89,000, into 3,603,568 units under the same terms as provided in the Offering. Accordingly, the Company issued an additional 360,357 shares of common stock and 3,243,211 shares of Series A Preferred as a result of the conversion of the Bridge Notes.

11,643,871 Shares

Common Stock

Cougar Biotechnology, Inc.

PROSPECTUS

______________, 2006

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Under provisions of the certificate of incorporation and bylaws of the Registrant, directors and officers will be indemnified for any and all judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys fees, in connection with threatened, pending or completed actions, suits or proceedings, whether civil, or criminal, administrative or investigative (other than an action arising by or in the right of the Registrant), if such director or officer has been wholly successful on the merits or otherwise, or is found to have acted in good faith and in a manner he or she reasonably believes to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In addition, directors and officers will be indemnified for reasonable expenses in connection with threatened, pending or completed actions or suits by or in the right of Registrant if such director or officer has been wholly successful on the merits or otherwise, or is found to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, except in the case of certain findings by a court that such person is liable for negligence or misconduct in his or her duty to the Registrant unless such court or the Delaware Court of Chancery also finds that such person is nevertheless fairly and reasonably entitled to indemnity. The Registrant’s Certificate of Incorporation also eliminates the liability of directors of the Registrant for monetary damages to the fullest extent permissible under Delaware law.

Section 145 of the Delaware General Corporation Law states:

(a) A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action arising by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the Court of Chancery or such other court shall deem proper.

Item 25. Other Expenses Of Issuance And Distribution.

The Registrant estimates that expenses payable by the Registrant is connection with the offering described in this Registration Statement will be as follows:

SEC registration fee	$5,700
Legal fees and expenses	30,000
Accounting fees and expenses
Printing and engraving expenses	2,000
Miscellaneous	2,300
Total	$55,000

Item 26. Recent Sales of Unregistered Securities.

For sales of unregistered securities made by the Company since its inception in May 2005 until the Merger, please refer to Registration Statement on Form 10-SB/A filed on August 29, 2005, our quarterly report on Form 10-QSB for the quarter ended September 30, 2005 filed on November 9, 2005, and our annual report on Form 10-KSB for the year ended December 31, 2005, filed on March 6, 2006.

The following summarizes all of our sales of unregistered securities since inception in May 2003, as adjusted to reflect the Merger.

In May 2003, in connection with Cougar’s incorporation, we issued an aggregate of 1,632,468 shares of common stock for aggregate consideration of $750,750.

In July 2003, we issued a director options to purchase 38,411 shares of common stock at an exercise price of $0.39 per share, such options vesting in equal amounts annually over three years.

In January 2004, we issued options to purchase an aggregate of 441,727 shares of common stock, at an exercise price of $0.39 per share, to two directors, one of which is also an officer of the Company. These options vest in equal amounts annually over four years, subject to acceleration upon certain change in control events.

In March 2004, we issued an aggregate of 1,920,551 shares of common stock to certain accredited investors for aggregate consideration of $5,000,000.

In June 2004, we issued a consultant an option to purchase 1,921 shares of common stock at an exercise price of $13.02 per share, such options vesting in equal amounts annually over three years.

In August 2004, we issued a director an option to purchase 38,411 shares of common stock at an exercise price of $0.39 per share, such options vesting in equal amounts annually over four years, subject to acceleration upon certain change in control events.

In August 2004, we issued an officer an option to purchase 38,411 shares of common stock at an exercise price of $3.91 per share, such options vesting in equal amounts annually over two years.

In November 2004, we issued an officer an option to purchase 200,000 shares of common stock at an exercise price of $3.91 per share, such options vesting in equal amounts annually over two years.

On October 31, 2005, we issued to a director a warrant to purchase an aggregate of 31,732 shares of common stock at an exercise price of $8.28 per share in consideration of such director providing a guaranty of Cougar’s obligations under a $1,000,000 line of credit facility with Bank of America.

In June 2005, we issued warrants to purchase an aggregate of 52,887 shares of common stock at an exercise price of $8.28 per share to five individuals in consideration of loans from such individuals in the aggregate amount of $1,000,000.

In two closings on November 23, 2005 and January 24, 2006, we sold an aggregate of $6,145,120 in aggregate principal amount of senior convertible notes (the “Bridge Notes”) to certain institutional and individual accredited investors in a private placement transaction (the “Bridge Offering”). Additionally, we issued warrants to purchase an aggregate of 74,227 shares of common stock at an exercise price per share of $8.28 to our placement agents.

In February 2006, we issued options to purchase an aggregate of 181,300 shares of common stock, at an exercise price of $4.82 per share, to two directors, one of which is also an officer of the Company. These options vested contemporaneously with the Merger.

In March 2006, we issued options to purchase an aggregate of 322,652 shares of common stock, at an exercise price of $4.50 per share, to two directors, one of which is also an officer of the Company. These options vested contemporaneously with the Merger.

On April 3, 2006, we completed a private placement offering to accredited investors (as that term is defined in Regulation D under the Securities Act of 1933, as amended (the “Securities Act”) of 22,919,075 Units, each Unit consisting of 0.9 shares of Preferred Stock and 0.1 shares of Common Stock, at a price per Unit of $1.73. As adjusted for the Merger, we issued 880,345 shares of our common stock and 7,923,101 shares of our preferred stock.

Additionally, Cougar converted the aggregate principal balance of $6,145,120, together with accrued and unpaid interest of $89,053 thereon, of the Bridge Notes into 3,603,568 Units under the same terms as provided in the Offering. Accordingly, we issued an additional 138,417 shares of our common stock and 1,245,750 shares of our preferred stock pursuant to the conversion of the Bridge Notes. The conversion of the Bridge Notes into Units was exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(9) thereof, as the securities were exchanged for other securities of the issuer and no commission or other remuneration was paid in relation to such exchange.

Cougar also issued Units, under the same terms as provided in the Offering, to a trust established for the benefit of the family of one of the directors of the Company for approximately $600,000 (the amount such director provided as a guaranty of a Cougar credit facility referenced above) and converted an aggregate of $950,000 of notes, together with interest thereon, issued to five individuals, one of which was a director. Pursuant to the approximately $600,000 and the conversion of notes, Cougar issued an additional 919,898 Units (pre-Merger), which now consists of 35,334, shares of our common stock and 318,008 shares of preferred stock after the Merger.

Except as noted above, the sales of the securities identified above were made pursuant to privately negotiated transactions that did not involve a public offering of securities and, accordingly, Cougar believes that these transactions were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof and rules promulgated thereunder. Each of the above-referenced investors in Cougar’s stock represented to Cougar in connection with their investment that they were “accredited investors” (as defined by Rule 501 under the Securities Act) and were acquiring the shares for investment and not distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The investors received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act.

Item 27. Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
3.1	Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form 10SB filed on August 3, 2005)
3.2
Certificate of Merger relating to the merger of SRKP Acquisition Corp. with and into Cougar Biotechnology, Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Current Report Form 8-K dated April 3, 2006 and filed on April 7, 2006)

3.3
Certificate of Ownership relating to the merger of Cougar Biotechnology, Inc. with and into SRKP4, Inc. (incorporated by reference to Exhibit 3.2 of the Company’s Current Report Form 8-K dated April 3, 2006 and filed on April 7, 2006)

3.4
Certificate of Designation of Series A Convertible Preferred Stock of the Company.
(incorporated by reference to Exhibit 3.1 to the Company's current report on form 8-K dated March 31, 2006 and filed by April 6, 2006).

3.5	Bylaws of the Company (incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form 10SB filed on August 3, 2005
4.1	Form of Warrant issued on or about June 5, 2005
4.2	Form of Warrant - Related to the Sale of Bridge Notes
4.3	Form of Warrant issued in 2006 and expiring in 2011
4.4	Form of Warrant (2005A Series)
5.1	Opinion of Maslon Edelman Borman and Brand, LLP
10.1	Stock Purchase Agreement with Horizon BioMedical
10.2	Employment Agreement with Alan H. Auerbach dated May 16, 2003
10.3	Scientific Advisory Agreement with Dr. Arie Belldegrun dated December 2003
10.4	Amendment to Scientific Advisory Agreement with Dr. Belldegrun dated August 24, 2004
10.5	Employment Offer Letter to Charles R. Eyler dated August 5, 2004
10.6	Employment Offer Letter to Dr. Gloria Lee dated October 21, 2004
10.7	License Agreement by and between BTG International Ltd and the Company dated March 23, 2004 ++
10.8	Exclusive License Agreement by and between Emory University and the Company dated February 23, 2004++
10.9	First Amendment to License Agreement made and entered into June 2, 2004 by and between Emory University and the Company++
10.10	License Agreement between the Company and LEO Pharma A/S dated June 27, 2005 ++
16.1	Letter AJ. Robbins, P.C. dated April 26, 2006 (incorporated by reference to the Company's Current Report on Form 8-K filed on April 26, 2006)
23.1	Consent of J.H. Cohn LLP
23.2	Consent of Maslon Edelman Borman and Brand, LLP (included in Exhibit 5.1)
24.1	Power of Attorney
____________________

++	Confidential treatment has been granted as to certain portions of this exhibit pursuant to Rule 406 of the Securities Exchange Act of 1933, as amended.

Item 28. Undertakings.

(a)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)   The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4)   That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on May 3, 2006.

COUGAR BIOTECHNOLOGY, INC.

By:	/s/ Alan H. Auerbach

Name: Alan H. Auerbach Title: President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature to this Registration Statement appears below hereby constitutes and appoints Alan H. Auerback and Charles R. Eyler, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his or her behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments to this Registration Statement and any and all instruments or documents filed as part of or in connection with this Registration Statement or the amendments thereto and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Alan H. Auerbach
Alan H. Auerbach	President, Chief Executive Officer and Director	May 3, 2006
(Principal Executive Officer)

/s/ Charles R .Eyler
Charles R .Eyler	Treasurer (Principal Accounting and Financial Officer)	May 3, 2006

/s/ Arie Belldegrun
Arie Belldegrun, M.D.	Director	May 3, 2006

Lindsay A. Rosenwald, M.D.	Director	May 3, 2006

/s/ Harold J. Meyers
Harold J. Meyers	Director	May 3, 2006

EXHIBIT INDEX

Exhibit No.	Description
4.1	Form of Warrant issued on or about June 5, 2005
4.2	Form of Warrant - Related to the Sale of Bridge Notes
4.3	Form of Warrant issued in 2006 and expiring in 2011
4.4	Form of Warrant (2005A Series)
5.1	Opinion of Maslon Edelman Borman and Brand, LLP
10.1	Stock Purchase Agreement with Horizon BioMedical
10.2	Employment Agreement with Alan H. Auerbach dated May 16, 2003
10.3	Scientific Advisory Agreement with Dr. Arie Belldegrun dated December 2003
10.4	Amendment to Scientific Advisory Agreement with Dr. Belldegrun dated August 24, 2004
10.5	Employment Offer Letter to Charles R. Eyler dated August 5, 2004
10.6	Employment Offer Letter to Dr. Gloria Lee dated October 21, 2004
10.7	License Agreement by and between BTG International Ltd and the Company dated March 23, 2004 ++
10.8	Exclusive License Agreement by and between Emory University and the Company dated February 23, 2004++
10.9	First Amendment to License Agreement made and entered into June 2, 2004 by and between Emory University and the Company++
10.10	License Agreement between the Company and LEO Pharma A/S dated June 27, 2005 ++
23.1	Consent of J.H. Cohn LLP
23.2	Consent of Maslon Edelman Borman and Brand, LLP (included in Exhibit 5.1)
24.1	Power of Attorney

____________________

++	Confidential treatment has been granted as to certain portions of this exhibit pursuant to Rule 406 of the Securities Act of 1933, as amended.